Exhibit 1.1

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are subject to the Offer and it is an offence to claim otherwise.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Goldcorp may, in Goldcorp’s sole discretion, take such action as Goldcorp may deem necessary to extend the Offer to Osisko Shareholders in any such jurisdiction.

The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

Information has been incorporated by reference in this Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference may be obtained on request without charge from Anna M. Tudela, Vice President, Regulatory Affairs and Corporate Secretary of Goldcorp Inc. at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 (telephone: 604-696-3000) and are also available electronically at www.sedar.com.

January 14, 2014

GOLDCORP INC.

OFFER TO PURCHASE

all of the issued and outstanding common shares of

OSISKO MINING CORPORATION

for consideration per Osisko Share of

C$2.26 in cash and 0.146 of a Goldcorp Share

Goldcorp Inc. (the “Offeror” or “Goldcorp”) hereby offers (the “Offer”) to purchase, on and subject to the terms and conditions of the Offer, all of the issued and outstanding common shares (the “Common Shares”) of Osisko Mining Corporation (“Osisko”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan of Osisko (the “Shareholder Rights Plan”) described under “Shareholder Rights Plan” in Section 20 of the take-over bid circular accompanying the Offer (the “Circular”), which includes Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined herein) of the Offer upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Osisko that are exercisable for, convertible into or exchangeable for Common Shares, other than the SRP Rights (“Convertible Securities”). The Common Shares together with the associated SRP Rights are referred to herein as the “Osisko Shares”.

The holders of Osisko Shares each, an “Osisko Shareholder” and, collectively, the “Osisko Shareholders” will receive C$2.26 in cash and 0.146 of a common share of Goldcorp (each whole common share, a “Goldcorp Share”) for each Osisko Share deposited by an Osisko Shareholder under the Offer (the “Offer Consideration”). See “The Offer” in Section 1 of the Offer.

The Offer is made only for Osisko Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable Laws (as defined herein), exercise, convert or exchange the Convertible Securities sufficiently in advance of the Expiry Time in order to obtain certificates representing Osisko Shares and deposit those Osisko Shares pursuant to the Offer.

An Osisko Shareholder depositing Common Shares will be deemed to have deposited all SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights. See “The Offer” in Section 1 of the Offer.

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on February 19, 2014, unless the Offer is extended or withdrawn (the “Expiry Time”).

The Offer is subject to certain conditions which are described under “Conditions of the Offer” in Section 4 of the Offer including, without limitation, there having been validly deposited pursuant to the Offer, and not withdrawn, at the Expiry Time that number of Osisko Shares which constitutes at least 66 2/3% of the Osisko Shares outstanding, calculated on a Fully-Diluted Basis (as defined herein). Subject to applicable Laws, the Offeror reserves the right to extend, withdraw or terminate the Offer and to not take-up and pay for any Osisko Shares deposited to the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time.

The Depositary for the Offer is: CST Trust Company	The Information Agent for the Offer is: D.F. King & Co., Inc.

The Dealer Managers for the Offer are:

In Canada		In the United States
GMP Securities L.P.	Scotia Capital Inc.	Griffiths McBurney Corp.	Scotia Capital (USA) Inc.

The Osisko Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “OSK” and on the Frankfurt Deutsche Boerse in Germany under the symbol “EWX”. The Osisko Shares are not listed for trading in the United States on a national securities exchange. The Osisko Shares are traded on the OTC Pink Current Information Marketplace under the symbol “OSKFF”. The Goldcorp Shares are listed on the TSX under the symbol “G” and on the New York Stock Exchange (the “NYSE”) under the symbol “GG”. Goldcorp has applied to the TSX to list the Goldcorp Shares offered hereunder on the TSX and has applied to list the Goldcorp Shares offered hereunder on the NYSE.

On January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price of the Osisko Shares on the TSX was C$5.17 and the closing price of the Goldcorp Shares on the TSX was C$25.29 and on the NYSE was $23.19. The Offer Consideration has a value of C$5.95 per Osisko Share which represents a premium of approximately 28% over the volume-weighted average price of the Osisko Shares on the Canadian Exchanges (as defined herein) for the 20 trading days immediately preceding the Offeror’s announcement of its intention to make the Offer. The Offer Consideration also represents a premium of approximately 15% over the closing price of the Osisko Shares on the TSX on January 10, 2014 (the last trading day prior to the Offeror’s announcement of its intention to make the Offer).

The Offeror has engaged CST Trust Company (“CST”) to act as depositary (the “Depositary”), D.F. King & Co., Inc. (“D.F. King”) to act as information agent (the “Information Agent”), and GMP Securities L.P. and Scotia Capital Inc. to act as dealer managers for the Offer (the “Dealer Managers”).

An investment in Goldcorp Shares is subject to certain risks. In assessing the Offer, Osisko Shareholders should carefully consider the risks described in Section 7 of the Circular, “Acquisition Risks” and the risks described in Goldcorp’s annual information form dated March 1, 2013, for the year ended December 31, 2012, which is incorporated by reference in this Offer and Circular (as defined herein).

Registered Osisko Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on blue paper), or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Osisko Shares and Rights Certificate(s), if applicable, and all other required documents, with the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Osisko Shareholders may accept the Offer (i) by following the procedures for book-entry transfer of Osisko Shares set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) where the certificate(s) representing such Osisko Shares and Rights Certificate(s), if applicable, are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary, by following the procedure for guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on yellow paper), or a manually executed facsimile thereof.

Persons whose Osisko Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Osisko Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Osisko Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Osisko Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Osisko Shares directly with the Depositary or if they make use of the services of a soliciting dealer to accept the Offer.

The cash payments to Osisko Shareholders will be denominated in Canadian dollars.

Questions and requests for assistance may be directed to: the Depositary, CST, who can be contacted at 1-800-387-0825 toll free in North America or at 416-682-3860 outside of North America or by e-mail at inquiries@canstockta.com; the Information Agent, D.F. King, who can be contacted at 212-269-5550 for all banks and brokerage firms or at 1-800-290-6431 toll-free for all others or by email at information@dfking.com; or the Dealer Managers, GMP Securities L.P. who can be contacted at 416-943-6130 and Scotia Capital Inc., who can be contacted at 604-601-1579. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, upon request from the Depositary, the Information Agent or the Dealer Managers at their respective offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators’ website at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference herein unless otherwise provided.

The information contained in this document speaks only as of the date of this document. Goldcorp does not undertake to update any such information except as required by applicable Law. Information in this Offer and Circular related to Osisko has been compiled from public sources.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by Goldcorp, the Depositary, the Information Agent or the Dealer Managers.

Osisko Shareholders should be aware that during the period of the Offer, the Offeror or any of its affiliates may, directly or indirectly, bid for and make purchases of Osisko Shares as permitted by applicable Law. See Section 12 of the Offer, “Market Purchases”.

NOTICE TO OSISKO SHAREHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian foreign private issuer that does not have securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “US Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the US Exchange Act or Regulation 14D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 promulgated under the US Exchange Act, in accordance with Canadian provincial and federal corporate and take-over offer rules. Osisko Shareholders resident in the United States (“US Osisko Shareholders”) should be aware that such requirements are different from those of the United States applicable to tender offers under the US Exchange Act and the rules and regulations promulgated thereunder. Financial statements included and incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and may not be comparable to financial statements of United States companies.

The Goldcorp Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “US Securities Act”), provided by Rule 802 thereunder. No Goldcorp Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Goldcorp Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the US Securities Act and the securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements.

US Osisko Shareholders that hold “restricted securities” as defined in Rule 144 under the US Securities Act will receive Goldcorp Shares that are restricted to the same extent, including legends, and proportion that the Osisko Shares held by US Osisko Shareholders on the Take-Up Date (as defined herein) are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to a subsequent registration statement or an exemption or exclusion from the registration requirements of the US Securities Act and applicable state securities Laws.

Osisko Shareholders should be aware that the disposition of Osisko Shares and the acquisition of Goldcorp Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Osisko Shareholders are encouraged to consult their tax advisors. See “Canadian Federal Income Tax Considerations” in Section 22 of the Circular and “United States Federal Income Tax Considerations” in Section 23 of the Circular.

It may be difficult for US Osisko Shareholders to enforce their rights and any claim they may have arising under United States federal securities Laws since the Offeror and Osisko are incorporated under the Laws of Canada, the majority of the officers and directors of each of Offeror and Osisko reside outside of the United States, some of the experts named herein reside outside of the United States, and all or a substantial portion of the assets of the Offeror and Osisko and the other above-mentioned persons are located outside of the United States. US Osisko Shareholders may not be able to sue the Offeror, Osisko or their respective officers or directors in a non-US court for violation of United States federal securities Laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court in the United States.

THE SECURITIES OFFERED PURSUANT TO THIS OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Osisko Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the Osisko Shares to be distributed or exchanged, or certain related securities, as permitted by applicable Laws of Canada or its provinces and territories.

The Offeror will furnish to the SEC a Form CB – Tender Offer/Rights Offering Notification Form (a “Form CB”) in respect of the Offer and sale of the Goldcorp Shares as contained in this Offer and Circular. The Offeror expects to mail this Offer and Circular to Osisko Shareholders. Osisko Shareholders are urged to read this Offer and Circular and any other relevant documents to be filed with the SEC because they will contain important information. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to Anna M. Tudela, Vice President, Regulatory Affairs and Corporate Secretary of Goldcorp, Suite 3400, 666 Burrard Street, Park Place, Vancouver, British Columbia, Canada, V6C 2X8, telephone number 604-696-3000. To obtain timely delivery, such documents should be requested not later than February 11, 2014, five Business Days prior to the Expiry Date (as defined herein).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND FORWARD-LOOKING INFORMATION

This Offer and Circular, including under Section 3 of the Circular, “Background to the Offer”; Section 4 of the Circular, “Reasons to Accept the Offer”; Section 5 of the Circular, “Purpose of the Offer”; Section 6 of the Circular “Plans for Osisko”; and Section 18 of the Circular, “Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure”; and Section 21 of the Circular, “Acquisition of Shares Not Deposited Pursuant to the Offer”, and including the pro forma condensed consolidated financial statements of the Offeror attached as a schedule hereto, and certain of the information incorporated by reference in this Offer and Circular, contains “forward-looking statements” and “forward-looking information” within the meaning of the US Securities Act, as amended, the US Exchange Act, as amended, and the United States Private Securities Litigation Reform Act of 1995 with the intention of obtaining the benefits of the “safe harbour” provisions of such Laws and applicable Canadian securities Laws concerning the proposed transaction and the business, operations and financial performance and condition of the Offeror and Osisko (collectively, the “Combined Company”) and estimated production and mine life of the various mineral projects of the Offeror and Osisko.

Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, silver, copper, lead and zinc, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, hedging practices, currency exchange rate fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, timing and possible outcome of pending litigation, title disputes or claims, limitations on insurance coverage, expectations as to the anticipated timing, mechanics, completion and settlement of the Offer, the market for and listing of Goldcorp Shares and Osisko’s status as a reporting issuer after completion of the Offer, the value of the Goldcorp Shares received as consideration under the Offer, the ability of Goldcorp to complete the transactions contemplated by the Offer, reasons to accept the Offer, the purpose of the Offer, the completion of any Compulsory Acquisition (as defined herein) or Subsequent Acquisition Transaction (as defined herein) and any commitment to acquire Osisko Shares. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connotation thereof.

Forward-looking statements are made based upon certain assumptions and other important factors that could cause Goldcorp’s actual results, performance or achievements to be materially different from future results, performances or achievements expressed or implied by such statements. Such statements and information are based on numerous assumptions regarding present and future business strategies and the environment in which Goldcorp will operate in the future, including that Goldcorp will be successful in acquiring 100% of the issued and outstanding Osisko Shares, that all required third party regulatory and governmental approvals to the transaction will be obtained and all other conditions to completion of the transaction will be satisfied or waived, the price of gold, anticipated costs and the ability to achieve goals. Many of these assumptions are based on factors and events that are not within the control of the Offeror and there is no assurance they will prove to be correct. Certain important factors that could cause actual results, performances or achievements to differ materially from those in the forward-looking statements include, among others, gold price volatility, discrepancies between actual and estimated production, mineral reserves and resources and metallurgical recoveries, mining operational and development risks, litigation risks, regulatory restrictions (including environmental regulatory restrictions and liability), activities by governmental authorities (including changes in taxation), currency fluctuations, the speculative nature of gold exploration, the global economic climate, dilution, share price volatility, competition, loss of key employees, additional funding requirements and defective title to mineral claims or property. Although Goldcorp has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Goldcorp or Osisko to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: future prices of gold, silver, copper, lead and zinc; risks related to the integration of acquisitions; risks related to international operations, including economic and political instability in foreign jurisdictions in which Goldcorp and Osisko operate; risks related to current global financial conditions; risks related to joint venture operations; actual results of current exploration activities; environmental risks; possible variations in ore reserves, grade or recovery rates; mine development and operating risks; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; risks related to indebtedness and the service of such indebtedness; the Goldcorp Shares to be issued in connection with the Offer having a market value lower than expected; the businesses of Goldcorp and Osisko not being integrated successfully or such integration may be more difficult, time-consuming and more costly than expected; and the expected combined benefit from the Offer not being fully realized or realized within the expected time frame, as well as those factors discussed in “Reasons to Accept the Offer” in Section 4 of the Circular, “Purpose of the Offer” in Section 5 of the Circular, “Plans for Osisko” in Section 6 of the Circular and “Acquisition Risks” in Section 7 of the Circular as well as those risk factors discussed or referred to in the section entitled “Risk Factors” in each of Goldcorp’s annual information form for the year ended December 31, 2012, which is incorporated by reference herein, and Osisko’s annual information form for the year ended December 31, 2012 filed with the applicable Securities Regulatory Authorities in Canada and available under Goldcorp’s or Osisko’s profile at www.sedar.com, respectively.

The foregoing factors are not intended to represent a complete list of the factors that could affect the Offeror and the acquisition of Osisko by the Offeror. Additional factors are noted elsewhere in this Offer and Circular and in the documents incorporated by reference.

Although the Offeror has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Forward-looking statements contained in this Offer and Circular are as of the date hereof or as otherwise indicated and, accordingly, are subject to change after such date. Except as otherwise indicated by Goldcorp, these statements do not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date hereof. Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans and allowing investors and others to get a better understanding of Goldcorp’s operating environment. The Offeror does not undertake to update any forward-looking statements, except in accordance with applicable securities Laws. Any forward-looking statements of facts related to Osisko discussed or disclosed herein are derived from Osisko’s publicly filed documents or records.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

Information contained in this Offer and Circular, including documents incorporated by reference herein, has been prepared in accordance with the requirements of Canadian securities Laws, which differ from the requirements of United States securities Laws. Unless otherwise indicated, all mineral reserve and mineral resource estimates included in this Offer and Circular, incorporated by reference or otherwise, have been prepared in accordance with Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system as well as the Australasian Code for Reporting Mineral Resources and Ore Reserves (2004 Edition), which is accepted under the Canadian standards. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC and the definitions in Industry Guide 7 under the US Securities Act, and reserve and resource information contained or incorporated by reference in this Offer and Circular

v

may not be comparable to similar information disclosed by United States companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards in documents filed with the SEC. United States investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a mineral resource estimate is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by Goldcorp in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with United States standards.

See “Description of the Business – Technical Information” in Goldcorp’s annual information form for the year ended December 31, 2012, which is incorporated by reference herein, for a description of certain mining terms used in this Offer and Circular and the documents incorporated by reference herein.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Osisko Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable Laws, exercise, convert or exchange the Convertible Securities sufficiently in advance of the Expiry Time in order to obtain certificates representing Osisko Shares and deposit those Osisko Shares pursuant to the Offer. Any such exercise, conversion, or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have certificates representing the Osisko Shares and Rights Certificates, if applicable, received on such exercise, conversion, or exchange available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

The tax consequences to holders of Convertible Securities of exercising, converting or exchanging, as applicable, their Convertible Securities are not described in “Canadian Federal Income Tax Considerations” in Section 22 of the Circular or “United States Federal Income Tax Considerations” in Section 23 of the Circular. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise, convert or exchange, or not exercise, convert or exchange, their Convertible Securities.

INFORMATION CONCERNING OSISKO

The information concerning Osisko contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with the Securities Regulatory Authorities in Canada and other public sources at the time of the Offer. Osisko has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Osisko contained herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Osisko taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information or for any failure by Osisko to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Goldcorp or such persons. Goldcorp has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from publicly available information regarding Osisko or whether there has been any failure by Osisko to disclose events or facts that may have occurred or may affect the significance or accuracy of such information. Except as otherwise indicated, all references to the number of Osisko Shares and Convertible Securities outstanding as at November 8, 2013, in this document are references to estimates of such figures based solely on Osisko’s public disclosure.

FINANCIAL INFORMATION

Unless otherwise stated, the financial statements and other financial information included or incorporated by reference herein are in United States dollars and have been prepared in accordance with IFRS. IFRS differs in some material respects from US generally accepted accounting principles, and so this financial information may not be comparable to the financial information of US companies.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

This Offer and Circular contains references to United States dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and Canadian dollars are referred to as “Canadian dollars” or “C$”.

On January 13, 2014, the date of the announcement of the Offeror’s intention to make the Offer, the exchange rate for one United States dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was C$1.0869.

The high, low, average and closing noon spot rates for the Canadian dollar in terms of the United States dollar for the nine months ended September 30, 2013, and for each of the years ended December 31, 2013, December 31, 2012 and December 31, 2011, as quoted by the Bank of Canada, were as follows:

	Nine Months Ended September 30, 2013	Year ended December 31
		2013	2012	2011
	(C$)	(C$)	(C$)	(C$)
High	1.0576	1.0697	1.0418	1.0604
Low	0.9839	0.9839	0.9710	0.9449
Average (1)	1.0235	1.0299	0.9996	0.9891
Closing	1.0285	1.0636	0.9949	1.0170

(1)	Calculated as an average of the daily noon rates for each period.

TABLE OF CONTENTS

Page

FREQUENTLY ASKED QUESTIONS	1

SUMMARY OF THE OFFER	1

DEFINITIONS	1

OFFER		10
1.	The Offer	10
2.	Time for Acceptance	11
3.	Manner of Acceptance	11
4.	Conditions of the Offer	17
5.	Extension and Variation in the Offer	21
6.	Take-up of and Payment for Deposited Shares	22
7.	Right to Withdraw Deposited Shares	23
8.	Return of Deposited Shares	24
9.	Mail Service Interruption	24
10.	Changes in Capitalization, Dividends and Distributions	24
11.	Notices and Delivery	25
12.	Market Purchases	26
13.	Other Terms of the Offer	26
CIRCULAR		29
1.	The Offeror	29
2.	Osisko	32
3.	Background to the Offer	32
4.	Reasons to Accept the Offer	34
5.	Purpose of the Offer	35
6.	Plans for Osisko	35
7.	Acquisition Risks	37
8.	Source of Funds	41
9.	Summary of Historical and Unaudited Pro Forma Condensed Consolidated Financial Information	42
10.	Certain Information Concerning the Offeror and Its Shares	44
11.	Documents Incorporated by Reference	48
12.	Ownership of and Trading in Shares of Osisko	49
13.	Commitments to Acquire Shares of Osisko	49
14.	Arrangements, Agreements or Understandings	50
15.	Benefits from the Offer	50
16.	Material Changes and Other Information Concerning Osisko	50
17.	Certain Information Concerning Osisko and Its Shares	50
18.	Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure	52
19.	Regulatory Matters	53
20.	Shareholder Rights Plan	55
21.	Acquisition of Shares Not Deposited Pursuant to the Offer	57
22.	Canadian Federal Income Tax Considerations	60
23.	United States Federal Income Tax Considerations	66
24.	Dealer Managers, Soliciting Dealer Group, Depositary and Information Agent	77
25.	Experts	78
26.	Stock Exchange Listing Applications	78
27.	Offeree Shareholders’ Statutory Rights	79
28.	Notification Filed with the SEC	79
29.	Directors’ Approval	79
30.	US Exchange Act Requirements	79
CONSENTS OF COUNSEL		80
CERTIFICATE OF GOLDCORP INC.		81

APPENDIX “A” GOLDCORP UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	A-1

FREQUENTLY ASKED QUESTIONS

The following are some of the questions that you, as an Osisko Shareholder, may have and the answers to those questions. These frequently asked questions and answers are not meant to be a substitute for the information contained in this Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. The information contained in this section is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to carefully read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery prior to making any decision regarding whether or not to tender your Osisko Shares. We have included cross-references in this section to other sections of this Offer and Circular where you will find more complete descriptions of the topics mentioned in this section. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Section entitled “Definitions”.

WHO IS OFFERING TO PURCHASE MY SHARES?

Our name is Goldcorp Inc. We are a corporation organized under the Laws of the Province of Ontario, Canada. We are a leading global gold producer engaged in the acquisition, exploration, development and operation of gold properties in Canada, the United States, Mexico and Central and South America. Goldcorp is one of the lowest cost and fastest growing multi-million ounce senior gold producers in the world. The principal products and sources of cash flow for Goldcorp are derived from the sale of gold and the byproduct silver, copper, lead and zinc produced.

See “The Offeror” in Section 1 of the Circular.

WHAT IS THE OFFER?

Goldcorp is offering to purchase all of the issued and outstanding Common Shares, together with the associated SRP Rights, including Osisko Shares that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer upon the exercise, conversion or exchange of Convertible Securities, on the basis of C$2.26 in cash and 0.146 of a Goldcorp Share for each Osisko Share.

An Osisko Shareholder depositing Common Shares will be deemed to have deposited all SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

See “The Offer” in Section 1 of the Offer.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase all of the issued and outstanding Common Shares, together with the associated SRP Rights under the Shareholder Rights Plan. This includes Osisko Shares that may become outstanding after the date of the Offer, but prior to the Expiry Time of the Offer, upon the exercise, conversion or exchange of outstanding Convertible Securities.

We are not offering to purchase any outstanding Convertible Securities of Osisko. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable Laws, exercise, convert or exchange the Convertible Securities sufficiently in advance of the Expiry Time of the Offer in order to obtain certificates representing Osisko Shares and deposit those Osisko Shares pursuant to the Offer.

See “The Offer” in Section 1 of the Offer.

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE AND WHAT IS THE FORM OF PAYMENT?

We are offering to purchase all of the issued and outstanding Common Shares, together with the associated SRP Rights, including Osisko Shares that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer upon the exercise, conversion or exchange of Convertible Securities, on the basis of C$2.26 in cash and 0.146 of a Goldcorp Share for each Osisko Share.

No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

On January 10, 2014, the last trading day prior to our announcement of our intention to make the Offer, the closing price of the Osisko Shares on the TSX was C$5.17 and the closing price of the Goldcorp Shares on the TSX was C$25.29 and on the NYSE was $23.19. The Offer Consideration has a value of C$5.95 per Osisko Share which represents a premium of approximately 28% over the volume-weighted average price of the Osisko Shares on the Canadian Exchanges for the 20 trading days immediately preceding our announcement of our intention to make the Offer. The Offer Consideration also represents a premium of approximately 15% over the closing price of the Osisko Shares on the TSX on January 10, 2014 (the last trading day prior to our announcement of our intention to make the Offer).

See “The Offer” in Section 1 of the Offer.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the owner of record of your Osisko Shares and you tender your Osisko Shares to the Offer by depositing the Osisko Shares directly with the Depositary or you use the services of a member of the Soliciting Dealer Group to accept the Offer, you will not have to pay any brokerage or similar fees or commissions. However, if you own your Osisko Shares through a broker or other nominee, and your broker tenders your Osisko Shares on your behalf, your broker or nominee may charge you a fee for that service. You should consult your broker or nominee to determine whether any charges will apply.

See “Dealer Managers, Soliciting Dealer Group, Depositary and Information Agent” in Section 24 of the Circular.

WHY ARE YOU MAKING THE OFFER?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Osisko. If we complete the Offer but do not then own 100% of the outstanding Osisko Shares, we currently intend to acquire any Osisko Shares not deposited to the Offer in a second-step transaction. This second-step transaction may take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction or such other action as may be available to us.

See “Purpose of the Offer” in Section 5 of the Circular and “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of the Circular for more information regarding a second-step transaction.

WHY SHOULD I ACCEPT THE OFFER?

Goldcorp believes that the Offer will deliver superior value to Osisko Shareholders because:

(a)	Immediate Premium: The Offer represents a premium of 28% over the 20-day volume-weighted average share price of Osisko and a premium of 15% over Osisko’s closing price on January 10, 2014.

(b)

Greater Liquidity, Dividend Participation and Meaningful Ownership in the Industry Leader: The Offer Consideration is comprised of cash and highly liquid Goldcorp Shares that provide a meaningful ownership stake in one of the lowest-cost, highest-growth senior gold producers, and allows Osisko Shareholders to participate in Goldcorp’s monthly dividend.

(c)

Exposure to Goldcorp’s High Quality Asset Portfolio and Industry Leading Growth Profile: Osisko Shareholders will gain exposure to Goldcorp’s suite of low-cost mines and development projects, and participate in Goldcorp’s strong production growth profile.

(d)

Disciplined and Focused Management Team with a Proven Track Record of Value Creation: Goldcorp’s experienced and proven management team will help ensure optimum performance of the Canadian Malartic Mine for the benefit of all stakeholders.

(e)

Continued Participation in Osisko’s Assets: Osisko Shareholders will continue to benefit from any future increases in value associated with operational improvements at the Canadian Malartic Mine and Osisko’s other properties.

(f)	Operational and Strategic Synergies: Osisko Shareholders will benefit from synergies with Goldcorp’s existing investments in Québec and Ontario.

(g)	Eliminates Single Asset Operating and Financial Risks: Osisko Shareholders will benefit from exposure to Goldcorp’s diversified portfolio and financial strength.

See “Reasons to Accept the Offer” in Section 4 of the Circular.

HOW WILL CONVERTIBLE SECURITIES BE TREATED IN THE OFFER?

The Offer is being made only for outstanding Osisko Shares and not for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable Laws, exercise, convert or exchange the Convertible Securities sufficiently in advance of the Expiry Time of the Offer in order to obtain certificates representing Osisko Shares and deposit those Osisko Shares pursuant to the Offer.

See “The Offer” in Section 1 of the Offer.

WILL FRACTIONAL SHARES BE ISSUED IN THE OFFER?

No. Goldcorp will not issue fractional Goldcorp Shares. Instead, where the aggregate number of Goldcorp Shares to be issued to an Osisko Shareholder pursuant to the Offer would result in a fraction of a Goldcorp Share being issuable, the number of Goldcorp Shares to be received by such Osisko Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number and the amount of cash to be received by such Osisko Shareholder will correspondingly be either decreased or increased (on the basis of C$25.29 per Goldcorp Share) to the nearest whole cent.

HOW MANY GOLDCORP SHARES COULD BE ISSUED PURSUANT TO THE OFFER?

Goldcorp expects to issue approximately 65,000,000 Goldcorp Shares under the Offer based on the number of Osisko Shares outstanding on a Partially-Diluted Basis as of November 8, 2013, as publicly disclosed by Osisko and assuming that all of the Osisko Shares issued and outstanding as at November 8, 2013, are acquired upon completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

See “The Offer” in Section 1 of the Offer.

WILL MY OWNERSHIP AND VOTING RIGHTS AS A SHAREHOLDER OF GOLDCORP BE THE SAME AS MY OWNERSHIP AND VOTING RIGHTS AS A SHAREHOLDER OF OSISKO?

As noted above, Goldcorp expects to issue approximately 65,000,000 Goldcorp Shares in connection with the Offer, which would result in there being a total of approximately 877,256,730 Goldcorp Shares issued and outstanding (based on the number of Goldcorp Shares issued and outstanding as at January 10, 2014, and the Partially-Diluted number of Osisko Shares issued and outstanding as at November 8, 2013), with Osisko Shareholders holding approximately 7.41% of the Goldcorp Shares on an issued basis. Each Osisko Share carries the right to one vote at meetings of Osisko Shareholders. Each Goldcorp Share carries the right to one vote at meetings of Goldcorp shareholders.

See “Acquisition Risks” in Section 7 of the Circular and “Certain Information Concerning the Offeror and its Shares” in Section 10 of the Circular.

WILL I BE ABLE TO TRADE THE GOLDCORP SHARES I RECEIVE?

You will be able to trade the Goldcorp Shares that you will receive under the Offer. Statutory exemptions allow such trading in Canada and in the United States under the exemption provided by Rule 802, unless your Osisko Shares are “restricted securities” as defined under Rule 144 under the US Securities Act or you will be an affiliate of the Offeror after the consummation of the Offer. US Osisko Shareholders that hold “restricted securities” will receive Goldcorp Shares that are restricted to the same extent, including legends, and proportion that the Osisko Shares held by US Osisko Shareholders on the Take-Up Date are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to a subsequent registration statement or an exemption or exclusion from the registration requirements of the US Securities Act and applicable state securities Laws.

Goldcorp has applied to list the Goldcorp Shares offered to Osisko Shareholders pursuant to the Offer on the TSX and has applied to list the Goldcorp Shares offered hereunder on the NYSE.

DO YOU HAVE THE CASH RESOURCES TO PAY FOR THE SHARES?

Yes. The Offeror intends to fund the cash portion of the Offer Consideration from the $1.25 billion Acquisition Facility. In addition to the Acquisition Facility the Offeror has undrawn availability under its existing revolving Credit Facility and cash on hand sufficient to fund the cash portion of the Offer Consideration.

See “Source of Funds” in Section 8 of the Circular.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including, among other things:

(a)	Osisko Shareholders must validly tender and not withdraw before the Expiry Time at least 66 2/3% of outstanding Osisko Shares on a Fully-Diluted Basis;

(b)

the Osisko Board of Directors must waive the acquisition of the Osisko Shares under the Offer as a triggering event under the Shareholder Rights Plan or we must be satisfied that such rights have been held to be unexercisable or unenforceable with respect to the Offer and any Compulsory Acquisition and any Subsequent Acquisition Transaction; and

(c)	the absence of any circumstances that have or may lead to a Material Adverse Effect.

A detailed summary of Osisko’s Shareholder Rights Plan can be found under “Shareholder Rights Plan” in Section 20 of the Circular. In addition, a detailed summary of the principal regulatory approvals required in connection with the Offer can be found under “Regulatory Matters” in Section 19 of the Circular. The Offer is subject to certain other conditions in addition to those noted above. A more detailed discussion of the conditions to the consummation of the Offer can be found under “Conditions of the Offer” in Section 4 of the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

You have until the Expiry Date of the Offer to tender. The Offer is scheduled to expire at 5:00 p.m. (Toronto time) on February 19, 2014, unless it is extended or withdrawn.

See “Time for Acceptance” in Section 2 of the Offer.

CAN YOU EXTEND THE OFFER?

Yes. We may, in our sole discretion, elect to extend the Expiry Time for the Offer. Under certain circumstances, we may be required to extend the Expiry Time for the Offer under applicable Canadian securities Laws. If we elect or are required to extend the Expiry Time for the Offer, we will publicly announce the variation and, if required by applicable Law, will mail you a copy of the notice of variation.

See “Extension and Variation in the Offer” in Section 5 of the Offer.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

You can accept the Offer by delivering to the Depositary at or prior to the expiration of the Offer (1) the certificate(s) representing the Osisko Shares and Rights Certificate(s), if applicable, in respect of which the Offer is being accepted, (2) a Letter of Transmittal in the form accompanying this Offer and Circular (or a manually executed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee discussed herein, if required), and (3) all other documents required by the instructions set out in the Letter of Transmittal.

If you cannot deliver all of the necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

Osisko Shareholders may also accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to the Expiry Time. Osisko Shareholders may also accept the Offer in the United States by following the procedures for book-entry transfer, provided that a Book-Entry Confirmation of the transfer of the Osisko Shareholder’s Osisko Shares in the Depositary’s account at The Depository Trust Company together with an Agent’s Message in respect thereof and other required documents are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time.

Osisko Shareholders are invited to contact the Depositary, in accordance with the contact information set out on the last page of this document, for further information regarding how to accept the Offer.

See “Manner of Acceptance” in Section 3 of the Offer.

IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

If the conditions of the Offer are satisfied or waived at or prior to the Expiry Time, and if we consummate the Offer and take-up your Osisko Shares, you will receive payment for the Osisko Shares so taken-up promptly, but in any event not later than the earlier of (a) the tenth day after the expiration of the Offer or (b) three Business Days after the Osisko Shares are taken-up. Any Osisko Shares deposited to the Offer after the first date on which Osisko Shares have been taken-up by us but prior to the Expiry Date will be taken-up and paid for promptly, and in any event within ten days of such deposit.

See “Take-up of and Payment for Deposited Shares” in Section 6 of the Offer.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

You may withdraw all or a portion of your tendered Osisko Shares:

(a)	at any time before your Osisko Shares have been taken-up by us;

(b)	if your Osisko Shares have not been paid for by us within three Business Days after having been taken-up; or

(c)

up until the tenth day following the day we file a notice announcing that we have changed or varied the Offer unless, among other things, prior to filing the notice we had taken-up your Osisko Shares or the change in the Offer consists solely of an increase in the consideration we are offering and the Offer is not extended for more than ten days.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Osisko Shares that have been previously tendered, you must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 7 of the Offer, “Right to Withdraw Deposited Shares”, and the notice must contain specific information outlined therein.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

If the conditions of the Offer are otherwise satisfied or waived and we take-up and pay for the Osisko Shares validly deposited pursuant to the Offer, we currently intend to acquire any Osisko Shares not deposited to the Offer by:

(a)	Compulsory Acquisition, if at least 90% of the outstanding Osisko Shares are validly tendered pursuant to the Offer and not withdrawn; or

(b)

a Subsequent Acquisition Transaction on the same terms as such Osisko Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if we decide not to proceed with a Compulsory Acquisition.

It is our current intention that the consideration to be offered for each Osisko Share under such Compulsory Acquisition or Subsequent Acquisition Transaction will be the same consideration offered pursuant to the Offer. In connection with such a transaction, you may have Dissent Rights. However, we reserve the right not to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction. See “Purpose of the Offer” in Section 5 of the Circular and “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of the Circular.

FOLLOWING THE OFFER, WILL OSISKO CONTINUE AS A PUBLIC COMPANY?

Depending upon the number of Osisko Shares purchased pursuant to the Offer, it is possible that the Osisko Shares will fail to meet the criteria for continued listing on the TSX. If this were to happen, the Osisko Shares could be delisted from the TSX and this could, in turn, adversely affect the market or result in a lack of an established market for the Osisko Shares.

If we acquire 100% of the outstanding Osisko Shares, and if permitted under applicable securities Laws, it is our intention to apply to delist the Osisko Shares from the TSX and the Frankfurt Deutsche Boerse in Germany as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction. In addition, Osisko may cease to be required to comply with the rules of the Securities Regulatory Authorities in Canada and the public reporting obligations in any other jurisdiction where it currently has such obligations.

See “Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure” in Section 18 of the Circular.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

No. However, the completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Osisko Shareholders having the right to dissent and demand payment of the fair value of their Osisko Shares. If the statutory procedures governing Dissent Rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Osisko Shareholders for their Osisko Shares.

See “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of the Circular.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price of the Osisko Shares on the TSX was C$5.17 and the closing price of the Goldcorp Shares on the TSX was C$25.29 and on the NYSE was $23.19. The Offer Consideration has a value of C$5.95 per Osisko Share which represents a premium of approximately 28% over the volume-weighted average price of the Osisko Shares on the Canadian Exchanges for the 20 trading days immediately preceding the Offeror’s announcement of its intention to make the Offer. The Offer Consideration also represents a premium of approximately 15% over the closing price of the Osisko Shares on the TSX on January 10, 2014 (the last trading day prior to the Offeror’s announcement of its intention to make the Offer).

We urge you to obtain a recent quotation for the Osisko Shares before deciding whether or not to tender your Osisko Shares.

See “Certain Information Concerning Osisko and Its Shares — Price Range and Trading Volumes of the Osisko Shares” in Section 17 of the Circular.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

An Osisko Shareholder who is resident in Canada, who is not exempt from tax, who holds Osisko Shares as capital property and who disposes of such Osisko Shares to us under the Offer will realize a capital gain (or capital loss) equal to the amount by which the sum of the cash and the fair market value, on the date of the disposition, of the Goldcorp Shares received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Osisko Shareholder of such Osisko Shares. Generally, Osisko Shareholders who are not resident in Canada for purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Osisko Shares to us under the Offer unless those Osisko Shares constitute “taxable Canadian property” (within the meaning of the Tax Act) to such Osisko Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention.

The foregoing is a brief summary of Canadian federal income tax considerations only and is qualified by the more detailed general description of Canadian federal income tax considerations under “Canadian Federal Income Tax Considerations” in Section 22 of the Circular. We urge you to read carefully the section entitled “Canadian Federal Income Tax Considerations” in Section 22 of the Circular and to consult your own tax advisor as to the particular tax consequences to you of the Offer.

HOW WILL UNITED STATES TAXPAYERS BE TAXED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES?

The US federal income tax consequences of the Acquisition (as defined under “United States Federal Income Tax Considerations” in Section 23 of the Circular) to an Osisko Shareholder who is a citizen or resident of the United States for tax purposes will depend upon whether the Acquisition will be treated as a tax-deferred reorganization for US federal income tax purposes. It is uncertain whether the Acquisition and certain related transactions will be treated as a tax-deferred reorganization because the availability of such treatment will depend upon (1) a number of factors that cannot be predicted currently (including the number of shares to be tendered to the Offer), and (2) whether certain other transactions occur after the Acquisition and, if so, whether the Acquisition and such other transactions may be characterized as a single, integrated transaction or as separate transactions for US federal income tax purposes. In addition, the US federal income tax analysis with respect to each Osisko Shareholder will depend in part upon whether Osisko is treated as a PFIC with respect to such Osisko Shareholder. Goldcorp has not performed a PFIC analysis for Osisko for any taxable year, but Osisko has indicated in a public filing that it believes that it was a PFIC in prior years.

If the Acquisition and certain related transactions qualify as a tax-deferred reorganization, subject to the application of the PFIC rules, an Osisko Shareholder who is a citizen or resident of the United States for tax purposes would recognize gain (but not loss) that is realized for United States federal income tax purposes on the exchange of the Osisko Shares for Goldcorp Shares and cash pursuant to the Acquisition, to the extent of the US dollar value of the cash received. Even if the Acquisition and related transactions qualify as a tax-deferred reorganization, application of the PFIC rules could result in additional tax liability with respect to all gain realized for an Osisko Shareholder who is a citizen or resident of the United States for tax purposes.

If the transaction does not qualify as a tax-deferred reorganization, subject to the application of the PFIC rules, an Osisko Shareholder who is a citizen or resident of the United States for tax purposes, who holds Osisko Shares as capital assets and who disposes of its Osisko Shares to us under the Offer, will generally recognize a gain or loss in an amount equal to the difference, if any, between (i) the fair market value of any Goldcorp Shares received by the Osisko Shareholder pursuant to the Offer plus the US dollar value of any cash received, and (ii) the adjusted tax basis of the Osisko Shareholder in the Osisko Shares disposed of to us. In addition, application of the PFIC rules could result in additional tax liability with respect to all gain realized for an Osisko Shareholder who is a citizen or resident of the United States for tax purposes.

The foregoing is a brief summary of United States federal income tax considerations only and is qualified by the more detailed general description of United States federal income tax considerations under “United States Federal Income Tax Considerations” in Section 23 of the Circular. We urge you to read carefully the section entitled “United States Federal Income Tax Considerations” in Section 23 of the Circular and to consult your own tax advisor as to the particular tax consequences to you of the Offer.

WHOM CAN I CALL WITH QUESTIONS?

You may contact the Depositary, the Information Agent or the Dealer Managers at their respective telephone numbers and locations set out on the back page of this Offer and Circular. CST is acting as the Depositary; D.F. King is acting as Information Agent; and GMP Securities L.P. and Scotia Capital Inc. are acting as Dealer Managers.

SUMMARY OF THE OFFER

The following is a summary only and Osisko Shareholders are urged to read the Offer and the Circular in their entirety. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled “Definitions.” The information concerning Osisko contained herein and in this Offer and Circular has been taken from or is based upon publicly available documents or records of Osisko on file with the Securities Regulatory Authorities in Canada and other public sources at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Osisko taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Osisko taken from or based upon such documents and records, or for any failure by Osisko to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offeror.

The Offer

The Offeror is offering to purchase, on and subject to the terms and conditions of the Offer, all of the issued and outstanding Common Shares, together with the associated SRP Rights, and including Osisko Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time of the Offer upon the exercise, conversion or exchange of Convertible Securities, on the basis of C$2.26 in cash and 0.146 of a Goldcorp Share for each Osisko Share (the “Offer Consideration”).

On January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price of the Osisko Shares on the TSX was C$5.17 and the closing price of the Goldcorp Shares on the TSX was C$25.29 and on the NYSE was $23.19. The Offer Consideration has a value of C$5.95 per Osisko Share which represents a premium of approximately 28% over the volume-weighted average price of the Osisko Shares on the Canadian Exchanges for the 20 trading days immediately preceding the Offeror’s announcement of its intention to make the Offer. The Offer Consideration also represents a premium of approximately 15% over the closing price of the Osisko Shares on the TSX on January 10, 2014 (the last trading day prior to the Offeror’s announcement of its intention to make the Offer).

The Offer is made only for Osisko Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable Laws, exercise, convert or exchange the Convertible Securities sufficiently in advance of the Expiry Time in order to obtain certificates representing Osisko Shares and deposit those Osisko Shares pursuant to the Offer.

Osisko Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

No fractional Goldcorp Shares will be issued pursuant to the Offer. Where the aggregate number of Goldcorp Shares to be issued to an Osisko Shareholder pursuant to the Offer would result in a fraction of a Goldcorp Share being issuable, the number of Goldcorp Shares to be received by such Osisko Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number and the amount of cash to be received by such Osisko Shareholder will correspondingly be either decreased or increased (on the basis of C$25.29 per Goldcorp Share) to the nearest whole cent, as described in Section 1 of the Offer.

The obligation of the Offeror to take-up and pay for Osisko Shares pursuant to the Offer is subject to certain conditions. See “Conditions of the Offer” in Section 4 of the Offer.

The Offeror

Goldcorp is a leading global gold producer engaged in the acquisition, exploration, development and operation of gold properties in Canada, the United States, Mexico and Central and South America. Goldcorp is one of the lowest cost and fastest growing multi-million ounce senior gold producers in the world. The principal products and sources of cash flow for Goldcorp are derived from the sale of gold and the byproduct silver, copper, lead and zinc produced.

The Goldcorp Shares are listed and posted for trading on the TSX under the symbol “G” and on the New York Stock Exchange (“NYSE”) under the stock symbol “GG”. On January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price of the Goldcorp Shares on the TSX was C$25.29 and on the NYSE was $23.19.

See “The Offeror” in Section 1 of the Circular.

Osisko

Osisko’s flagship asset is the Canadian Malartic Mine located in Malartic, Québec. Osisko has acquired two advanced exploration projects, the Hammond Reef project and the Upper Beaver project, both located in Ontario, Canada. In addition, Osisko has additional exploration properties located in the Americas.

The Osisko Shares are listed and posted for trading on the TSX under the symbol “OSK”. The Osisko Shares are also listed on the Frankfurt Deutsche Boerse in Germany under the symbol “EWX”. The Osisko Shares are not listed for trading on a United States national securities exchange. The Osisko Shares are traded on the OTC Pink Current Information Marketplace under the symbol “OSKFF”. On January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price of the Osisko Shares on the TSX was C$5.17.

See “Osisko” in Section 2 of the Circular.

Reasons to Accept the Offer

The Offeror believes that Osisko Shareholders should deposit their Osisko Shares under the Offer for the following reasons:

(a)	Immediate Premium: The Offer represents a premium of 28% over the 20-day volume-weighted average share price of Osisko and a premium of 15% over Osisko’s closing price on January 10, 2014.

(b)

Greater Liquidity, Dividend Participation and Meaningful Ownership in the Industry Leader: The Offer Consideration is comprised of cash and highly liquid Goldcorp Shares that provide a meaningful ownership stake in one of the lowest-cost, highest-growth senior gold producers, and allows Osisko Shareholders to participate in Goldcorp’s monthly dividend.

(c)

Exposure to Goldcorp’s High Quality Asset Portfolio and Industry Leading Growth Profile: Osisko Shareholders will gain exposure to Goldcorp’s suite of low-cost mines and development projects, and participate in Goldcorp’s strong production growth profile.

(d)

Disciplined and Focused Management Team with a Proven Track Record of Value Creation: Goldcorp’s experienced and proven management team will help ensure optimum performance of the Canadian Malartic Mine for the benefit of all stakeholders.

(e)

Continued Participation in Osisko’s Assets: Osisko Shareholders will continue to benefit from any future increases in value associated with operational improvements at the Canadian Malartic Mine and Osisko’s other properties.

(f)	Operational and Strategic Synergies: Osisko Shareholders will benefit from synergies with Goldcorp’s existing investments in Québec and Ontario.

(g)	Eliminates Single Asset Operating and Financial Risks: Osisko Shareholders will benefit from exposure to Goldcorp’s diversified portfolio and financial strength.

Osisko Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Osisko Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Osisko Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisor. See “Canadian Federal Income Tax Considerations” in Section 22 and “United States Federal Income Tax Considerations” in Section 23 of the Circular.

See “Reasons to Accept the Offer” in Section 4 of the Circular and “Plans for Osisko” in Section 6 of the Circular.

Time for Acceptance

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on February 19, 2014, or until such later time and date or times and dates to which it may be extended, unless the Offer is withdrawn by the Offeror. The Offeror may, in its sole discretion but subject to applicable Laws, extend the Expiry Time, as described under “Extension and Variation in the Offer” in Section 5 of the Offer.

Manner of Acceptance

Osisko Shareholders can accept the Offer by delivering to the Depositary at its Toronto, Ontario office as specified in the accompanying Letter of Transmittal (printed on blue paper), so as to be received at or prior to the Expiry Time: (1) the certificate(s) representing the Osisko Shares and Rights Certificate(s), if applicable, in respect of which the Offer is being accepted, (2) a Letter of Transmittal in the form accompanying this Offer and Circular (or a manually executed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee discussed herein, if required), and (3) all other documents required by the instructions set out in the Letter of Transmittal. See “Manner of Acceptance — Letter of Transmittal” in Section 3 of the Offer.

If an Osisko Shareholder wishes to accept the Offer and deposit Osisko Shares pursuant to the Offer (a) the certificate(s) representing the Osisko Shares and, if the Separation Time has occurred prior to the Expiry Time, Rights Certificate(s), is (are) not immediately available, (b) the Osisko Shareholder cannot complete the procedure for book-entry transfer of such Osisko Shares on a timely basis, (c) the certificate(s) and Rights Certificate(s), if applicable, and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, or (d) the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Osisko Shareholders prior to the Expiry Time, those Osisko Shares may nevertheless be deposited pursuant to the Offer, provided that (1) such deposit is made by or through an Eligible Institution, (2) a properly completed and duly executed Notice of Guaranteed Delivery (printed on yellow paper) in the form accompanying this Offer and Circular (or a manually executed facsimile thereof), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time, (3) the certificate(s) representing all Deposited Osisko Shares, and, if the Separation Time has occurred prior to the Expiry Time and Rights Certificates have been distributed to Osisko Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, properly completed and duly executed with signature(s) guaranteed if so required in accordance with the Letter of Transmittal (or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to the Deposited Osisko Shares and, in the case of DTC accounts, the Letter of Transmittal or an Agent’s Message in lieu of a Letter of Transmittal) and all other documents required thereby, are received by the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date, and (4) in the case of SRP Rights, where the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Osisko Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, properly completed and duly executed with signature(s) guaranteed if so required in accordance with the Letter of Transmittal and all other documents required thereby are received by the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after Rights Certificates are distributed to Osisko Shareholders. See “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

Osisko Shareholders may also accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to the Expiry Time. Osisko Shareholders may also accept the Offer in the United States by following the procedures for book-entry transfer, provided that a Book-Entry Confirmation of the transfer of the Osisko Shareholder’s Osisko Shares in the Depositary’s account at DTC together with an Agent’s Message in respect thereof and other required documents are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. See “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer. Osisko Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time.

Persons whose Osisko Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Osisko Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Osisko Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Osisko Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Osisko Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

Withdrawal of the Deposited Shares

Any Osisko Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Osisko Shareholder at any time before the Osisko Shares have been taken-up by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable Law. See “Right to Withdraw Deposited Shares” in Section 7 of the Offer. Except as so indicated or as otherwise required by applicable Laws, deposits of Osisko Shares are irrevocable.

Conditions of the Offer

The Offeror will have the right to withdraw the Offer and not take-up or pay for any Osisko Shares deposited pursuant to the Offer if any of the conditions described under “Conditions of the Offer” in Section 4 of the Offer have not been satisfied or waived by the Offeror at or prior to the Expiry Time. The Offer is conditional upon, among other things:

(i)	there shall have been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time at least 66 2/3% of the Osisko Shares outstanding calculated on a Fully-Diluted Basis;

(ii)

the Osisko Board of Directors shall have waived the Offeror’s acquisition of the Osisko Shares under the Offer as a triggering event under the Shareholder Rights Plan or the Offeror shall have been satisfied that such rights have been held to be unexercisable or unenforceable with respect to the Offer and any Compulsory Acquisition and any Subsequent Acquisition Transaction; and

(iii)	there shall have been no circumstances that have or may lead to a Material Adverse Effect.

See “Conditions of the Offer” in Section 4 of the Offer.

Payment for Deposited Shares

If all of the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will become obligated to take-up and pay for Osisko Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time, but in any event not later than ten days after the Expiry Time. The Offeror will be obligated to promptly pay for the Deposited Osisko Shares so taken-up, but in any event not later than the earlier of (a) the tenth day after the Expiry Time, and (b) three Business Days after taking-up such Osisko Shares. Any Osisko Shares deposited pursuant to the Offer after the first date on which Osisko Shares have been taken-up by the Offeror but prior to the Expiry Date will be taken-up and paid for promptly, and in any event within ten days of such deposit. See “Take-up of and Payment for Deposited Shares” in Section 6 of the Offer.

Compulsory Acquisition or Subsequent Acquisition Transaction

If, within 120 days after the date of the Offer, the Offer has been accepted by the holders of, in the aggregate, not less than 90% of the issued and outstanding Osisko Shares, the Offeror may acquire the remaining Osisko Shares from those Osisko Shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition. If the Offeror takes-up and pays for Osisko Shares validly deposited under the Offer and a Compulsory Acquisition is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends, depending upon the number of Osisko Shares taken-up and paid for under the Offer, to cause a special meeting of Osisko Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving Osisko and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Osisko Shares not acquired pursuant to the Offer.

The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Osisko will necessarily depend on a variety of factors, including the number of Osisko Shares acquired pursuant to the Offer. Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Osisko Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Osisko, or other currently unforeseen circumstances, such a transaction may not be proposed or may be delayed or abandoned.

See “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of the Circular.

Shareholder Rights Plan

Effective May 17, 2010, the Osisko Board of Directors adopted the Shareholder Rights Plan which was confirmed by Osisko Shareholders on June 30, 2010 and the Osisko Shareholders subsequently re-approved the continuation of the Shareholder Rights Plan for an additional three-year term at the annual and special meeting of Osisko Shareholders held on May 9, 2013. The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Osisko Board of Directors must waive the acquisition of the Osisko Shares under the Offer as a triggering event under the Shareholder Rights Plan or the Offeror must be satisfied that such rights have been held to be unexercisable or unenforceable with respect to the Offer and any Compulsory Acquisition and any Subsequent Acquisition Transaction. See “Conditions of the Offer” in Section 4 of the Offer and “Shareholder Rights Plan” in Section 20 of the Circular.

The Offeror believes that at the Expiry Time, Osisko, the Osisko Board of Directors and the Osisko Shareholders will have had more than adequate time to fully consider the Offer and any available alternative transactions and to determine whether to deposit their Osisko Shares pursuant to the Offer.

Canadian Federal Income Tax Considerations

An Osisko Shareholder who is resident in Canada, who is not exempt from tax, who holds Osisko Shares as capital property and who disposes of such Osisko Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the sum of the cash and the fair market value, on the date of the disposition, of the Goldcorp Shares received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Osisko Shareholder of such Osisko Shares.

Generally, Osisko Shareholders who are not resident in Canada for purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Osisko Shares to the Offeror under the Offer unless those Osisko Shares constitute “taxable Canadian property” (within the meaning of the Tax Act) to such Osisko Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty or convention.

The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under “Canadian Federal Income Tax Considerations” in Section 22 of the Circular. Osisko Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Osisko Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Osisko Shares pursuant to any Subsequent Acquisition Transaction.

United States Federal Income Tax Considerations

The US federal income tax consequences of the Acquisition (as defined under “United States Federal Income Tax Considerations” in Section 23 of the Circular) to an Osisko Shareholder who is a citizen or resident of the United States for tax purposes will depend upon whether the Acquisition will be treated as a tax-deferred reorganization for US federal income tax purposes. It is uncertain whether the Acquisition and certain related transactions will be treated as a tax-deferred reorganization because the availability of such treatment will depend upon (1) a number of factors that cannot be predicted currently (including the number of shares to be tendered to the Offer) and (2) whether certain other transactions such as an amalgamation occur after the Acquisition and, if so, whether the Acquisition and such other transactions may be characterized as a single, integrated transaction or as separate transactions for US federal income tax purposes. In addition, the US federal income tax analysis with respect to each Osisko Shareholder will depend in part upon whether Osisko is treated as a PFIC with respect to such Osisko Shareholder. Goldcorp has not performed a PFIC analysis for Osisko for any taxable year, but Osisko has indicated in a public filing that it believes that it was a PFIC in prior years.

If the Acquisition and certain related transactions qualify as a tax-deferred reorganization, subject to the application of the PFIC rules, an Osisko Shareholder who is a citizen or resident of the United States for tax purposes would recognize gain (but not loss) that is realized for United States federal income tax purposes on the exchange of such Osisko Shares for Goldcorp Shares and cash pursuant to the Acquisition, to the extent of the US dollar value of the cash received. Even if the

Acquisition and related transactions qualify as a tax-deferred reorganization, application of the PFIC rules could result in additional tax liability with respect to all gain realized for an Osisko Shareholder who is a citizen or resident of the United States for tax purposes.

If the transaction does not qualify as a tax-deferred reorganization, subject to the application of the PFIC rules, an Osisko Shareholder who is a citizen or resident of the United States for tax purposes, who holds Osisko Shares as capital assets and who disposes of its Osisko Shares to the Offeror under the Offer will generally recognize a gain or loss in an amount equal to the difference, if any, between (i) the fair market value of any Goldcorp Shares received by the Osisko Shareholder pursuant to the Offer plus the US dollar value of any cash received and (ii) the adjusted tax basis of the Osisko Shareholder in the Osisko Shares disposed of to the Offeror. In addition, application of the PFIC rules could result in additional tax liability with respect to all gain realized for an Osisko Shareholder who is a citizen or resident of the United States for tax purposes.

The foregoing is a brief summary of United States federal income tax consequences only and is qualified by the more detailed general description of United States federal income tax considerations under “United States Federal Income Tax Considerations” in Section 23 of the Circular. Osisko Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Osisko Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Osisko Shares pursuant to any Subsequent Acquisition Transaction.

Risk Factors

An investment in Goldcorp Shares and the acquisition of Osisko by Goldcorp are subject to certain risks. In assessing the Offer, Osisko Shareholders should carefully consider the risks described under “Acquisition Risks” in Section 7 of the Circular and the risks described in the Offeror’s Annual Information Form, which is incorporated by reference in this Offer and Circular.

Depositary

CST is acting as Depositary under the Offer. CST will receive deposits of certificate(s) representing the Osisko Shares, and Rights Certificates, if applicable, and accompanying Letters of Transmittal at its office in Toronto, Ontario as specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario as specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Osisko Shares purchased by the Offeror under the Offer. In the United States, the Depositary will also facilitate book-entry transfer of Osisko Shares.

Information Agent

D.F. King is acting as the Information Agent under the Offer. The Information Agent will provide a resource for information for Osisko Shareholders.

Dealer Managers, Soliciting Dealer Group

The Offeror has engaged the services of GMP Securities L.P. and Scotia Capital Inc. as the Dealer Managers to solicit acceptances of the Offer. GMP Securities L.P. and Scotia Capital Inc. intend to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Industry Regulatory Organization of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer from persons who are resident in Canada and will also solicit acceptances of the Offer in the United States through Griffiths McBurney Corp., an agent affiliate of GMP Securities L.P. Each member of the Soliciting Dealer Group, including the Dealer Managers, is referred to herein as a “Soliciting Dealer”.

Osisko Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Osisko Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer. Osisko Shareholders should contact the Dealer Managers, the Depositary, the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing the Osisko Shares with the Depositary.

SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

Osisko Shareholders should refer to Appendix “A” to this Offer and Circular for the Offeror’s unaudited pro forma condensed consolidated financial information for the Offeror as at and for the nine months ended September 30, 2013, and for the year ended December 31, 2012, giving effect to the proposed acquisition of all of the issued and outstanding Osisko Shares in the manner set forth therein. Such pro forma financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such pro forma financial statements. Any potential synergies that may be realized after consummation of the transaction have been excluded from such pro forma financial statements. Since the pro forma financial statements have been developed to retroactively show the effect of a transaction that is expected to occur at a later date (even though this was accomplished by following generally accepted practice and using reasonable assumptions), there are limitations inherent in the very nature of such pro forma data. The data contained in the pro forma financial statements represents only a simulation of the potential impact of the Offeror’s acquisition of Osisko. Osisko Shareholders are cautioned to not place undue reliance on such pro forma financial statements.

The tables set out below include a summary of (i) the Offeror’s historical consolidated financial information as at and for the years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013 and 2012, prepared in accordance with IFRS, and (ii) the unaudited pro forma condensed consolidated financial information for the Offeror as at and for the nine months ended September 30, 2013, and for the year ended December 31, 2012. The historical financial information as at and for the years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013 and 2012 has been derived from the Offeror’s consolidated financial statements, which are incorporated by reference herein. The unaudited pro forma condensed consolidated financial information for the Offeror has been derived from: (i) the unaudited consolidated financial statements of the Offeror and Osisko as at and for the nine months ended September 30, 2013; and (ii) the audited consolidated financial statements of the Offeror and Osisko for the year ended December 31, 2012.

The summary unaudited pro forma condensed consolidated financial information set forth below should be read in conjunction with the unaudited pro forma condensed consolidated financial statements of the Offeror and the accompanying notes thereto included as Appendix “A” to this Offer and Circular. The summary unaudited pro forma condensed consolidated financial information for the Offeror gives effect to the proposed acquisition of Osisko as if it had occurred as at September 30, 2013, for the purposes of the pro forma condensed consolidated balance sheet information and as at January 1, 2012 for the purposes of the pro forma condensed consolidated statements of earnings for the year ended December 31, 2012 and the nine months ended September 30, 2013. In preparing the unaudited pro forma condensed consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma condensed consolidated financial statements. The summary unaudited pro forma condensed consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the Offer will differ from the pro forma information presented below. Pro forma adjustments have been made to account for significant accounting policy differences identified as of the date of this Offer and Circular. The review undertaken by the Offeror was to identify significant accounting policy differences where the impact was potentially material and could be reasonably estimated. Further accounting policy differences may be identified after the consummation of the proposed transaction. Any potential synergies that may be realized after consummation of the proposed transaction have been excluded from the unaudited pro forma condensed consolidated financial statements.

Summary of Consolidated Financial Information of Goldcorp

(in millions of United States dollars except for per share information)

	Nine months ended September 30		Year ended December 31
	2013	2012	2012	2011
Consolidated Statement of Earnings
Revenues	$2,833	$3,574	$5,435	$5,362
Earnings from mine operations	$775	$1,673	$2,423	$2,626
(Loss) earnings from operations and associates	$(2,107)	$1,601	$2,170	$2,238
Net (loss) earnings	$(1,620)	$1,245	$1,749	$1,881
(Loss) earnings per share – basic	$(2.00)	$1.54	$2.16	$2.34
– diluted	$(2.01)	$1.48	$1.95	$2.18

	September 30	December 31
	2013	2012	2011
Consolidated Balance Sheet
Cash and cash equivalents	$972	$918	$1,502
Other current assets	1,695	1,610	1,448
Mining interest	25,343	26,367	24,209
Other non-current assets	1,923	2,317	2,215

Total assets	$29,933	$31,212	$29,374

Current liabilities	1,979	1,175	771
Deferred income taxes	4,874	5,542	5,560
Long-term debt	1,481	783	737
Other long-term liabilities	640	783	821
Equity	20,959	22,929	21,485

Total liabilities and equity	$29,933	$31,212	$29,374

Summary of Unaudited Pro forma Condensed Consolidated Financial Information of Goldcorp

(in millions of United States dollars except for per share information)

	Nine months ended September 30	Year ended December 31
	2013	2012
Consolidated Statement of Earnings
Revenues	$3,312	$5,486
Earnings from mine operations	$909	$2,441
(Loss) earnings from operations and associates	$(2,542)	$2,309
Net (loss) earnings	$(2,082)	$1,833
(Loss) earnings per share – basic	$(2.38)	$2.10
– diluted	$(2.39)	$1.91

		September 30
		2013
Consolidated Balance Sheet
Cash and cash equivalents		$1,053
Other current assets		1,815
Mining interest		28,057
Other non-current assets		2,319

Total assets		$33,244

Current liabilities		2,147
Deferred income taxes		5,268
Long-term debt		2,678
Other long-term liabilities		657
Equity		22,494

Total liabilities and equity		$33,244

DEFINITIONS

In the accompanying Frequently Asked Questions and Summary of the Offer and in this Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated, and grammatical variations thereof have the corresponding meanings:

“2008 Confidentiality Agreement” has the meaning ascribed thereto under “Background to the Offer” in Section 3 of the Circular;

“2012 Confidentiality Agreement” has the meaning ascribed thereto under “Background to the Offer” in Section 3 of the Circular;

“Acquisition Facility” has the meaning ascribed thereto under “Source of Funds” in Section 8 of the Circular;

“Acquiring Person” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 20 of the Circular;

“Acquisition” has the meaning as ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“affiliate” has the meaning ascribed thereto in the OSA;

“Agent’s Message” has the meaning ascribed thereto under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer;

“allowable capital loss” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations” in Section 22 of the Circular;

“Alumbrera Mine” means Goldcorp’s 37 1⁄2% interest in the Bajo de la Alumbrera gold-copper mine in Argentina;

“Amended and Restated Loan Agreement” means the loan agreement between CPPIB and Osisko dated September 24, 2009, as amended and restated on June 29, 2012, and as amended in December of 2013, providing for the C$150 million loan facility between CPPIB and Osisko;

“Annual Information Form” means the annual information form of the Offeror for the year ended December 31, 2012 dated March 1, 2013, filed with the Securities Regulatory Authorities in Canada and filed on Form 40-F with the SEC;

“Appointee” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section 3 of the Offer;

“ARC” means an advance ruling certificate issued by the Commissioner under Section 102 of the Competition Act;

“asset test” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“associate” has the meaning ascribed thereto in the OSA;

“Barrick” means Barrick Gold Corporation;

“Beneficial Owner” has the meaning ascribed thereto under the Shareholder Rights Plan;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of an Osisko Shareholder’s Osisko Shares into the Depositary’s account at CDS or DTC, as applicable;

“Brett” means Brett Resources Inc.;

“Brett Stock Option Plan” means the stock option plan of Brett, dated November 5, 2008;

“Business Day” means a day other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Canada and/or any day other than a Saturday, Sunday or federal holiday in the United States, as applicable;

“C$” means Canadian dollars;

“Canada-US Tax Convention” means the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended;

“Canadian Exchanges” means each of the TSX, Chi-X Canada, Alpha Exchange, MATCH Now, CX2 Canada ATS, Canadian Securities Exchange, OMEGA ATS, TMX Select, Liquidnet Canada Inc., and Instinet Canada Cross Limited;

“Canadian Malartic Mine” means Osisko’s Canadian Malartic gold mine in the Abitibi Gold Belt, located immediately south of the town at Malartic and approximately 25 kilometres west of the city of Val-d’Or, Québec;

“CBCA” means the Canada Business Corporations Act, as amended;

“CDPQ” means Caisse de dépôt et placement du Québec;

“CDPQ Debenture” means the senior non-guaranteed convertible debenture for an aggregate principal amount of C$37.5 million issued by Osisko to CDPQ dated November 11, 2011, as amended in December of 2013;

“CDS” means The Canadian Depositary for Securities Limited;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers of securities may be effected;

“Cerro Negro Project” means Goldcorp’s Cerro Negro gold-silver project in Argentina;

“Change of Control Transaction” has the meaning ascribed thereto under “Plans for Osisko” in section 6 of the Circular;

“Circular” means the take-over bid circular accompanying the Offer and forming a part thereof;

“Code” means the Internal Revenue Code of 1986, as amended;

“Combined Company” means the combined businesses of Goldcorp and Osisko, as contemplated herein;

“Commitment Letter” has the meaning ascribed thereto under “Source of Funds” in Section 8 of the Circular;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act and any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition;

“Common Shares” means the common shares in the capital of Osisko and any other shares of Osisko into which such common shares may be subdivided, consolidated, reclassified or changed and “Common Share” means any one Common Share;

“Compelled Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compelled Acquisition” in Section 21 of the Circular;

“Competing Permitted Bid” has the meaning ascribed thereto under the Shareholder Rights Plan;

“Competition Act” means the Competition Act (Canada), as amended;

“Competition Tribunal” refers to a specialized tribunal empowered to deal with certain matters under the Competition Act;

“Compulsory Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 21 of the Circular;

“Convertible Loan Agreement” means the loan agreement made between FTQ and Osisko dated May 9, 2008 providing for a C$20 million unsecured debt financing for a seven-year term bearing interest at a rate of 9.5% per annum, payable monthly in cash;

“Convertible Securities” means Options, Warrants, the Convertible Loan Agreement, the IQ Debenture and the CDPQ Debenture, and any other securities exercisable for, convertible into or exchangeable for Osisko Shares, other than the SRP Rights;

“CPPIB” means CPPIB Credit Investments Inc.;

“Credit Facility” means the Offeror’s $2 billion credit facility dated November 23, 2011;

“CRA” means the Canada Revenue Agency;

“CST” means CST Trust Company;

“Dealer Managers” means GMP Securities L.P. and Scotia Capital Inc. and “Dealer Manager” means either one of them;

“Depositary” means CST at its office in Toronto, Ontario as specified on the back page of this Offer and Circular and in the Letter of Transmittal;

“Deposited Osisko Shares” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section 3 of the Offer;

“D.F. King” means D.F. King & Co., Inc.;

“Dissent Rights” means the right of dissent or appraisal provided for under Section 206 of the CBCA or equivalent in a Subsequent Acquisition Transaction;

“Dissenting Offeree” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 21 of the Circular;

“Distributions” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section 3 of the Offer;

“DRS” means the direct registration system;

“DRS Statement” means, with respect to the applicable securities, written evidence of the book-entry issuance or holding of such securities issued to the holder of such securities by the transfer agent of such securities;

“DTC” means The Depository Trust Company;

“EDGAR” means the SEC’s Electronic Data-Gathering, Analysis, and Retrieval system;

“Effective Time” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section 3 of the Offer;

“Éléonore Project” means Goldcorp’s Éléonore gold project located in Canada;

“Eligible Institution” means a Canadian Schedule 1 chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada and the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States.

“Expiry Date” means February 19, 2014, or such later date or dates as may be fixed by the Offeror from time to time as provided under “Extension and Variation in the Offer” in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror;

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date, or such later time or times as may be fixed by the Offeror from time to time as provided under “Extension and Variation in the Offer” in Section 5 of the Offer, unless the Offer is withdrawn by the Offeror;

“Federal Reserve Board” means the US Board of Governors of the Federal Reserve System;

“Flip-in Event” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 20 of the Circular;

“Form CB” means the Tender Offer/Rights Offering Notification Form furnished to the SEC;

“FTQ” means Fonds de Solidarité des Travailleurs du Québec;

“Fully-Diluted Basis” means, with respect to the number of outstanding Osisko Shares at any time, the number of Osisko Shares that would be outstanding if all rights to acquire Osisko Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Time, but including, for the purposes of this calculation, all Osisko Shares issuable upon the exercise of Options, whether vested or unvested, and the other Convertible Securities but excluding Common Shares issuable upon the exercise of the SRP Rights;

“Goldcorp Board of Directors” means the Board of Directors of Goldcorp;

“Goldcorp Shares” means common shares in the capital of Goldcorp;

“Governmental Entity” means: (a) any multinational, supranational body or organization (such as the European Union), nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission (including any Securities Regulatory Authorities), instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court; (c) any self regulatory organization or stock exchange, including, without limitation, the TSX and the NYSE; and (d) any corporation or other entity owned, controlled, or directed by, directly or indirectly, through stock or capital ownership or otherwise, by any of such entities or other bodies;

“Government Official” means: (i) any person qualifying as a public official or public employee under the Laws of Canada, the United States or the Laws of any other jurisdiction in which Osisko or any of its subsidiaries carries on business including, but not limited to: (a) a personal holding an official position, such as an employee, officer or director, with any Governmental Entity or state-owned or controlled enterprise; (b) any individual “acting in an official capacity”, such as a delegation of authority, from a Governmental Entity to carry out official responsibilities; and (c) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or regional development banks, such as the Asian Development Bank and the African Development Bank; and (ii) any other person who would constitute a “foreign public official” under the Corruption of Foreign Public Officials Act (Canada); a “foreign official” under the US Foreign Corrupt Practices Act or any individual who would constitute a “foreign official” under the provisions of similar Laws in any other jurisdiction prohibiting corruption, bribery or money laundering, including without limitation, under the U.K. Bribery Act 2010;

“Holder” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations” in Section 22 of the Circular;

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board;

“income test” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“Independent Shareholders” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 20 of the Circular;

“Information Agent” means D.F. King at its office in Toronto, Ontario as specified on the back page of this Offer and Circular and in the Letter of Transmittal;

“IRS” means the United States Internal Revenue Service;

“IQ” means Investissement Québec;

“IQ Debenture” means the senior non-guaranteed convertible debenture for an aggregate principal amount of C$37.5 million issued by Osisko to IQ (previously SGF Mines Inc.) dated November 8, 2011, as amended in December of 2013;

“Laws” mean any and all applicable laws, including without limitation, all supranational, national, provincial, state, municipal and local civil, commercial banking, securities, tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary or occupational health and safety laws, treaties, statutes, instruments, decrees, injunctions, determinations, writs or certificates and orders, by-laws, rules, regulations, principles of law, ordinances, protocols, guidelines, codes, constitutions, policies, notices, directions, judicial or administrative or arbitral or ministerial judgments, decisions, rulings or awards or the grant of any approval, license, permission or authority of any Governmental Entity and general principles of common law and equity, binding on or affecting the person referred to in the context in which the word is used;

“Lender” has the meaning ascribed thereto under “Source of Funds” in Section 8 of the Circular;

“Letter of Transmittal” means the letter of transmittal (printed on blue paper) in the form accompanying this Offer and Circular, or a facsimile thereof;

“Los Filos Mine” means Goldcorp’s Los Filos gold-silver mine in Mexico;

“Loss Shareholder” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“Mark-to-Market Election” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“Market Price” in respect of the Shareholder Rights Plan, for a security on any date means the average of the daily closing prices per security for such securities on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date;

“Material Adverse Effect” means any condition, change, effect, event, occurrence, state of facts, or development involving a prospective change or effect that, individually or in the aggregate: (a) is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospective operations, capitalization, prospects, claims, equity or debt ownership, mineral reserves or resources, cash flows, licenses, concessions, permits, rights or privileges, labour relations, whether contractual or otherwise, relating to Osisko and its subsidiaries, taken as a whole; (b) could reasonably be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Osisko Shares or make it inadvisable for, or impair the ability of, the Offeror to proceed with the Offer and/or to take-up and pay for Osisko Shares deposited under the Offer and/or the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction; (c) could, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be materially adverse to the Offeror or any of its subsidiaries or which could limit, restrict or impose limitations or conditions on the ability of the Offeror or any of its subsidiaries to own, operate or effect control over Osisko or any material portion of the assets of Osisko or any of its subsidiaries; or (d) could compel the Offeror or any of its subsidiaries to dispose of or hold separate any material portion of the assets of Osisko or any of its subsidiaries;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended, supplemented or replaced from time to time;

“MI 62-104” means Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended, supplemented or replaced from time to time;

“Minimum Deposit Condition” has the meaning ascribed thereto under “Conditions of the Offer” in Section 4 of the Offer;

“NI 43-101” means National Instrument 43-101— Standards of Disclosure for Mineral Projects, as amended, supplemented or replaced from time to time;

“Non-Resident Holder” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations — Holders Not Resident in Canada” in Section 22 of the Circular;

“Non-US Holder” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery (printed on yellow paper) in the form accompanying this Offer and Circular, or a facsimile thereof;

“NYSE” means the New York Stock Exchange;

“Offer” means the offer to purchase all of the outstanding Osisko Shares made hereby;

“Offer and Circular” means the Offer and the Circular, collectively;

“Offer Consideration” means C$2.26 in cash and 0.146 of a Goldcorp Share;

“Offer Period” means the period commencing on the date of the Offer and ending at the Expiry Time;

“Offeror” or “Goldcorp” means Goldcorp Inc., a corporation incorporated under the Laws of the Province of Ontario;

“Offeror’s Notice” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of the Circular;

“Osisko” means Osisko Mining Corporation, a corporation incorporated under the federal Laws of Canada;

“Osisko Board of Directors” means the Board of Directors of Osisko;

“Osisko Shareholders” means the holders of Osisko Shares, and “Osisko Shareholder” means any one of them;

“Osisko Shares” means the Common Shares, together with the associated SRP Rights, and “Osisko Share” means any one Common Share and its associated SRP Right;

“Osisko Stock Option Plan” means Osisko’s stock option plan dated May 8, 2008, as amended;

“Options” means outstanding stock options to acquire Osisko Shares under the Stock Option Plans;

“OSA” means the Securities Act (Ontario), as amended;

“OSC” means the Ontario Securities Commission;

“OSC Rule 62-504” means OSC Rule 62-504 – Take-Over Bids and Issuer Bids, as amended, supplemented and replaced from time to time;

“Partially-Diluted Basis” means, with respect to the number of outstanding Osisko Shares at any time, the number of Osisko Shares that would be outstanding if all “in-the-money” (based on the Offer Consideration) Options were exercised;

“Peñasquito Mine” means Goldcorp’s Peñasquito gold-silver-lead-zinc mine in Mexico;

“Permitted Bid” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 20 of the Circular;

“Person of Concern” means: (a) a Government Official; (b) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office; (c) an immediate family member, such as a parent, spouse, sibling, or child of a person in category (a) or (b) above; or (d) an agent or intermediary of any person in the foregoing categories;

“PFIC” has the meaning as ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“PFIC Shares” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“PFIC Years” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“Proposed Amendments” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations” in Section 22 of the Circular;

“Pueblo Viejo Mine” means Goldcorp’s 40% interest in the Pueblo Viejo gold-silver-copper mine in the Dominican Republic;

“Purchased Securities” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section 3 of the Offer;

“PVDC” means Pueblo Viejo Dominicana Corporation;

“QEF” means a qualified electing fund as defined by Section 1295 of the Code;

“Queenston” means Queenston Mining Inc.;

“Queenston Stock Option Plan” means the amended and restated stock option plan of Queenston, approved by its shareholders on May 5, 2011;

“Red Lake Gold Mines” means Goldcorp’s Red Lake gold mines in Canada, including a 100% interest in the nearby Bruce Channel deposit;

“Reorganization” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular;

“Resident Holder” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations — Holders Resident in Canada” in Section 22 of the Circular;

“Rights Certificates” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 20 of the Circular;

“SEC” means the United States Securities and Exchange Commission;

“Securities Regulatory Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada and the United States;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Separation Time” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 20 of the Circular;

“Shareholder Rights Plan” means the shareholder rights plan agreement dated as of May 17, 2010, entered into between Osisko and the SRP Rights Agent, and any shareholder rights plan adopted by Osisko after that date;

“SLA” means the Pueblo Viejo Special Lease Agreement;

“Soliciting Dealer” has the meaning ascribed thereto under “Dealer Managers, Soliciting Dealer Group, Depositary and Information Agent” in Section 24 of the Circular;

“Soliciting Dealer Group” means the group of Soliciting Dealers;

“SRP Exercise Price” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 20 of the Circular;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan, and “SRP Right” means any one of them;

“SRP Rights Agent” means CIBC Mellon Trust Company, the rights agent under the Shareholder Rights Plan;

“Stock Option Plans” means the Osisko Stock Option Plan and any other plan, agreement or arrangement which provides for the issuance of options to acquire Osisko Shares, including the Brett Stock Option Plan and the Queenston Stock Option Plan;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section 21 of the Circular;

“subsidiary” has the meaning ascribed thereto in the OSA;

“Subsidiary PFIC” has the meaning ascribed thereto under “United States Federal Income Tax Considerations — Subsidiary PFIC Rules” in Section 23 of the Circular;

“Supplementary Information Request” has the meaning ascribed under “Regulatory Matters — Competition Act” in Section 19 of the Circular;

“take-up” in reference to Osisko Shares means to accept such Osisko Shares for payment by giving written notice of such acceptance to the Depositary and “taking-up” and “taken-up” have corresponding meanings;

“Take-Up Date” means a date upon which the Offeror takes-up or acquires Osisko Shares pursuant to the Offer. The Offeror reserves the right, to the extent permitted by applicable Law, to have multiple Take-Up Dates;

“Tax Act” means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

“taxable capital gain” has the meaning ascribed thereto under “Canadian Federal Income Tax Considerations” in Section 22 of the Circular;

“taxable Canadian property” has the meaning ascribed thereto within the Tax Act;

“TFSA” means a tax-free savings account;

“Trading Day” means, with respect to the Shareholder Rights Plan, any day on which the TSX is open for the transaction of business;

“Treasury Regulations” means any proposed, temporary and final US Treasury Regulations issued under the Code;

“TSX” means the Toronto Stock Exchange;

“United States” or “US” means the United States of America, its territories and possessions, and any State of the United States, and the District of Columbia;

“US Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“US Holder” has the meaning ascribed thereto under “United States Federal Income Tax Considerations — US Holders” in Section 23 of the Circular,

“US Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“US Osisko Shareholder” means any Osisko Shareholder resident in the United States;

“US Treaty” means the Convention Between Canada and United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended;

“Warrants” means the 7,000,000 common share purchase warrants of Osisko, each exercisable to acquire one Osisko Share at a price of C$6.25 until September 30, 2017 and the 5,500,000 common share purchase warrants of Osisko, each exercisable to acquire one Osisko Share at a price of C$6.25 until September 30, 2017; and

“year of receipt” has the meaning ascribed thereto under “United States Federal Income Tax Considerations” in Section 23 of the Circular.

OFFER

The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer, where not otherwise defined herein, are defined in the section entitled “Definitions.”

January 14, 2014

TO: THE SHAREHOLDERS OF OSISKO MINING CORPORATION

1.	The Offer

The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the issued and outstanding Common Shares, together with the associated SRP Rights, which includes Osisko Shares that may become issued and outstanding after the date of the Offer, but prior to the Expiry Time, upon the exercise, conversion or exchange of Convertible Securities on the basis of C$2.26 in cash and 0.146 of a Goldcorp Share for each Osisko Share.

On January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price of the Osisko Shares on the TSX was C$5.17 and the closing price of the Goldcorp Shares on the TSX was C$25.29 and on the NYSE was $23.19. The Offer Consideration has a value of C$5.95 per Osisko Share which represents a premium of approximately 28% over the volume-weighted average price of the Osisko Shares on the Canadian Exchanges for the 20 trading days immediately preceding the Offeror’s announcement of its intention to make the Offer. The Offer Consideration also represents a premium of approximately 15% over the closing price of the Osisko Shares on the TSX on January 10, 2014 (the last trading day prior to the Offeror’s announcement of its intention to make the Offer).

The Offer is made only for Osisko Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of the Convertible Security and subject to applicable Laws, exercise, convert or exchange the Convertible Securities sufficiently in advance of the Expiry Time in order to obtain certificate(s) representing Osisko Shares and deposit those Osisko Shares pursuant to the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have certificate(s) representing the Osisko Shares and Rights Certificates, if applicable, received on such exercise, conversion, or exchange available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

Osisko Shareholders who have deposited Common Shares will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

No fractional Goldcorp Shares will be issued pursuant to the Offer. Where the aggregate number of Goldcorp Shares to be issued to an Osisko Shareholder pursuant to the Offer would result in a fraction of a Goldcorp Share being issuable, the number of Goldcorp Shares to be received by such Osisko Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number and the amount of cash to be received by such Osisko Shareholder will correspondingly be either decreased or increased (on the basis of C$25.29 per Goldcorp Share) to the nearest whole cent.

All cash payable under the Offer, including the cash consideration and the cash payable in lieu of fractional Goldcorp Shares otherwise issuable, will be denominated in Canadian dollars.

The obligation of the Offeror to take-up and pay for Osisko Shares pursuant to the Offer is subject to certain conditions. See “Conditions of the Offer” in Section 4 of the Offer.

Osisko Shareholders who deposit their Osisko Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Osisko Shareholders who do not deposit their Osisko Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Osisko Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Osisko Shares. See “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of the Circular.

Osisko Shareholders should contact the Depositary, the Information Agent, the Dealer Managers, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and in depositing Osisko Shares with the Depositary. The

Depositary can be contacted at 1-800-387-0825 toll free in North America or at +1-416-682-3860 outside of North America or by e-mail at inquiries@canstockta.com.

Osisko Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Osisko Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer.

Persons whose Osisko Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Osisko Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Osisko Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2.	Time for Acceptance

The Offer is open for acceptance from the date of the Offer until 5:00 p.m. (Toronto time) on February 19, 2014, or such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, “Extension and Variation in the Offer”, unless the Offer is withdrawn by the Offeror.

3.	Manner of Acceptance

Osisko Shares may be deposited under the Offer in compliance with the procedures set out under the heading “Letter of Transmittal” below. Alternatively, Osisko Shares may be deposited under the Offer in compliance with the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer” or in compliance with the procedures for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery” below.

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary at its office in Toronto, Ontario, as specified in the accompanying Letter of Transmittal (printed on blue paper), so as to be received at or prior to the Expiry Time:

(a)

the certificate(s) representing the Osisko Shares and Rights Certificate(s), if applicable, (or, alternatively, the Book-Entry Confirmation, as further discussed below) in respect of which the Offer is being accepted;

(b)

the Letter of Transmittal in the form accompanying this Offer and Circular (or a manually executed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee discussed below, if required); and

(c)	all other documents required by the instructions set out in the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to the Expiry Time, unless the Offer is extended or withdrawn or unless the procedure for guaranteed delivery set out below is used.

Participants of CDS or DTC should contact the Depositary with respect to the deposit of their Osisko Shares under the Offer. CDS and DTC will be issuing instructions to its participants as to the method of depositing such Osisko Shares under the terms of the Offer.

Osisko Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Osisko Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)

the Letter of Transmittal is signed by the registered holder(s) of the accompanying certificate(s) representing the Deposited Osisko Shares, and Rights Certificate(s), if applicable, exactly as the name(s) of the registered holder(s) appears on the certificate(s) representing the Deposited Osisko Shares, without any change whatsoever, and the cash payable and certificates for Goldcorp Shares issuable, in each case under the Offer, are to be issued and delivered directly to such registered holder(s); or

(b)	Osisko Shares are deposited for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the Letter of Transmittal is executed by a person other than the registered holder(s) of the Deposited Osisko Shares, or if the cash payable and certificates for the Goldcorp Shares are to be issued or delivered to a person other than the registered holder(s), or if the certificate(s) representing Osisko Shares and Rights Certificate(s), if applicable, in respect of which the Offer is not being accepted is (are) to be returned to a person other than such registered holder(s) or sent to an address other than the address of the registered holder(s) shown on the securities register maintained by or on behalf of Osisko:

(a)	all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution;

(b)	the accompanying certificate(s) must be endorsed or accompanied by an appropriate power of attorney, in either case, duly and properly completed by the registered holder(s);

(c)	the signature(s) on the endorsement panel or power of attorney must correspond exactly to the name(s) of the registered holder(s) as registered or as appearing on the certificate(s); and

(d)

such signature(s) must be guaranteed by an Eligible Institution, or in some other manner satisfactory to the Depositary (except that no guarantee is required if the signature is that of an Eligible Institution).

Procedure for Guaranteed Delivery

If an Osisko Shareholder wishes to accept the Offer and deposit Osisko Shares pursuant to the Offer and (a) the certificate(s) representing the Osisko Shares and, if the Separation Time has occurred prior to the Expiry Time, Rights Certificate(s), is (are) not immediately available, (b) the Osisko Shareholder cannot complete the procedure for book-entry transfer of such Osisko Shares on a timely basis, (c) the certificate(s) and Rights Certificate(s), if applicable, and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, or (d) the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Osisko Shareholders prior to the Expiry Time, those Osisko Shares may nevertheless be deposited pursuant to the Offer, provided that all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution;

(b)

a properly completed and duly executed Notice of Guaranteed Delivery (printed on yellow paper) in the form accompanying this Offer and Circular (or a manually executed facsimile thereof), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time;

(c)

the certificate(s) representing all Deposited Osisko Shares, and, if the Separation Time has occurred at or prior to the Expiry Time and Rights Certificates have been distributed to Osisko Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, properly completed and duly executed with signature(s) guaranteed if so required in accordance with the Letter of Transmittal (or in the case of a book-entry transfer, a Book-Entry Confirmation with respect to the Deposited Osisko Shares and, in the case of DTC accounts, a Letter of Transmittal or an Agent’s Message in lieu of a Letter of Transmittal), and all other documents required thereby, are received by the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date; and

(d)

in the case of SRP Rights, where the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Osisko Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, properly completed and duly executed with signature(s) guaranteed if so required in accordance with the Letter of Transmittal and all other documents required thereby are received by the Depositary at its office in Toronto,

Ontario as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after Rights Certificates are distributed to Osisko Shareholders.

The Notice of Guaranteed Delivery must be delivered by hand, couriered, transmitted by facsimile or mailed to the Depositary at its office in Toronto, Ontario as specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Acceptance by Book-Entry Transfer

Osisko Shareholders may also accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary will establish an account with respect to the Osisko Shares for purposes of the Offer at CDS within three Business Days after the date of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of an Osisko Shareholder’s Osisko Shares into the Depositary’s account in accordance with CDS procedures for such transfer.

Osisko Shareholders, and their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and, therefore, any book-entry transfer of Osisko Shares into the Depositary’s account at CDS in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the Offer.

Osisko Shareholders may also accept the Offer in the United States by following the procedures for book-entry transfer, provided that Book-Entry Confirmation of a book-entry transfer of such Osisko Shares into the Depositary’s account at DTC, together with an Agent’s Message (as defined below) in respect thereof or a properly completed and executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary will establish an account with respect to the Osisko Shares at DTC for the purpose of the Offer within three days of the date of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of a holder’s Osisko Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Osisko Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Osisko Shareholders accepting the Offer through the procedure for book-entry transfer established by DTC must make sure such documents are received by the Depositary at or prior to the Expiry Time.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Osisko Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

SRP Rights

Unless waived by the Offeror, holders of Common Shares are required to deposit one SRP Right for each Common Share in order to effect a valid deposit of such Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur prior to the Expiry Time, a deposit of Common Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed by Osisko to Osisko Shareholders prior to the time that the holder’s Common Shares are deposited pursuant to the Offer, in order for the Common Shares to be validly deposited, Rights Certificate(s) representing SRP Rights at least equal in number to the number of Common Shares deposited must be delivered with the Letter of Transmittal or, if available, a Book-Entry Confirmation, to the Depositary. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed by the time that an Osisko Shareholder deposits its Common Shares pursuant to the Offer, the Osisko Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described above. In any case, a deposit of Common Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights at least equal in number to the number of Common Shares deposited pursuant to the Offer or, if available, a Book-Entry Confirmation, to the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if the Separation Time occurs prior to the Expiry Time, that the Depositary receive, prior to taking-up the Common Shares for payment pursuant to the Offer, Rights Certificate(s) from an Osisko Shareholder representing SRP Rights or, if available, a Book-Entry Confirmation at least equal in number to the Common Shares deposited by such holder.

Currency of Payment

All cash payable under the Offer, including the cash consideration and the cash payable in lieu of fractional Goldcorp Shares otherwise issuable, will be denominated in Canadian dollars.

General

The Offer will be deemed to be accepted only if the Depositary has received the requisite documents at or prior to the time specified. In all cases, payment for the Osisko Shares deposited and taken-up by the Offeror pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) certificate(s) representing such Osisko Shares and Rights Certificate(s), if applicable (or Book-Entry Confirmation for the Osisko Shares, as applicable); (b) a Letter of Transmittal, properly completed and duly executed covering the Osisko Shares, with any signature(s) guaranteed in accordance with the instructions set out therein, if so required, (or, in the case of Osisko Shares deposited using the procedures for book-entry transfer established by CDS, a Book-Entry Confirmation for the Osisko Shares and, in the case of Osisko Shares deposited using the procedures for book-entry transfer established by DTC, Letter of Transmittal or an Agent’s Message in lieu of a Letter of Transmittal); and (c) any other documents required by the Letter of Transmittal.

The method of delivery of the certificate(s) representing Osisko Shares and Rights Certificate(s), if applicable (or a Book-Entry Confirmation and Agent’s Message as applicable), the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the depositing Osisko Shareholder. The Offeror recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained or, if mailed, that registered mail, properly insured, be used with an acknowledgement of receipt requested. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon actual receipt by the Depositary at its office in Toronto, Ontario, as specified in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

Persons whose Osisko Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Osisko Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Osisko Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of Osisko Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Osisko Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits of Osisko Shares which it determines not to be in proper form or which may be unlawful to accept under the Laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Osisko Shares. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of this Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, if applicable, and any other related documents will be final and binding.

Under no circumstances will any amount be paid by the Offeror or the Depositary by reason of any delay in exchanging any Osisko Shares or in making payments for Osisko Shares or in lieu of fractional Goldcorp Shares to any person on account of Osisko Shares accepted for exchange or payment pursuant to the Offer.

The deposit of Osisko Shares pursuant to the procedures described in the Offer will constitute a binding agreement between the depositing Osisko Shareholder and the Offeror and such agreement shall be subject to the conditions of the Offer and include representations and warranties of the depositing Osisko Shareholder that, among other things: (i) such person has full power and authority to deposit, sell, assign and transfer the Osisko Shares being deposited; (ii) such person owns the Osisko Shares being deposited; (iii) the deposit of such Osisko Shares complies with applicable securities Laws; and (iv) when such Osisko Shares are taken-up and paid for by the Offeror, in accordance with the Offer, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Osisko Shares being validly withdrawn by or on behalf of a depositing Osisko Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth herein, an Osisko Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Deposited Osisko Shares covered by the Letter of Transmittal or book-entry transfer delivered to the Depositary (the “Deposited Osisko Shares”) and in and to all rights and benefits arising from such Deposited Osisko Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Osisko Shares or any of them on and after the date of the Offer, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Osisko Shares deposited by book-entry transfer, receipt by the Depositary of a Book-Entry Confirmation, and in the case of DTC accounts, an executed Letter of Transmittal, or an Agent’s Message in lieu of a Letter of Transmittal), irrevocably constitutes and appoints, effective on and after the time (the “Effective Time”) that the Offeror takes up the Deposited Osisko Shares covered by the Letter of Transmittal (which Osisko Shares upon being taken-up are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), certain officers of the Offeror and any other person designated by the Offeror in writing (each an “Appointee”) as the true and lawful agents, attorneys, attorneys-in-fact and proxies of the depositing Osisko Shareholder with respect to the Purchased Securities, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

(a)	to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by Osisko or its transfer agent;

(b)

for so long as any Purchased Securities are registered or recorded in the name of such Osisko Shareholder, to exercise any and all rights of such Osisko Shareholder including, without limitation, the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent given prior to or after the Effective Time, to designate in such instrument, authorization or consent any person or persons as the proxy of such Osisko Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Osisko;

(c)

to execute, endorse and negotiate, for and in the name of and on behalf of such Osisko Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Osisko Shareholder;

(d)	to exercise any other rights of a holder of Purchased Securities; and

(e)

to execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey such Purchased Securities to the Offeror.

An Osisko Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Osisko Shareholder at any time with respect to the Deposited Osisko Shares or any Distributions. Such depositing Osisko Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Osisko Shares or any Distributions by or on behalf of the depositing Osisko Shareholder unless the Deposited Osisko Shares are not taken-up and paid for under the Offer or are withdrawn in accordance with Section 7 of the Offer, “Right to Withdraw Deposited Shares”.

An Osisko Shareholder who executes a Letter of Transmittal (including by book-entry transfer), also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of securities of Osisko and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy or the proxy nominee(s) of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

The authority conferred in the Letter of Transmittal, coupled with an interest, is not intended to be a continuing power of attorney within the meaning of and governed by the Substitute Decisions Act (Ontario), or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of the Letter of Transmittal shall not terminate any such CPOA granted by the undersigned previously and shall not be terminated by the execution by the person signing the Letter of Transmittal in the future of the CPOA, and the person signing the Letter of Transmittal agrees not to take any action in the future which results in the termination of the authority conferred in the Letter of Transmittal.

Further Assurances

An Osisko Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal or book-entry transfer to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Osisko Shareholder.

Formation of Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Osisko Shareholder and the Offeror, effective immediately following the time at which the Offeror takes-up Osisko Shares deposited by such Osisko Shareholder, in accordance with the terms and subject to the conditions of the Offer. This agreement includes a representation and warranty by the depositing Osisko Shareholder that:

(a)	the person signing the Letter of Transmittal has received this Offer and Circular;

(b)

the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Osisko Shares and all rights and benefits arising from such Deposited Osisko Shares including, without limitation, any Distributions, to the Offeror;

(c)

the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has good title to and is the beneficial owner of the Deposited Osisko Shares and any Distributions deposited under the Offer;

(d)

the Deposited Osisko Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Osisko Shares or Distributions, to any other person;

(e)	the deposit of the Deposited Osisko Shares and Distributions complies with applicable Laws;

(f)	all information inserted by the person signing the Letter of Transmittal is accurate and complete; and

(g)

the Deposited Osisko Shares and any Distributions taken-up and paid for by the Offeror under the Offer shall be transferred by the Osisko Shareholder and good title thereto shall be acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, Distributions, payments, securities, property, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Osisko Shares, whether or not separated from the Osisko Shares.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in or limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension and Variation in the Offer” in Section 5 of the Offer, the Offeror will have the right to withdraw the Offer and not take-up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking-up and paying for any Osisko Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied, or waived by the Offeror at or prior to the Expiry Time:

(a)

there shall have been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Osisko Shares which constitutes at least 66 2/3% of the Osisko Shares outstanding calculated on a Fully-Diluted Basis (the “Minimum Deposit Condition”);

(b)

the Offeror shall have determined in its reasonable discretion that, on terms satisfactory to the Offeror: (i) the Osisko Board of Directors shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Osisko Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Osisko Shares upon the exercise of the SRP Rights in relation to the purchase of Osisko Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered, and no notice of appeal or appeal shall have been filed, that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Osisko Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(c)

all government or regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, authorizations, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions from any Governmental Entity (including, among others those provided for under any competition or antitrust Laws) that are, in the Offeror’s discretion, necessary or desirable to: (i) complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (ii) issue and list the Goldcorp Shares issued pursuant to the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction on the TSX and the NYSE; or (iii) prevent or avoid the occurrence of a Material Adverse Effect as a result of the completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its discretion;

(d)

all requisite third party consents or waivers of rights that are, in the Offeror’s reasonable discretion, necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained on terms satisfactory to the Offeror in its reasonable discretion;

(e)

the Offeror shall have determined in its reasonable discretion that: (i) no inquiry, act, action, suit, demand, proceeding, objection or opposition shall have been commenced, taken, threatened or be pending before or by any Governmental Entity or by any Governmental Official or private person (including, without limitation, any individual, company, firm, group or other entity), whether or not having the force of Law, (ii) there shall not be in effect, pending or threatened any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition, and (ii) no Law shall exist or have been proposed, enacted, entered, promulgated, amended or applied, whether or not having the force of Law, in each case:

(A)	which may challenge, prevent, prohibit or make uncertain the ability of, or make it inadvisable for, the Offeror to proceed with, to make or maintain the Offer;

(B)

seeking to make illegal, delay, restrict or impose material limitations or conditions on or make materially more costly: (I) the acquisition by, or sale to, the Offeror of any Osisko Shares under the Offer, or any Compulsory Acquisition or Subsequent Acquisition Transaction; (II) the take-up or acquisition of Osisko Shares by the Offeror; (III) the issuance and delivery of the Goldcorp Shares and/or the delivery of the cash consideration for Osisko Shares taken-up or acquired by the Offeror; (IV) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Osisko Shares; (V) the ownership or operation or effective control by the Offeror of any material portion of the business or assets of Osisko or its subsidiaries or to compel the Offeror or its subsidiaries to dispose of or hold separate any material portion of the business or assets of Osisko or any of its subsidiaries as a result of the Offer; or (VI) the ability of the Offeror and its subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(C)

seeking to obtain from the Offeror or any of its subsidiaries or Osisko or any of its subsidiaries any material damages, fees, levies or penalties directly or indirectly in connection with the Offer or seeking to impose limitations on the conduct of business by Osisko or its subsidiaries, or seeking any other remedy that would materially reduce the value of Osisko’s assets or the Osisko Shares;

(D)

which, if successful, in the reasonable discretion of the Offeror, would make uncertain the ability of the Offeror and its subsidiaries to complete any Compulsory Acquisition or Subsequent Acquisition Transaction;

(f)

the Offeror shall not have become aware of any material impairment or any material adverse claims, rights, interests, limitations or other restrictions of any kind whatsoever in respect of any of Osisko’s properties or assets, including without limitation any mineral rights or concessions not specifically and publicly disclosed prior to the date of the Offer;

(g)

the Offeror shall have determined in its reasonable discretion that none of the following shall exist or shall have occurred (which has not been cured or waived), or shall be threatened: (i) any property, right, concession, permit or licence of Osisko or of any of its subsidiaries has been or may be impaired or otherwise adversely affected, for any reason whatsoever, including without limitation as a result of the making of the Offer, taking-up and paying for Deposited Osisko Shares, the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or otherwise; or (ii) any covenant, term or condition in any of the notes, bonds, mortgages, indentures, licences, leases, contracts, agreements or other instruments or obligations to which Osisko or any of its subsidiaries is a party or to which they or any of their properties or assets are subject, which in either case might reduce the expected economic value to the Offeror of the acquisition of Osisko or make it inadvisable for the Offeror to proceed with the Offer and/or taking-up and paying for Deposited Osisko Shares pursuant to the Offer, and/or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction including, but not limited to, any default, right of termination, acceleration, right of first refusal, pre-emptive right, purchase right, loss of control or operatorship, pricing change or other event that might ensue as a result of the Offeror taking-up and paying for Deposited Osisko Shares pursuant to the Offer or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(h)

the Offeror shall have determined in its reasonable discretion that none of Osisko, any of its subsidiaries or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event which might reduce the expected economic value to the Offeror of the acquisition of Osisko or make it inadvisable for the Offeror to proceed with the Offer and/or with the taking-up and paying for Deposited Osisko Shares under the Offer and/or the completion of a Compulsory Acquisition or any Subsequent Acquisition Transaction including, without limiting the generality of the foregoing:

(i)

any action or event with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of Osisko or any of its subsidiaries (other than any such sale, disposition or other dealing between Osisko and any subsidiary of Osisko or in the ordinary course of business consistent with past practice); any issuance of securities (other than in connection with the exercise, conversion or exchange of the currently outstanding Convertible Securities in each case in accordance with their terms as publicly disclosed prior to the date hereof) or the payment of any dividends or other Distributions; altering or proposing to alter any material term of any outstanding security; any acquisition or transaction causing a reduction in the number of, or authorizing or proposing the acquisition or other reduction in the number of outstanding Osisko Shares or other securities of Osisko or any of its subsidiaries; incurring, authorizing, committing to incur or proposing the incurrence of any material debt or project financing or the making of any loans or advances or guaranteeing or becoming otherwise responsible for any liabilities or obligations of any other person or material steps in furtherance of the foregoing; any acquisition from a third party of assets (except in the ordinary course of business consistent with past practice) or securities by Osisko or any of its subsidiaries, any reorganization of Osisko or its subsidiaries, or any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Osisko or any of its subsidiaries; or any capital expenditure by Osisko or any of its subsidiaries not in the ordinary course of business and consistent with past practice; the making of or committing to make any capital expenditure by Osisko or any of its subsidiaries (other than in the ordinary course of business consistent with past practice); the waiving, releasing, granting, transferring or amending of any rights of material value under: (A) any existing material contract in respect of any material joint ventures or material properties or projects; or (B) any other material license, lease, permit, authorization, concession, contract, agreement, instrument or other document (other than in the ordinary course of business consistent with past practice and only if so doing would not have a Material Adverse Effect on Osisko or any of its subsidiaries); or any change to Osisko’s constating documents;

(ii)

adopting, establishing or entering into any new or amending any existing employment, change in control, severance, compensation or similar agreement, arrangement or plan with or for one or more of Osisko’s or its subsidiaries’ employees, consultants, officers or directors or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants, officers or directors of Osisko or its subsidiaries, whether or not as a result of or in connection with the transactions contemplated by this Offer and Circular (except for the grant, subsequent to the date of the Offer, of awards under Osisko’s existing publicly disclosed Osisko Stock Option Plan, incentive and other compensatory plans which are subject to the same terms as awards granted prior to such date under such plans and are granted to employees existing as of the date hereof in accordance with past practice, including with respect to the timing and magnitude of previous grants of such awards);

(iii)	except as may be required by Law, taking any action to adopt, establish, terminate or amend any employee benefit plan of Osisko or any of its subsidiaries; or

(iv)	any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Osisko, or any agreement to engage in any of the foregoing;

(i)

the Offeror shall have determined, in its reasonable discretion, that there shall have been no change, effect, event, circumstance, occurrence or state of facts, pending or threatened that has or may have a Material Adverse Effect and that the Offer (and any Compulsory Acquisition or any Subsequent Acquisition Transaction), if consummated, shall not trigger a Material Adverse Effect;

(j)

the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made, in any document filed by or on behalf of Osisko with any Securities Regulatory Authority, including without limitation any technical report, annual information form, financial statement, material change report, management proxy circular, press release or any other document so filed or released by Osisko to the public, which the Offeror shall have determined in its reasonable judgment is material and adverse or may reasonably be considered to be significant to a purchaser of the Osisko Shares, and Osisko shall have disclosed all material changes in relation to Osisko which occurred prior to January 13, 2014, in non-confidential material change reports filed with any Securities Regulatory Authority;

(k)

the Offeror shall have determined in its reasonable discretion that there shall not have occurred, developed or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX or on any national securities exchange or the over-the-counter market in the United States; (ii) any extraordinary or material adverse change in the financial, banking or capital markets in Canada or the United States; (iii) a material change in currency exchange rates or a suspension of, or limitation on, the markets therefor; (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States; (v) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that might affect the extension of credit by, banks or other lending institutions in Canada or the United States; (vi) any natural disaster, commencement of war or armed hostilities, other acts of sabotage, military action or police action or other national or international calamity or crisis involving Canada, the United States or any other jurisdiction in which Osisko or any of its subsidiaries operate their business or any attack on, or outbreak or act of terror in or involving any such jurisdiction; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(l)

neither Osisko nor any of its subsidiaries shall have: (i) offered, promised, paid or authorized, or taken any act in furtherance of any offer, promise, payment or authorization of any payment, contribution or gift of anything of value (including, without limitation any expense or entertainment), directly or indirectly, to any Government Official or Person of Concern for the purpose of securing discretionary action or inaction or a decision of any Government Official, influence over discretionary action of any Government Official, or any improper advantage; or (ii) taken any action which is otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of the Corruption of Foreign Public Officials Act (Canada), the US Foreign Corrupt Practices Act or similar applicable Laws of any other jurisdiction prohibiting corruption, bribery or money laundering in connection with any of their business;

(m)

neither the Offeror nor any of its subsidiaries shall have entered into a definitive agreement or an agreement in principle with Osisko providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with Osisko or for the acquisition of securities of Osisko or for the commencement of a new offer to purchase Osisko Shares pursuant to which the Offeror has determined that this Offer will be terminated; and

(n)

the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information relating to Osisko and its subsidiaries (including without limitation access to the Canadian Malartic Mine site and management of Osisko) as has been given, provided or made available by Osisko or any of its subsidiaries at any time on or after November 9, 2013, to any potential acquiror or, in any case, which a potential acquiror would reasonably require to be given, provided or have made available to it, in each case for the purpose of considering or seeking information to consider a negotiated take-over bid, merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Osisko or any of its subsidiaries and in each case on substantially the same terms and conditions as have been or would reasonably be imposed on a potential acquiror, other than any term or condition that would be inconsistent with or would render the Offeror unable to make the Offer or a revised offer, to take-up and pay for any Deposited Shares or any Osisko Shares deposited pursuant to a revised offer or to complete the acquisition of the Osisko Shares pursuant to the terms of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including without limitation any action or inaction by the Offeror giving rise to any such assertions). The Offeror may waive any of the foregoing conditions in its sole discretion, in whole or in part, at any time and from time to time, both prior to and after the Expiry Time, without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

The foregoing conditions are subject to the Offeror’s notification obligations with respect to changes in the information contained in this Offer and Circular that would reasonably be expected to affect the decision of an Osisko Shareholder to accept or reject the Offer, as described in Section 5 of the Offer.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Osisko Shareholders thereof in the manner set forth in “Notices and Delivery” in Section 11 of the Offer, and shall provide a copy of the aforementioned notice to the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take-up or pay for any Osisko Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Osisko Shares and Rights Certificates, if applicable, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See “Return of Deposited Shares” in Section 8 of the Offer.

5.	Extension and Variation in the Offer

The Offer is open for acceptance from the date of the Offer until, but not after, the Expiry Time, subject to extension or variation in the Offeror’s sole discretion, unless the Offer is withdrawn by the Offeror.

Subject as hereinafter described, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Laws), to extend the Expiry Time or vary the Offer by giving written notice (or other communication subsequently confirmed in writing, provided that such confirmation is not a condition of the effectiveness of the notice) of such extension or variation to the Depositary at its office in Toronto, Ontario, and by causing the Depositary, if required by applicable Laws, as soon as practicable thereafter to communicate such notice in the manner set out in “Notices and Delivery” in Section 11 of the Offer, to all registered Osisko Shareholders whose Osisko Shares have not been taken-up prior to the extension or variation. The Offeror shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the TSX. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its office in Toronto, Ontario.

Where the terms of the Offer are varied, the Offer Period will not expire before ten days after the notice of change or variation has been given to Osisko Shareholders, unless otherwise permitted by applicable Laws and subject to abridgement or elimination of the Offer Period pursuant to such orders or other forms of relief as may be granted by any applicable Securities Regulatory Authority. Accordingly, if prior to the Expiry Time, the Offeror changes the consideration offered pursuant to the Offer, or reduces the percentage of the Osisko Shares sought, and if the Offer is scheduled to expire at any time earlier than the tenth day from the date that notice of such change or variation is first published, mailed or given to Osisko Shareholders, the Offer will be extended at least until the expiration of such tenth day.

If, prior to the Expiry Time, or after the Expiry Time but prior to the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of an Osisko Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates unless it is a change in a material fact relating to the Goldcorp Shares), the Offeror will give written notice of such change to the Depositary at its office in Toronto, Ontario, and will cause the Depositary, if required by applicable Laws, as soon as practicable thereafter, to provide a copy of such notice in the manner set forth under “Notices and Delivery” in Section 11 of the Offer, to all Osisko Shareholders whose Osisko Shares have not been taken-up under the Offer at the date of the occurrence of the change. As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement and dissemination of the change in information to the extent and in the manner required by applicable Laws. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its office in Toronto, Ontario.

Notwithstanding the foregoing but subject to applicable Laws, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer (other than those waived by the Offeror) have been satisfied or complied with, unless the Offeror first takes-up all Osisko Shares then deposited under the Offer and not withdrawn.

During any extension, or in the event of any variation or change in information, all Osisko Shares previously deposited and not taken-up or withdrawn will remain subject to the Offer and may be taken-up by the Offeror in accordance with the terms hereof, subject to the provisions set out under “Right to Withdraw Deposited Shares” in Section 7 of the Offer. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of any of its rights set out under “Conditions of the Offer” in Section 4 of the Offer.

If, prior to the Expiry Time, the consideration being offered for the Osisko Shares under the Offer is increased, such increased consideration will be paid to each of the depositing Osisko Shareholders whose Osisko Shares are taken-up under the Offer, whether or not such Osisko Shares were taken-up prior to the increase.

6.	Take-up of and Payment for Deposited Shares

If all the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will become obligated to take-up and pay for Osisko Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time, but in any event not later than ten days after the Expiry Time. The Offeror will be obligated to promptly pay for the Deposited Osisko Shares so taken-up, but in any event not later than the earlier of (a) the tenth day after the Expiry Time, and (b) three Business Days after taking-up such Osisko Shares. Any Osisko Shares deposited pursuant to the Offer after the first date on which Osisko Shares have been taken-up by the Offeror but prior to the Expiry Date will be taken-up and paid for promptly, and in any event within ten days of such deposit.

For the purposes of the Offer, the Offeror will be deemed to have taken-up and accepted for payment Osisko Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. Subject to applicable Laws, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking-up and paying for any Deposited Osisko Shares or to terminate the Offer and not take-up or pay for any Osisko Shares pursuant to the Offer if any condition specified under “Conditions of the Offer” in Section 4 of the Offer is not satisfied or waived, by giving written notice thereof or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario.

The Offeror also expressly reserves the right, in its sole discretion, to delay taking-up and paying for Deposited Osisko Shares in order to comply, in whole or in part, with any applicable government regulatory approval. The ability of the Offeror to delay the payment for Deposited Osisko Shares that the Offeror has taken-up may be limited by applicable Law.

The Offeror will pay for Osisko Shares validly deposited pursuant to the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Osisko Shareholders and by providing the Depositary with sufficient share certificates representing the Goldcorp Shares for transmittal to depositing Osisko Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Osisko Shares on the purchase price of Osisko Shares purchased by the Offeror, regardless of any delay in making such payment.

The Depositary will act as the agent of persons who have deposited Osisko Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Osisko Shares under the Offer.

Settlement with each Osisko Shareholder who has deposited (and not withdrawn) Osisko Shares under the Offer will be made by the Depositary issuing or causing to be issued a cheque (except for payments in excess of C$25 million, which will be made by wire transfer, as set out in the Letter of Transmittal) payable in Canadian funds and delivering or causing to be delivered certificates or by book-entry transfer, if applicable, representing Goldcorp Shares in the amount to which the person depositing Osisko Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the cheque and certificate(s) or DRS Statement(s) will be issued in the name of the registered holder of the Deposited Osisko Shares so deposited. Unless the person depositing the Osisko Shares instructs the Depositary to hold the cheque and certificate(s) for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque and certificate(s) or DRS Statement(s) will be forwarded by first-class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque and certificate(s) or DRS Statement(s) will be sent to the address of the registered holder of the Osisko Shares as shown on the securities register maintained by or on behalf of Osisko. Cheques and certificate(s) or DRS Statement(s) mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Laws, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to an Osisko Shareholder.

Osisko Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Osisko Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

7.	Right to Withdraw Deposited Shares

Except as otherwise provided in this Section 7 of the Offer or otherwise required by applicable Laws, all deposits of Osisko Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Osisko Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Osisko Shareholder:

(a)	at any time prior to the Osisko Shares having been taken-up by Goldcorp under the Offer;

(b)	if the Deposited Osisko Shares have not been paid for by the Offeror within three Business Days after having been taken-up; or

(c)	at any time prior to the expiration of ten days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of an Osisko Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates unless it is a change in a material fact relating to the Goldcorp Shares), in the event that such change occurs prior to the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer, or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Osisko Shares where the Expiry Time is not extended for more than ten days), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or Securities Regulatory Authorities) and only if such Deposited Osisko Shares have not been taken-up by the Offeror at the date of the notice.

Withdrawals of Osisko Shares deposited pursuant to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Osisko Shareholder and must be actually received by the Depositary at the place of deposit within the time limits indicated above. Notices of withdrawal: (i) must be made by a method, including a manually executed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Osisko Shares which are to be withdrawn; (iii) must specify such person’s name, the number of Osisko Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Osisko Shares to be withdrawn; and (iv) must be actually received by the Depositary at the place of deposit of the applicable Osisko Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Osisko Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

Alternatively, if Osisko Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer, any notice of withdrawal must specify the name and number of the account at the book entry transfer facility to be credited with the withdrawn Osisko Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

A withdrawal of Osisko Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Persons whose Osisko Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to withdraw the Osisko Shares deposited pursuant to the Offer.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. There will be no obligation on the Offeror, the Depositary or any other person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

Withdrawals cannot be rescinded and any Osisko Shares withdrawn will thereafter be deemed to be not validly deposited for the purposes of the Offer. However, withdrawn Osisko Shares may be redeposited prior to the Expiry Time by following one of the procedures described under “Manner of Acceptance” in Section 3 of the Offer.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking-up the Deposited Osisko Shares or is unable to take-up Deposited Osisko Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable Laws, retain on behalf of the Offeror all Deposited Osisko Shares and Distributions, and such Osisko Shares may not be withdrawn except to the extent that depositing Osisko Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable Laws.

In addition to the foregoing rights of withdrawal, Osisko Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See “Offeree Shareholders’ Statutory Rights” in Section 28 of the Circular.

8.	Return of Deposited Shares

Any Deposited Osisko Shares that are not taken-up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Osisko Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either: (a) sending certificates representing the Osisko Shares and Rights Certificates, if applicable, not purchased by first-class insured mail to the address of the depositing Osisko Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Osisko; or (b) in the case of Osisko Shares deposited by book-entry transfer pursuant to the procedures set out in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer, such Osisko Shares will be credited to the depositing Osisko Shareholder’s account maintained with CDS or DTC, as applicable, from which such book-entry transfer was made.

9.	Mail Service Interruption

Notwithstanding the provisions of this Offer and Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques, certificates representing Goldcorp Shares and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, certificates representing Goldcorp Shares and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary in Toronto, Ontario until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under “Take-up of and Payment for Deposited Shares” in Section 6 of the Offer, cheques, share certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Osisko Shareholder at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under “Notices and Delivery” in Section 11 of the Offer.

10.	Changes in Capitalization, Dividends and Distributions

If, on or after the date of the Offer, Osisko should divide, combine, reclassify, consolidate, convert or otherwise change any of the Osisko Shares or its capitalization, issue any Osisko Shares, or issue, grant or sell any securities convertible into Osisko Shares, or disclose that it has taken or intends to take any such action, then the Offeror, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer, may make such adjustments as it considers appropriate to the purchase price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect that division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See “Extension and Variation in the Offer” in Section 5 of the Offer.

Osisko Shares and any Distributions acquired pursuant to the Offer shall be transferred by the Osisko Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances claims, equities and rights of others and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights (including SRP Rights), assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Osisko Shares, whether or not separated from the Osisko Shares.

If, on or after the date of the Offer, Osisko should declare, set aside or pay any dividend or declare, make or pay any other Distribution or payment on, or declare, allot, reserve or issue any securities, rights or other interests with respect to any Osisko Share which is or are payable or distributable to Osisko Shareholders on a record date that is prior to the date of transfer into the name of the Offeror or its nominee or transferee on the register of Osisko Shareholders maintained by or on behalf of Osisko in respect of Osisko Shares accepted for purchase under the Offer, then (and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer):

(a)

in the case of any such cash dividend, Distribution or payment that in the aggregate amount does not exceed the cash consideration payable per Osisko Share, the amount of the dividends, Distributions or payments will be received and held by the depositing Osisko Shareholder for the account of the Offeror until the Offeror pays for such Osisko Shares and the purchase price per Osisko Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend, Distribution or payment; and

(b)

in the case of any such cash dividend, Distribution or payment that in the aggregate amount exceeds the cash consideration payable per Osisko Share, or in the case of any other non-cash dividend, Distribution, payment, right or other interest, the whole of any such dividend, Distribution, payment, right or other interest (and not simply the portion that exceeds the purchase price per Osisko Share payable by the Offeror under the Offer), will be received and held by the depositing Osisko Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Osisko Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer.

Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, Distribution, payment, right or other interest and may withhold the entire amount of cash and share consideration payable by the Offeror pursuant to the Offer or deduct from the cash and share consideration payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

The declaration or payment of any such dividend or Distribution may have tax consequences not discussed under “Canadian Federal Income Tax Considerations” in Section 22 and “United States Federal Income Tax Considerations” in Section 23 of the Circular.

11.	Notices and Delivery

Without limiting any other lawful means of giving notice and unless otherwise specified by applicable Laws, any notice that the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid to the registered holders of Osisko Shares at their respective addresses appearing in the share register maintained by or on behalf of Osisko and, unless otherwise specified by applicable Laws, will be deemed to have been delivered and received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Osisko Shareholders and notwithstanding any interruption of mail services in Canada or the United States following mailing.

Except as otherwise permitted by applicable Laws, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise permitted by applicable Laws, if post offices in Canada or the United States are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Osisko Shareholders if: (a) it is given to the TSX for dissemination through their facilities; (b) it is published once in the National Edition of The Globe and Mail or The National Post and in La Presse in Québec; or (c) it is given to the CNW Newswire service for dissemination through its facilities.

This Offer and Circular and the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Osisko Shares by first class mail, postage prepaid or made in such other manner as is permitted by applicable

Securities Regulatory Authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Osisko in respect of the Osisko Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Osisko Shares when such listings are received.

Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at the address listed for the Depositary in the Letter of Transmittal or at the address of the Depositary as specified in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address specified in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.	Market Purchases

The Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Osisko Shares by making purchases through the facilities of the TSX at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Laws. In no event, however, will the Offeror (or its affiliates) make any such purchases of Osisko Shares until the third Business Day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of MI 62-104, Section 2.1 of OSC Rule 62-504 and Section 93.1 of the OSA in the event it decides to make any such purchases:

(a)	such intention shall be stated in a news release issued and filed at least one Business Day prior to making such purchases;

(b)	the aggregate number of Osisko Shares beneficially acquired shall not exceed 5% of the outstanding Osisko Shares as of the date of the Offer, calculated in accordance with applicable Laws;

(c)	the purchases shall be made in the normal course through the facilities of the TSX;

(d)

the Offeror shall issue and file a news release containing the information required under applicable Laws immediately after the close of business of the TSX on each day on which Osisko Shares have been purchased; and

(e)

the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Osisko Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of MI 62-104 or Section 2.1 of OSC Rule 62-504 and Section 93.1 of the OSA will be counted in any determination as to whether the Minimum Deposit Condition has been fulfilled.

Although the Offeror has no present intention to sell Osisko Shares taken-up and paid for under the Offer, it reserves the right to make or to enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Osisko Shares after the Expiry Time, subject to applicable Laws and to compliance with Section 2.7(2) of MI 62-104 or Section 93.4(2) of the OSA, as applicable.

13.	Other Terms of the Offer

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror or its affiliates other than as contained herein or in the accompanying Circular, and if any such information is given or made it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Dealer Managers, the Depositary or the Information Agent for the purposes of the Offer.

The Offer and all contracts resulting from the acceptance thereof shall be governed by, and be construed in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

The provisions of the Definitions, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Osisko Shares.

The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Osisko Shares deposited pursuant to the Offer but any such transfer will not relieve the Offeror of its obligations under the Offer and in no way will prejudice the rights of persons depositing Osisko Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

This Offer and Circular does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Osisko Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Osisko Shareholders in any such jurisdiction.

Where the Offer provides that the time for the taking of any action, the doing of anything or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as a the case may be, on the next Business Day.

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Osisko Share or any particular Osisko Shareholder. There shall be no duty or obligation of the Offeror, the Depositary, or any other person to give notice of any defect or irregularity in the deposit of any Osisko Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian securities Laws with respect to the Offer. Osisko Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

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DATED: January 14, 2014	GOLDCORP INC.

	By:	(signed) “Charles A. Jeannes”
Name: Charles A. Jeannes
Title: President and Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the accompanying Offer dated January 14, 2014, by the Offeror to purchase the issued and outstanding Common Shares, together with the associated SRP Rights, including Osisko Shares that may become outstanding after the date of the Offer but prior to the Expiry Time upon the exercise, conversion or exchange of Convertible Securities. Osisko Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Capitalized terms used in this Circular, where not otherwise defined herein, are defined in the Section entitled “Definitions,” unless the context otherwise requires.

Except as otherwise indicated, the information concerning Osisko contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with the Securities Regulatory Authorities in Canada and other public sources at the time of the Offer. Osisko has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Osisko contained herein. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Osisko taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information or for any failure by Osisko to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Osisko.

1.	The Offeror

Goldcorp Inc. is a corporation governed by the Business Corporations Act (Ontario). Effective December 1, 2006, the Offeror amalgamated with Glamis Gold Ltd. The Goldcorp Shares are listed on the TSX under the symbol “G” and the NYSE under the symbol “GG”. The Offeror’s head office is located at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

Goldcorp is a leading global gold producer engaged in the acquisition, exploration, development and operation of gold properties in Canada, the United States, Mexico and Central and South America. Goldcorp is one of the lowest cost and fastest growing multi-million ounce senior gold producers in the world. The principal products and sources of cash flow for Goldcorp are derived from the sale of gold and the byproduct silver, copper, lead and zinc produced.

Goldcorp’s mineral properties, in which Goldcorp or its subsidiaries hold a direct interest in the underlying mineral property, by jurisdiction are as follows:

Canada and the United States

•

a 100% interest in the Red Lake gold mines (the “Red Lake Gold Mines”) in Canada, a 72% interest held by Goldcorp and a 28% interest held by Goldcorp Canada Ltd., a wholly-owned subsidiary of Goldcorp (the Red Lake Gold Mines are considered to be a material mineral property to Goldcorp), including a 100% interest in the nearby Bruce Channel deposit in Canada;

•	a 100% interest in the Éléonore gold project (the “Éléonore Project”) in Canada (the Éléonore Project is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Porcupine gold mines in Canada, a 49% interest held by Goldcorp and a 51% interest held by Goldcorp Canada Ltd.;

•	a 100% interest in the Musselwhite gold mine in Canada, a 32% interest held by Goldcorp and a 68% interest held by Goldcorp Canada Ltd.;

•	a 66 2⁄3% interest in the Marigold gold mine in the United States;

•	a 100% interest in the Wharf gold mine in the United States; and

•	a 40% interest in the Dee/South Arturo gold exploration project in the United States.

Mexico

•	a 100% interest in the Peñasquito gold-silver-lead-zinc mine (the “Peñasquito Mine”) in Mexico (the Peñasquito Mine is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Los Filos gold-silver mine (the “Los Filos Mine”) in Mexico (the Los Filos Mine is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the El Sauzal gold mine in Mexico;

•	a 100% interest in the Noche Buena gold-silver project in Mexico; and

•	a 100% interest in the Camino Rojo gold-silver project in Mexico.

Central and South America

•	a 40% interest in the Pueblo Viejo gold-silver-copper mine (the “Pueblo Viejo Mine”) in the Dominican Republic (the Pueblo Viejo Mine is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Cerro Negro gold-silver project (the “Cerro Negro Project”) in Argentina (the Cerro Negro Project is considered to be a material mineral property to Goldcorp);

•	a 100% interest in the Marlin gold-silver mine in Guatemala;

•	a 70% interest in the El Morro gold-copper project in Chile;

•	a 37 1⁄2% interest in the Bajo de la Alumbrera gold-copper mine in Argentina (the “Alumbrera Mine”); and

•	a 100% interest in the Cerro Blanco gold-silver project in Guatemala.

In addition, Goldcorp currently holds approximately 39.7% of Tahoe Resources Inc.’s issued and outstanding common shares and holds approximately 26.9% of Primero Mining Corp.’s issued and outstanding common shares.

Goldcorp’s principal product is gold doré with the refined gold bullion sold primarily in the London spot market. As a result, Goldcorp will not be dependent on a particular purchaser with regard to the sale of the gold doré. In addition to gold, Goldcorp also produces silver, copper, lead and zinc primarily from concentrate produced at the Peñasquito Mine and the Alumbrera Mine which is sold to third party refineries.

Recent Developments

Mexican Tax and Impairment Charge

In December 2013, the Mexican President passed a bill that increases the effective tax rate applicable to Goldcorp’s Mexican operations. The bill increases the future corporate income tax rate to 30%, creates a 10% withholding tax on dividends paid to non-resident shareholders (subject to any reduction by an Income Tax Treaty) and creates a new Extraordinary Mining Duty equal to 0.5% of gross revenues from the sale of gold, silver, and platinum. In addition, the proposal requires taxpayers with mining concessions to pay a new 7.5% Special Mining Duty. The Extraordinary Mining Duty and Special Mining Duty will be tax deductible for income tax purposes. The Special Mining Duty will generally be applicable to earnings before income tax, depreciation, depletion, amortization, and interest. In calculating the Special Mining Duty there will be no deductions related to development type costs but exploration and prospecting costs are deductible when incurred.

Goldcorp estimates a non-cash charge between $650 million to $850 million related to the deferred tax impacts of the above tax changes, however, Goldcorp is still completing its assessment of the impact of the new tax law and will finalize this estimate once the analysis is complete.

Additionally, Goldcorp expects to recognize an impairment charge of approximately $320 million in the fourth quarter of 2013, net of tax, principally in respect of Goldcorp’s 37.5% interest in Alumbrera and certain of its exploration properties in Mexico.

Updated Technical Report for Peñasquito Mine

On January 8, 2014, Goldcorp announced that an updated NI 43-101 technical report has been filed for its 100%-owned Peñasquito Mine. As detailed in the technical report, the 2014 and five-year production profile has been positively affected by the revised mine plan. The report indicates increased cash flows over the life of the mine, supporting the current carrying value of the Peñasquito Mine cash-generating unit. It also includes a reduction to the projected mine life from 19 years to 13 years because the final two phases of the previous ultimate pit and lower-grade mineralized material will not be mined or processed under current assumptions. A commensurate reduction in the Mineral Reserve estimates has resulted. The higher strip ratio pushbacks and lower-grade material requiring higher commodity prices to be economically processed has been re-classified as Mineral Resources.

In 2014, exploration at the Peñasquito Mine will continue to focus on defining the high-grade core of the copper-gold, sulphide-rich skarn mineralization located below and adjacent to current Mineral Reserves. Metallurgical test work on the mineralization is underway. In addition to exploration, Goldcorp is investigating the potential for producing a saleable copper concentrate at the Peñasquito Mine. An additional study is also underway to assess the viability of leaching a pyrite concentrate from the zinc flotation tailings. Successful implementation of one or both of these new process improvements has the potential to significantly improve the overall economics and add to the Mineral Reserves of the Peñasquito Mine through the addition of another saleable product, and increasing gold and silver recoveries, respectively. Completion of the studies is expected by the end of 2014.

A summary of the technical report can be found in the material change report of Goldcorp filed on January 8, 2014, which is incorporated by reference herein.

Update on Land Claim Settlement with Cerro Gordo Ejido

In 2005, prior to construction of the Peñasquito Mine, an agreement was negotiated with the Cerro Gordo Ejido for the use of 600 hectares (approximately 1,483 acres) of surface land located within the confines of the proposed Peñasquito Mine site. The terms of the agreement were based on comparable surface valuations in the region as well as on similar agreements at the Peñasquito Mine and other Mexican mining operations. In 2009, the Cerro Gordo Ejido commenced an action against Minera Peñasquito in Mexico’s agrarian courts challenging the land use agreement. Following a series of legal proceedings, the agrarian courts ruled on June 18, 2013, that the land use agreement was null and ordered the land to be returned to the Cerro Gordo Ejido for payment of 2.4 million pesos. Three separate claims are currently proceeding in the First District Court of Zacatecas by the Cedros and Mazapil Ejidos and a local transportation union which have resulted in the temporary and permanent suspension of the agrarian court’s ruling. Under a permanent suspension, the agrarian court’s ruling is suspended pending final determination of the Cedros Ejido’s claim following appeal. The Cerro Gordo Ejido has appealed the permanent suspension.

Negotiations are taking place under the official observation of the office of the Mexican Secretary of the Economy and Goldcorp believes that proper representatives of both parties are currently engaged in a constructive process with a view to reaching a mutually beneficial settlement of the land claim. Goldcorp has prepared the required filings and is taking steps to expropriate the disputed lands. In addition, Goldcorp will continue to employ all legal means at its disposal to ensure continuity of operations and to protect Goldcorp’s mineral concession rights consistent with Mexican law. Operations at the Peñasquito Mine have not been impacted.

Agreement with the Government of the Dominican Republic regarding Pueblo Viejo Mine

On May 8, 2013, Goldcorp announced that PVDC had reached an agreement in principle with the Government of the Dominican Republic concerning amendments to the Pueblo Viejo SLA. The Pueblo Viejo Mine is operated by PVDC, which is jointly owned by Barrick (60%) and Goldcorp (40%). Following approval by the Dominican Republic National Congress on September 25, 2013, President Danilo Medina ratified the amendments to the SLA. The amendments to the SLA set out revised fiscal terms and clarify various administrative and operational matters to the mutual benefit of the Dominican Republic and PVDC in order to facilitate project development and future operations.

Offering of $1.5 billion Senior Unsecured Notes

On March 20, 2013, Goldcorp completed a public offering of $1.5 billion in aggregate principal amount of senior unsecured notes, consisting of $0.5 billion aggregate principal amount of 2.125% notes due March 15, 2018, and $1.0 billion aggregate principal amount of 3.70% notes due March 15, 2023.

For further information regarding the Offeror, refer to the Offeror’s filings with the Securities Regulatory Authorities in Canada which may be obtained through SEDAR at www.sedar.com or the Offeror’s filings with the SEC which are available at the SEC’s website at www.sec.gov.

2.	Osisko

Osisko was incorporated pursuant to the CBCA on February 18, 1982, under the name “Ormico Exploration Ltée”. Osisko subsequently amended its articles on September 24, 1998, to change its corporate name to “Osisko Exploration Ltée” and, on May 15, 2008, to change its corporate name to “Osisko Mining Corporation”. The Osisko Shares are listed on the TSX under the stock symbol “OSK” and on the Frankfurt Deutsche Boerse in Germany under the symbol “EWX”. The Osisko Shares are traded on the OTC Pink Current Information Marketplace under the symbol “OSKFF”. Osisko’s head and registered office is located at 1100 av. des Canadiens-de-Montréal, Suite 300, P.O. Box 211, Montreal, Québec.

For further information regarding Osisko, refer to Osisko’s filings with the Securities Regulatory Authorities in Canada which may be obtained through SEDAR at www.sedar.com.

3.	Background to the Offer

The management of the Offeror and the Goldcorp Board of Directors continually review the Offeror’s portfolio in light of the changing competitive environment in its industry, with the objective of identifying strategic alternatives and other opportunities, including business combination transactions, joint ventures and other commercial transactions, that may be available to improve the Offeror’s business, support its corporate strategy and enhance shareholder value. As part of this ongoing review process, in 2008 the Offeror identified the potential acquisition of Osisko as an attractive strategic opportunity and determined to explore whether a mutually beneficial transaction could be negotiated with Osisko.

This background to the offer section outlines a five year history of frustrated attempts by the Offeror to engage Osisko in discussions about a possible transaction. As described below, since 2008, the Offeror has made repeated and genuine attempts to discuss a mutually beneficial transaction with Osisko. Osisko has continually refused to either negotiate or engage in meaningful dialogue, leading to the current circumstances where the Offeror believes the Offer made by this Offer and Circular is the only way to deliver the expected benefits of a transaction to all Osisko Shareholders.

On August 14, 2008, the Offeror entered into a confidentiality agreement with Osisko (the “2008 Confidentiality Agreement”), which included a two year “standstill” provision, which prevented the Offeror from making an offer directly to Osisko Shareholders without the consent of Osisko. As part of its due diligence efforts, the Offeror completed an initial site visit to the Canadian Malartic Mine on August 19, 2008 prior to the commencement of construction at the Canadian Malartic Mine.

On September 9, 2008, the President and Chief Executive Officer of the Offeror, was approached by Osisko’s Chief Executive Officer, on behalf of EurAsia Holding AG (a holding company under the control of certain executives and directors of Osisko), to determine whether the Offeror would be interested in purchasing 8,000,000 Osisko Shares at a price of C$2.50 per Osisko Share. The Offeror agreed to purchase the shares.

During October 2008, the President and Chief Executive Officer and other representatives of the Offeror met with Osisko’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in Montreal to commence negotiations with respect to the acquisition of all of the outstanding Osisko Shares. Various discussions took place throughout October and November of 2008 regarding a potential private placement and negotiated acquisition of all of the outstanding Osisko Shares. On November 27, 2008, two days following the release of Osisko’s Feasibility Study, the Offeror presented the management of Osisko with an offer letter outlining a $25 million private placement, to be completed concurrently with a take-over bid, whereby the Offeror would offer to acquire all of the issued and outstanding Osisko Shares. This offer was rejected by Osisko.

The Offeror continued with its corporate, legal, financial and technical due diligence review of Osisko throughout the months of December 2008 and January 2009. The review included a due diligence visit to Osisko’s corporate head office in Montreal where members of the Offeror’s management team attended meetings with and received presentations from management of Osisko concerning the Canadian Malartic Mine. The Offeror continued to attempt to advance a dialogue with respect to a potential transaction while carrying on its due diligence review until Osisko advised the Offeror in February 2009 that it had determined to suspend discussions and due diligence access for the Offeror.

In April 2009, the Offeror resumed its due diligence review and again actively pursued discussions with the management of Osisko concerning a negotiated transaction. These discussions culminated in the Offeror presenting an offer to acquire Osisko. This second offer letter was again rejected by Osisko.

A meeting between Osisko and the Offeror, including the two companies’ respective financial advisers, was scheduled to take place in Toronto in May 2009, at the request of the Offeror, in order to discuss a potential transaction. However, this meeting was cancelled by Osisko.

In June 2009, Osisko formally indicated that its dataroom would be closed until receipt of all permits with respect to the development of the Canadian Malartic Mine. Osisko announced that it had received the required permits and authorization from the Québec Government to proceed with the construction of the Canadian Malartic Mine on August 20, 2009.

On September 9, 2009, in light of the fact that construction permitting was now complete, the Offeror sent a third offer letter and term sheet to Osisko. Osisko once again rejected the offer on September 17, 2009.

During the first half of 2010, the Offeror continued to advance its review of Osisko from public data. Also during this period, the Offeror made numerous requests of Osisko that it be provided with access to Osisko’s confidential information pursuant to the 2008 Confidentiality Agreement. Osisko refused to provide any confidential information.

On February 8, 2011, Goldcorp announced that it sold its 10.1% equity interest in Osisko, representing approximately 38.6 million Osisko Shares.

Following a meeting between the Offeror’s Chairman and Osisko’s Chief Executive Officer that took place in the summer of 2012, where Osisko’s Chief Executive Officer requested that the Offeror re-engage with Osisko with the intention of completing a transaction, the Offeror entered into a new confidentiality agreement on October 16, 2012 (the “2012 Confidentiality Agreement”), and received limited confidential data in order to conduct its due diligence review. Some additional due diligence materials were subsequently provided in May 2013, however, Osisko once again refused to provide essential information when requested by the Offeror.

In August 2013, the President and Chief Executive Officer of the Offeror met with Osisko’s Chief Executive Officer who agreed to discuss a corporate transaction with his management and board, and follow up at a later meeting. This follow up meeting took place in September 2013, at which Osisko’s Chief Executive Officer stated they were supportive of pursuing a corporate transaction, and would put together all relevant information into a dataroom, and provide access to the Offeror.

Limited information was provided to the Offeror. In October 2013, the Offeror met with Osisko’s management for a project update on the Canadian Malartic Mine. The Offeror submitted numerous requests for additional information it considered necessary to complete its due diligence, however, once again these requests were refused. Subsequently, the standstill provision of the 2012 Confidentiality Agreement expired.

On November 9, 2013, Osisko indicated to the Offeror that its board of directors had decided not to proceed with further discussion regarding a potential business combination and all due diligence access and discussions would be terminated.

In December 2013, the Goldcorp Board of Directors and certain members of management of the Offeror discussed the risks and opportunities associated with an acquisition of Osisko and the value to be created for both the Osisko and Offeror shareholders. During those discussions, the Offeror also reviewed Osisko’s history of refusal to engage in any meaningful discussions with the Offeror or provide essential due diligence information despite the Offeror’s repeated attempts for over five years to discuss and negotiate a mutually beneficial transaction at a significant premium to the value of the Osisko Shares.

On January 8, 2014, the Goldcorp Board of Directors met to again discuss the merits of a transaction with Osisko. Based largely on Osisko, for the past five years, not engaging in any meaningful discussion or negotiation or providing fulsome access to due diligence notwithstanding the existence of confidentiality agreements and the protection of standstill provisions, the Goldcorp Board of Directors, after consulting with the management of the Offeror and financial and legal advisors, indicated that they were in favour of the Offeror making an offer directly to Osisko Shareholders. The Goldcorp Board of Directors authorized management to make an unsolicited offer to Osisko Shareholders when it deemed appropriate to make such an offer.

4.	Reasons to Accept the Offer

Osisko Shareholders should deposit their Osisko Shares under the Offer for the following reasons:

Immediate Premium to Osisko Shareholders.

The Offer consideration has a value of C$5.95 per Osisko Share, which represents a premium of:

•	28% over the 20-day volume-weighted average share price of Osisko on the Canadian Exchanges for the period ended January 10, 2014; and

•	15% over Osisko’s closing price on the TSX on January 10, 2014.

Greater Liquidity, Dividend Participation and Meaningful Ownership in the Industry Leader.

The Offer Consideration is comprised of cash and highly-liquid Goldcorp Shares that provide a meaningful ownership stake in one of the lowest-cost, highest-growth senior gold producers, and allows Osisko Shareholders to participate in Goldcorp’s monthly dividend.

Exposure to Goldcorp’s High Quality Asset Portfolio and Industry-Leading Growth Profile.

Osisko Shareholders who tender to the Offer will gain exposure to Goldcorp’s suite of low-cost mines (including the Red Lake Gold Mine in Ontario, the Peñasquito Mine in Mexico and the Pueblo Viejo Mine in Dominican Republic) and development projects (including the Cerro Negro Project in Argentina, the Éléonore Project in Québec, and the Cochenour project in Red Lake, Ontario) which collectively comprise one of the strongest growth profiles among the senior gold producers. Goldcorp is set to begin commissioning the Cerro Negro mine in Argentina and the Éléonore mine in Québec in 2014, with expected production of over 500,000 ounces and 600,000 ounces per year, respectively, after reaching design capacity. The significant future production profile of Goldcorp will provide Osisko Shareholders with increased diversification, scale and liquidity, which should enhance the value of their shares in the Combined Company going forward.

Disciplined and Focused Management Team in Place with a Proven Track Record of Value Creation.

The Offer will provide Osisko Shareholders with the benefit of both the project development and operational depth of the Goldcorp management team, which has a solid track record of developing and managing world-class mines and will help ensure optimum performance of the Canadian Malartic Mine for the benefit of all stakeholders.

The Goldcorp management team has demonstrated its ability to build and operate large-scale mines, such as the Los Filos Mine and Peñasquito Mine. This expertise is expected to ultimately enhance the value of Osisko’s assets.

Continued Participation in Osisko’s Assets.

Osisko Shareholders will continue to benefit from any future increases in value associated with operational improvements at the Canadian Malartic Mine, as well as Osisko’s other properties. Goldcorp’s technical and financial resources will provide Osisko Shareholders with the opportunity to realize the maximum value potential at the Canadian Malartic Mine in an expeditious manner and to the benefit of all the Canadian Malartic Mine stakeholders.

Operational and Strategic Synergies.

Goldcorp operates the Red Lake, Porcupine and Musselwhite mines in Ontario and is developing the Cochenour mine in Ontario and the Éléonore mine in the James Bay region of Québec. Osisko Shareholders will benefit from synergies with Goldcorp’s existing investments in Québec and Ontario and will create Québec’s leading gold producer. Goldcorp believes that there are opportunities for Goldcorp and Osisko to optimize and realize synergies through coordinated exploration, development, administrative, mining and processing activities.

Further, Goldcorp has well-established relationships with local communities, government officials and other stakeholders in the Province of Québec as a result of its development of the Éléonore Mine. Goldcorp has a highly regarded operating and development philosophy, and is focused on active and long-term community engagement, which includes developing relations with local populations, governments and stakeholders to ensure sustainable development and operations.

Eliminates Single Asset Operating and Financial Risks.

Osisko Shareholders will benefit from exposure to Goldcorp’s diversified portfolio of 11 operating mines and numerous development projects situated throughout the Americas, eliminating any potential single asset risk for Osisko Shareholders. In addition, Osisko Shareholders will benefit going forward from Goldcorp’s strong balance sheet and financial strength, including significant expected free cash flow generation and flexibility in accessing capital that will enable the Combined Company to capitalize on its existing development pipeline, opportunities that arise within the industry and to withstand an extended period of lower gold prices.

The foregoing list of factors is not intended to be exhaustive. Osisko Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Osisko Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Osisko Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisor. See “Canadian Federal Income Tax Considerations” in Section 22 and “United States Federal Income Tax Considerations” in Section 23 of this Circular.

5.	Purpose of the Offer

The purpose of the Offer is to acquire all of the issued and outstanding Osisko Shares (which includes Osisko Shares which may become outstanding upon the exercise, conversion or exchange of outstanding Convertible Securities). See also “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of this Circular.

If the conditions of the Offer are satisfied or waived and the Offeror takes-up and pays for the Osisko Shares validly deposited under the Offer, the Offeror intends to acquire any Osisko Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Osisko Share at least equal in value to and in the same form as the consideration paid by the Offeror per Osisko Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Osisko Shares acquired pursuant to the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Osisko or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in this Circular. See “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of this Circular.

6.	Plans for Osisko

If the Offer is successful and the Offeror acquires 100% of the outstanding Osisko Shares, the Offeror intends to conduct a detailed review of Osisko and its assets, corporate structure, dividend policy, capitalization, operations, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist. The Offeror intends to integrate the operations of Osisko into the operations of the Offeror as soon as possible after the Offer has been completed. See “Reasons to Accept the Offer” in Section 4 of this Circular.

If the Offer is successful, it is anticipated that the Osisko Board of Directors will be replaced by nominees of Goldcorp.

With the exception of the foregoing, Goldcorp has not developed any specific proposals with respect to Osisko or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Osisko Shares pursuant to the Offer.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist or request to delist the Osisko Shares from the TSX and the Frankfurt Deutsche Boerse in Germany and, subject to applicable securities Laws, to cause Osisko to cease to be a reporting issuer under the securities Laws of each province of Canada in which it is a reporting issuer and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations. See “Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure” in Section 18 of this Circular.

Osisko is a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since the Offeror will hold Osisko Shares representing a majority of the voting rights of Osisko.

Under the terms of the Convertible Loan Agreement, an event of default includes a “Change of Control”. A “Change of Control” includes, among other things (i) the completion of a takeover bid or issuer bid as such term is defined under securities laws; or (ii) the conclusion of any transaction following which (a) a person shall own, directly or indirectly, a sufficient amount of voting shares to elect the majority of Osisko’s directors, or (b) Osisko ceases to be a reporting issuer under Canadian securities laws. Upon an event of default, FTQ may, without notice, declare all of the indebtedness under the Convertible Loan Agreement immediately due and payable and/or require, upon notice to Osisko, the conversion of the convertible loan into Osisko Shares at a price per share equal to the lesser of (i) C$5.97, or (ii) the 5-day market price of the Osisko Shares as of the conversion date subject to adjustment.

Under the terms of the IQ Debenture, upon specified “Change of Control” events taking place, including the entering into of any transaction, including an amalgamation, merger or the issuance of securities with voting rights that make it such that any person becomes the beneficial owner of more than 50% of the voting rights pertaining to the securities of Osisko (a “Change of Control Transaction”), the price at which the IQ Debenture is convertible becomes equal to the lesser of: (i) the fair market value of the consideration per Common Share offered pursuant to the Change of Control Transaction (as determined by Osisko’s Board of Directors with the approval of IQ) and (ii) C$6.25 per Common Share subject to adjustment.

In the event the IQ Debenture is not converted, Osisko is required, at IQ’s discretion, to redeem the IQ Debenture on the later of: (i) the seventh day following the receipt by Osisko of IQ’s written redemption request, and (ii) the effective date of the “Change of Control” for cash consideration representing 101% of the capital amount, plus any accrued and unpaid interest.

It is possible that the CDPQ Debenture contains similar change of control provisions given that Osisko’s public disclosure states that the CDPQ Debenture was issued with the same term, conversion rate and interest rate as the IQ Debenture.

In the event that the obligations outstanding under the Convertible Loan Agreement, IQ Debenture and CPDQ Debenture are not converted into Common Shares prior to the expiry of the Offer, the Offeror will seek to prepay these obligations prior to the occurrence of events of default thereunder that are triggered by the completion of the Offer. If the events of default under such instruments occur, the Offeror will repay the obligations as soon as possible after the declaration of such default.

Under the terms of the Amended and Restated Loan Agreement, upon a “Change of Control” CPPIB may require Osisko to repay 101% of the principal amount of the loan outstanding, or a portion thereof, together with accrued and unpaid interest thereon. A “Change of Control” includes the occurrence of any transaction or event as a result of which any person purchases or acquires voting shares of Osisko which carry more than 50% of the votes for the election of Osisko’s directors. Additionally, an event of default will occur if Osisko ceases (i) to be a reporting issuer in any Province of Canada where it is a reporting issuer on the date of the Amended and Restated Loan Agreement, (ii) to be in compliance with securities law, or (iii) to be listed on or to be in compliance with the listing requirements of the TSX.

The Amended and Restated Loan Agreement provides that the amounts outstanding thereunder may be repaid for an amount equal to 103% of the principal amount before October 30, 2014, and 100% of the principal amount thereafter. The

Offeror intends to prepay the amounts outstanding under the Amended and Restated Loan Agreement as soon as practicable following completion of the Offer.

These plans are based on information currently available to Goldcorp. Except as otherwise indicated herein, Goldcorp has so far had an opportunity to review only publicly available information about Osisko filed with Securities Regulatory Authorities in Canada. As a result, the foregoing plans for Osisko’s business are of a general nature and may change if more information becomes available.

See “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of this Circular.

7.	Acquisition Risks

As Osisko Shareholders will acquire Goldcorp Shares in partial consideration under the Offer, Osisko Shareholders should carefully consider the risks and uncertainties associated with Goldcorp and the Goldcorp Shares set out in this Section 7 and those described in the documents that Goldcorp has filed with the Securities Regulatory Authorities incorporated by reference herein. In addition, there are certain risks and uncertainties associated with the Offer and the combination of Goldcorp’s business and operations with Osisko’s business and operations following successful completion of the Offer, including those set out in this Section 7. Additional risks and uncertainties relating solely to Osisko are described in the documents filed by Osisko with the Securities Regulatory Authorities in Canada and available on SEDAR at www.sedar.com. The Offeror expects that these risks and uncertainties will also be applicable to the Combined Company. These risks and uncertainties may not be the only risks and uncertainties faced by the Offeror or the Combined Company. Other risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material could also materially and adversely affect the Offeror’s or the Combined Company’s business, results of operations and/or financial condition. The risk factors set out below relate to the Offer and/or the combined business and operations of Goldcorp and Osisko if the Offer is consummated.

The Goldcorp Shares issued in connection with the Offer may have a market value different than expected and the value of the cash portion of the Offer Consideration will fluctuate for non-Canadian Osisko Shareholders.

The Offeror is offering to purchase Osisko Shares on the basis of C$2.26 in cash and 0.146 of a Goldcorp Share for each Osisko Share. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Goldcorp Shares, the market values of the Goldcorp Shares and the Osisko Shares at the time of the take-up of Osisko Shares under the Offer may vary significantly from the values at the date of this Offer and Circular or the date that Osisko Shareholders tender their Osisko Shares. If the market price of Goldcorp Shares declines, the value of the consideration received by Osisko Shareholders will decline as well. For example, during the 12-month period ending on December 31, 2013, the trading price of the Goldcorp Shares on the TSX varied from a low of C$21.87 to a high of C$38.33. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror (either alone or in combination with Osisko), market assessments of the likelihood the Offer will be consummated, regulatory considerations and approvals, general market and economic conditions, gold price changes and other factors over which the Offeror has no control.

In addition, all cash payable under the Offer will be denominated in Canadian dollars. Currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of this Offer and Circular or the date that non-Canadian Osisko Shareholders tender their Osisko Shares. These changes may significantly affect the value of the consideration received for tendered Osisko Shares by non-Canadian Osisko Shareholders.

The Offeror has not verified the reliability of the information regarding Osisko included in this Offer and Circular.

The information concerning Osisko contained in this Offer and Circular, including all Osisko financial information and all pro forma financial information reflecting the pro forma effects of an acquisition of Osisko by the Offeror, has been taken from or is based upon publicly available documents and records on file with the Securities Regulatory Authorities in Canada and other public sources at the time of the Offer. Osisko has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Osisko contained in this Offer and Circular. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Osisko taken from or based upon such documents and records are untrue or incomplete, neither the Offeror nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information or for any failure by Osisko to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Goldcorp or such persons. Goldcorp has no means of verifying the accuracy or completeness of any of the information contained in this Offer and Circular that is derived from publicly available information regarding Osisko or whether there has been any failure by Osisko to disclose events or facts that may have occurred or may affect the significance or accuracy of such information. Except as otherwise indicated, all references to the number of Osisko Shares and Convertible Securities outstanding as at November 8, 2013, in this document are references of estimates of such figures based solely on Osisko’s public disclosure. Although the Offeror has no reason to doubt the accuracy or completeness of Osisko’s publicly disclosed information, any inaccuracy or material omission in Osisko’s publicly available information, including the information about or relating to Osisko contained in this Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the companies or adversely affect the operational plans of the Combined Company and its results of operations and financial condition.

The integration of the Offeror and Osisko may not occur as planned.

The Offer is being made with the expectation that its successful completion and the integration of Osisko with the Offeror thereafter will result in increased earnings and cost savings for the Combined Company. This expectation is based on presumed synergies from consolidation and enhanced growth opportunities of the Combined Company. These anticipated benefits will depend in part on whether the operations, systems, management and cultures of each of Osisko and the Offeror can be integrated in an efficient and effective manner, the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction and whether the expected bases or sources of synergies do in fact produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the Combined Company have not yet been made and may not have been fully identified. These decisions and the integration of the two companies may present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that there will be operational, financial or other synergies realized by the Combined Company, or that the integration of the two companies’ operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs. In addition, synergies assume certain long-term realized gold prices. If actual prices were below such assumed prices, that could adversely affect the synergies to be realized. In addition, the performance of Osisko’s operations after consummation of the Offer could be adversely affected if the Offeror cannot retain selected key employees of Osisko to assist in the integration and operation of the Offeror and Osisko.

The market and listing for Osisko Shares and Osisko’s Status as a Reporting Issuer may be affected.

The purchase of any Osisko Shares by the Offeror pursuant to the Offer will reduce the number of Osisko Shares that might otherwise trade publicly, as well as the number of Osisko Shareholders, and, depending on the number of Osisko Shareholders depositing the number of Osisko Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Osisko Shares held by the public. After the purchase of the Osisko Shares under the Offer, it may be possible for the Offeror to cause Osisko to take steps towards the elimination of any applicable public reporting requirements under applicable securities Laws in any province of Canada or any other jurisdiction in which it has an insignificant number of shareholders.

The rules and regulations of the TSX establish certain criteria that, if not met, could lead to the delisting of the Osisko Shares from the TSX. Among such criteria are the number of Osisko Shareholders, the number of Osisko Shares publicly held and the aggregate market value of the Osisko Shares publicly held. Depending on the number of Osisko Shares purchased pursuant to the Offer, it is possible that the Osisko Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Osisko Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Osisko Shares. The Offeror intends to cause Osisko to apply to delist the Osisko Shares from the TSX and the Frankfurt Deutsche Boerse in Germany as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

Osisko Shareholders will realize dilution of their interest

As a result of the issuance of Goldcorp Shares under the Offer, the Osisko Shareholders’ ownership interest will be diluted, relative to their current ownership interest in Osisko.

See “Certain Information Concerning Osisko and Its Shares” in Section 17 of this Circular and “Certain Information Concerning the Offeror and Its Shares” in Section 10 of this Circular.

After the consummation of the Offer, Osisko would become a majority-owned subsidiary of the Offeror and the Offeror’s interests could differ from that of the remaining minority Osisko Shareholders.

After the consummation of the Offer, the Offeror would have the power to, among other things, elect the directors and approve certain actions requiring the approval of Osisko Shareholders, including adopting certain amendments to Osisko’s constating documents and approving mergers or sales of Osisko’s assets. In particular, after the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Osisko Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such a right of acquisition, to integrate Osisko and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or its affiliates to acquire all Osisko Shares not acquired pursuant to the Offer. In any of these contexts, the Offeror’s interests with respect to Osisko may differ from those of any remaining minority Osisko Shareholders who do not deposit their Osisko Shares.

The acquisition of Osisko by the Offeror may not be successfully completed without the possibility of Osisko Shareholders exercising Dissent Rights and appraisal rights in connection with a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Osisko Shares, it will likely be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Osisko Shareholders having the right to dissent and demand payment of the fair value of their Osisko Shares. If the statutory procedures governing Dissent Rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Osisko Shareholders for their Osisko Shares. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Osisko Shareholders exercising dissent rights in respect of a substantial number of Osisko Shares, which could result in the requirement to make a substantial cash payment.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments that could delay completion of the Offer or impose conditions that could result in an adverse effect on the business or financial condition of the Offeror.

The Offer is conditional upon, among other things, all government or regulatory approvals, waiting or suspensory periods (and any extensions thereof), waivers, authorizations, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions from any Governmental Entity (including, among others those provided for under any competition or antitrust Laws) that are, in the Offeror’s discretion, necessary or desirable to: (i) complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (ii) issue and list the Goldcorp Shares issued pursuant to the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction on the TSX and the NYSE; or (iii) prevent or avoid the occurrence of a Material Adverse Effect as a result of the completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, being obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its discretion. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of the Offeror.

The Offeror may not realize the benefits of the Canadian Malartic Mine.

As part of its strategy, the Offeror will continue its efforts to develop new projects and will have an expanded portfolio of such projects as a result of the acquisition of the Canadian Malartic Mine. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks. See Osisko’s annual information form for the year ended December 31, 2012 for risks specific to the development of the Canadian Malartic Mine.

Production may vary from estimates.

Goldcorp has prepared estimates of future production and future production costs for the Canadian Malartic Mine. No assurance can be given that production estimates will be achieved. These production estimates are based on, among other things: the accuracy of mineral reserve and resource estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; and the accuracy of estimated rates and costs of mining and processing.

Actual production may vary from estimates for a variety of reasons, including, among other things: actual ore mined varying from estimates of grade, tonnage, dilution, metallurgical and other characteristics; short-term operating factors relating to the mineral reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, underground floods, earthquakes, pit wall failures and cave-ins; and unexpected labour shortages or strikes. Failure to achieve production estimates could have an adverse impact on the Offeror’s future cash flows, earnings, results of operations and financial condition.

Expansion of the Canadian Malartic Mine is subject to Laws, regulations, rules, approvals, licenses and permits which may not be obtained or maintained and expansion may be delayed.

The planned expansion of the Canadian Malartic Mine is subject to government approvals, licences and permits. These approvals, licences and permits are, as a practical matter, subject to the discretion of the applicable governments or Governmental Officials. No assurance can be given that Goldcorp will be successful in obtaining and maintaining any or all of the various approvals, licences and permits it requires to continue to operate and expand the Canadian Malartic Mine, in full force and effect without modification or revocation. To the extent these approvals are required and not obtained, Goldcorp may be curtailed or prohibited from continuing or proceeding with its planned exploration, development, exploitation or expansion of the Canadian Malartic Mine.

There can be no assurance that Goldcorp will be able to complete the expansion of the Canadian Malartic Mine on time or to budget due to, among other things, changes in the scope of the project, cost overruns and permitting delays, or that Goldcorp’s personnel, systems procedures and controls will be adequate to support the operation.

Indebtedness

As of December 31, 2013, the Offeror had aggregate consolidated indebtedness of $2,362.5 million and the undrawn revolving Credit Facility of up to $2 billion. Assuming full borrowing under the Acquisition Facility it will have aggregate consolidated indebtedness of $3,612.5 million. As a result of this increased indebtedness, the Offeror will be required to use an increased portion of its cash flow to service principal and interest on this debt, which will limit the cash flow available for other business opportunities. In addition, under the financing arrangements for the Pueblo Viejo Mine, both Barrick (as to 60%) and the Offeror (as to 40%) have each provided guarantees on behalf of PVDC in favour of the lenders whereby both parent companies guarantee PVDC’s repayment obligations under the financing arrangements (however, such guarantees terminate upon certain operational completion tests being met). As of December 31, 2013, there was a total $990 million drawn by PVDC (of which the Offeror has guaranteed $414 million).

The Offeror’s ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness depends on the Offeror’s future performance, which is subject to economic, financial, competitive and other factors beyond its control. The Offeror may not continue to generate cash flow from operations in the future sufficient to service the debt and make necessary capital expenditures. If the Offeror is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as reducing or eliminating dividends, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Offeror’s ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time. The Offeror may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations. In addition, the ratings assigned to the Offeror’s outstanding indebtedness may change as the result of the incurrence of the additional debt under the Acquisition Facility.

The terms of the Offeror’s revolving term Credit Facility and the Acquisition Facility require the Offeror to satisfy various affirmative and negative covenants and to meet certain financial ratios and tests. These covenants limit, among other things, the Offeror’s ability to incur further indebtedness if doing so would cause it to fail to meet certain financial covenants, create certain liens on assets or engage in certain types of transactions. Although at present, given the Offeror’s strong balance sheet, these covenants do not restrict the Offeror’s ability to conduct its business as presently conducted, there are no assurances that in future, the Offeror will not be limited in its ability to respond to changes in its business or competitive activities or be restricted in its ability to engage in mergers, acquisitions or dispositions of assets. Furthermore, a failure to comply with these covenants, including a failure to meet the financial tests or ratios, would likely result in an event of default under the facilities and would allow the lenders to accelerate the debt.

Change of control provisions in Osisko’s agreements triggered upon the acquisition of Osisko may lead to adverse consequences.

Osisko may be a party to agreements that contain change of control provisions, in addition to those agreements identified in “Plans for Osisko” in Section 6 of this Circular, that may be triggered following successful completion of the Offer, since the Offeror would then hold Osisko Shares representing a majority of the voting rights of Osisko. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Osisko’s results of operations and financial condition. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of the Offeror.

In addition to the risks set out herein, see the risk factors discussed or referred to in the section entitled “Risk Factors” in the Annual Information Form and elsewhere in the documents incorporated by reference herein, and filed with the applicable Securities Regulatory Authorities in Canada and available under Goldcorp’s profile at www.sedar.com.

8.	Source of Funds

The Offeror’s obligation to purchase the Osisko Shares deposited under the Offer is not subject to any financing condition.

Based on publicly available information, as of November 8, 2013, 437,763,999 Osisko Shares were issued and outstanding and Options to acquire an aggregate of 23,100,695 Osisko Shares were outstanding of which, based on the Offer Consideration, approximately 5,800,000 were “in-the-money”. The Offeror estimates that if it acquires all of the Osisko Shares on a Partially-Diluted Basis pursuant to the Offer, the total amount of cash required for the purchase of such Osisko Shares will be approximately C$1 billion.

The Offeror intends to finance the cash portion of the Offer Consideration through a new committed credit facility in the amount of $1.25 billion to be arranged pursuant to a binding commitment letter (the “Commitment Letter”) dated January 10, 2014, between The Bank of Nova Scotia (the “Lender”) and the Offeror. The Commitment Letter sets out the terms and conditions on which the Lender has agreed to make available to the Offeror a $1.25 billion acquisition facility (the “Acquisition Facility”). The Acquisition Facility provides the Offeror with sufficient liquidity to finance the cash payable under the Offer, and to repay the outstanding indebtedness of Osisko described under “Plans for Osisko” in Section 6 of this Circular. The Acquisition Facility matures on the second anniversary of initial utilization of the Acquisition Facility and bears interest at interest rates varying depending on the length of time that the Acquisition Facility is outstanding. The funding under the Acquisition Facility is also subject to fees at levels customary for credit facilities of this kind.

The Offeror may voluntarily prepay the Acquisition Facility, in whole or in part and without premium or penalty, at any time.

The funding commitment under the Acquisition Facility is subject to conditions typical in commercial lending transactions of this kind. The Offeror reasonably believes that the possibility is remote that the conditions to the funding under the Acquisition Facility that are in addition to the conditions in the Offer will not be satisfied.

In addition to the Acquisition Facility the Offeror has undrawn availability under its existing revolving Credit Facility and cash on hand sufficient to fund the cash portion of the Offer Consideration.

9.	Summary of Historical and Unaudited Pro Forma Condensed Consolidated Financial Information

Osisko Shareholders should refer to Appendix “A” to this Offer and Circular for the Offeror’s unaudited pro forma condensed consolidated financial information for the Offeror as at and for the nine months ended September 30, 2013, and for the year ended December 31, 2012, giving effect to the proposed acquisition of all of the issued and outstanding Osisko Shares in the manner set forth therein. Such pro forma financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such pro forma financial statements. Any potential synergies that may be realized after consummation of the transaction have been excluded from such pro forma financial statements. Since the pro forma financial statements have been developed to retroactively show the effect of a transaction that is expected to occur at a later date (even though this was accomplished by following generally accepted practice and using reasonable assumptions), there are limitations inherent in the very nature of such pro forma data. The data contained in the pro forma financial statements represents only a simulation of the potential impact of the Offeror’s acquisition of Osisko. Osisko Shareholders are cautioned to not place undue reliance on such pro forma financial statements.

The tables set out below include a summary of (i) the Offeror’s historical consolidated financial information as at and for the years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013 and 2012, prepared in accordance with IFRS, and (ii) the unaudited pro forma condensed consolidated financial information for the Offeror as at and for the nine months ended September 30, 2013, and for the year ended December 31, 2012. The historical financial information as at and for the years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013 and 2012 has been derived from the Offeror’s consolidated financial statements, which are incorporated by reference herein. The unaudited pro forma condensed consolidated financial information for the Offeror has been derived from: (i) the unaudited consolidated financial statements of the Offeror and Osisko as at and for the nine months ended September 30, 2013; and (ii) the audited consolidated financial statements of the Offeror and Osisko for the year ended December 31, 2012.

The summary unaudited pro forma condensed consolidated financial information set forth below should be read in conjunction with the unaudited pro forma condensed consolidated financial statements of the Offeror and the accompanying notes thereto included as Appendix “A” to this Offer and Circular. The summary unaudited pro forma condensed consolidated financial information for the Offeror gives effect to the proposed acquisition of Osisko as if it had occurred as at September 30, 2013, for the purposes of the pro forma condensed consolidated balance sheet information and as at January 1, 2012 for the purposes of the pro forma condensed consolidated statements of earnings for the year ended December 31, 2012 and the nine months ended September 30, 2013. In preparing the unaudited pro forma condensed consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma condensed consolidated financial statements. The summary unaudited pro forma condensed consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the Offer will differ from the pro forma information presented below. Pro forma adjustments have been made to account for significant accounting policy differences identified as of the date of this Offer and Circular. The review undertaken by the Offeror was to identify significant accounting policy differences where the impact was potentially material and could be reasonably estimated. Further accounting policy differences may be identified after the consummation of the proposed transaction. Any potential synergies that may be realized after consummation of the proposed transaction have been excluded from the unaudited pro forma condensed consolidated financial statements.

Summary of Consolidated Financial Information of Goldcorp (in millions of United States dollars except for per share information)
	Nine months ended September 30		Year ended December 31
	2013	2012	2012	2011
Consolidated Statement of Earnings
Revenues	$2,833	$3,574	$5,435	$5,362
Earnings from mine operations	$775	$1,673	$2,423	$2,626
(Loss) earnings from operations and associates	$(2,107)	$1,601	$2,170	$2,238
Net (loss) earnings	$(1,620)	$1,245	$1,749	$1,881
(Loss) earnings per share – basic	$(2.00)	$1.54	$2.16	$2.34
– diluted	$(2.01)	$1.48	$1.95	$2.18

	September 30	December 31
	2013	2012	2011
Consolidated Balance Sheet
Cash and cash equivalents	$972	$918	$1,502
Other current assets	1,695	1,610	1,448
Mining interest	25,343	26,367	24,209
Other non-current assets	1,923	2,317	2,215

Total assets	$29,933	$31,212	$29,374

Current liabilities	1,979	1,175	771
Deferred income taxes	4,874	5,542	5,560
Long-term debt	1,481	783	737
Other long-term liabilities	640	783	821
Equity	20,959	22,929	21,485

Total liabilities and equity	$29,933	$31,212	$29,374

Summary of Unaudited Pro Forma Condensed Consolidated Financial Information of Goldcorp (in millions of United States dollars except for per share information)
	Nine months ended September 30	Year ended December 31
	2013	2012
Consolidated Statement of Earnings
Revenues	$3,312	$5,486
Earnings from mine operations	$909	$2,441
(Loss) earnings from operations and associates	$(2,542)	$2,309
Net (loss) earnings	$(2,082)	$1,833
(Loss) earnings per share – basic	$(2.38)	$2.10
– diluted	$(2.39)	$1.91

		September 30
		2013
Consolidated Balance Sheet
Cash and cash equivalents		$1,053
Other current assets		1,815
Mining interest		28,057
Other non-current assets		2,319

Total assets		$33,244

Current liabilities		2,147
Deferred income taxes		5,268
Long-term debt		2,678
Other long-term liabilities		657
Equity		22,494

Total liabilities and equity		$33,244

10.	Certain Information Concerning the Offeror and Its Shares

Authorized and Outstanding Share Capital

The authorized share capital of the Offeror consists of an unlimited number of Goldcorp Shares. As of January 10, 2014, 812,256,730 Goldcorp Shares were issued and outstanding. As of January 10, 2014, options to acquire an aggregate of 17,060,979 Goldcorp Shares were outstanding and restricted share units to acquire an aggregate of 2,369,798 Goldcorp Shares were outstanding.

Holders of Goldcorp Shares are entitled to receive notice of any meetings of shareholders of the Offeror, to attend and to cast one vote per Goldcorp Share at all such meetings. Holders of Goldcorp Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Goldcorp Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Goldcorp Shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Goldcorp Board of Directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Offeror are entitled to receive on a pro-rata basis the net assets of the Offeror after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Goldcorp Shares with respect to dividends or liquidation. The Goldcorp Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

The following table sets forth the number of currently outstanding Goldcorp Shares and the number expected to be outstanding upon completion of the Offer, based on certain assumptions.

Pro Forma Goldcorp Shares Outstanding and Ownership

		Percentage of Goldcorp
	Number of Goldcorp	Shares Upon Completion of
	Shares	the Offer
Goldcorp Shares Currently Outstanding
Existing Goldcorp Shareholders (1)	812,256,730	92.7%
Goldcorp Shares to be Issued in Offer
Existing Osisko Shareholders (2)	63,913,544	7.3%

TOTAL:	876,170,274	100%

(1)	As at January 10, 2014, Goldcorp also had options outstanding to purchase up to 17,060,979 Goldcorp Shares and restricted share units outstanding to acquire up to 2,369,798 Goldcorp Shares.
(2)

As at November 8, 2013, Osisko had additional Convertible Securities outstanding to purchase up to 48,926,770 Osisko Shares, and it is assumed that such additional Convertible Securities will not be exercised prior to completion of the Offer. Assuming that approximately 5,800,000 “in-the-money” Options (based on the Offer Consideration) outstanding as at November 8, 2013 were exercised, Goldcorp would issue an aggregate of approximately 65,000,000 Goldcorp Shares.

Consolidated Capitalization

There have not been any material changes in the share and loan capital of the Offeror since September 30, 2013, the date of the Offeror’s most recently filed financial statements. The following table sets forth the Offeror’s consolidated capitalization as at September 30, 2013, adjusted to give effect to Offer. The table should be read in conjunction with the unaudited consolidated financial statements of the Offeror as at and for the nine months ended September 30, 2013, including the notes thereto, and management’s discussion and analysis thereof and the other financial information contained in or incorporated by reference in this Offer and Circular.

		As at September 30,
		2013
	As at September 30,	After Giving Effect
	2013	to the Offer
	(in millions of United States dollars)
Debt	$2,300	$3,588

Non-controlling interests	$213	$213

Shareholders’ equity
Common shares, stock options and restricted share units	17,174	18,746
Retained earnings	3,559	3,522
Investment revaluation reserve	13	13

Total shareholders’ equity	$20,746	$22,281

Total capitalization	$23,259	$26,082

Dividend and Dividend Policy

During the ten months ended October 31, 2010, the Offeror paid monthly dividends to its shareholders in the amount of $0.015 per Goldcorp Share. On October 27, 2010, the Offeror announced that the Goldcorp Board of Directors authorized an increase in the annual dividend to $0.36 per Goldcorp Share, an increase of 100%, payable as a monthly dividend of $0.03 per Goldcorp Share. The increased monthly dividend of $0.03 per Goldcorp Share commenced for shareholders of record as of November 12, 2010 and continued until February 2011. On February 24, 2011, the Offeror announced an 11% increase in the annual dividend to $0.408 per Goldcorp Share. The increased monthly dividend of $0.034 per Goldcorp Share commenced for shareholders of record as of March 17, 2011, and was paid monthly until November 2011. On December 5, 2011, the Offeror announced a 32% increase in the annual dividend to $0.54 per Goldcorp Share. The increased monthly dividend of $0.045 per Goldcorp Share commenced for shareholders of record as of December 16, 2011. During the financial year ended December 31, 2012, the Offeror paid monthly dividends to its shareholders in the amount of $0.045 per Goldcorp Share. On January 7, 2013, the Offeror announced an 11% increase in the annual dividend to $0.60 per Goldcorp Share. During the financial year ended December 31, 2013, the Offeror paid monthly dividends to its shareholders in the amount of $0.05 per Goldcorp Share.

Although the Offeror expects to continue paying an annual cash dividend, the timing and the amount of the dividends to be paid by the Offeror will be determined by the Goldcorp Board of Directors from time to time based upon, among other things, cash flow, the results of operations and financial condition of the Offeror and its subsidiaries, the need for funds to finance ongoing operations, compliance with credit agreements and other instruments, and such other considerations as the Goldcorp Board of Directors considers relevant.

Price Range and Trading Volumes of the Goldcorp Shares

The Goldcorp Shares are listed and posted for trading on the TSX under the symbol “G” and on the NYSE under the symbol “GG”. The following table sets forth information relating to the trading of the Goldcorp Shares on the TSX for the months indicated.

Month	High (C$)	Low (C$)	Volume

January 2013	38.33	33.81	52,596,514
February 2013	36.50	32.83	43,669,652
March 2013	34.71	32.76	44,833,897
April 2013	34.27	27.74	97,948,933
May 2013	31.02	26.55	85,315,766
June 2013	31.20	23.26	57,928,674
July 2013	30.70	24.62	86,393,260
August 2013	33.80	25.93	68,061,136
September 2013	31.90	25.72	67,273,266
October 2013	28.68	24.07	70,058,215
November 2013	26.39	23.46	61,814,188
December 2013	23.50	21.87	53,788,223
January 2014 (1)	25.59	23.45	19,670,739

(1)	From January 1 to January 10, 2014.

The price of the Goldcorp Shares as quoted by the TSX at the close of business on January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, was C$25.29.

The following table sets forth information relating to the trading of the Goldcorp Shares on the NYSE for the months indicated.

Month	High ($)	Low ($)	Volume

January 2013	38.60	34.27	21,523,257
February 2013	36.45	32.09	21,529,665
March 2013	33.80	31.85	27,312,659
April 2013	33.70	27.11	40,174,997
May 2013	30.95	25.56	35,836,564
June 2013	30.33	22.23	41,086,996
July 2013	29.85	23.22	35,444,614
August 2013	32.15	24.90	40,285,321
September 2013	30.31	25.01	50,332,141
October 2013	27.46	23.22	40,008,631
November 2013	25.32	22.21	27,635,946
December 2013	22.07	20.54	39,601,841
January 2014 (1)	23.45	21.91	12,313,334

(1)	From January 1 to January 10, 2014.

The price of the Goldcorp Shares as quoted by the NYSE at the close of business on January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, was $23.19.

Prior Sales

For the 12-month period prior to the date of the Offer, the Offeror issued or granted Goldcorp Shares and securities convertible into Goldcorp Shares as listed in the table below. Other than the issuances listed in the table below, the Offeror has not issued any Goldcorp Shares or securities convertible into Goldcorp Shares within the 12 months preceding the date of the Offer.

Month of Issuance	Security	Price per Security	Number of Securities

January 2013	Common Shares (1)	C$16.87 (2)	600

February 2013	Common Shares (1)	C$16.87 (2)	450
	Stock Options	C$33.48 (2)	2,684,389
	Restricted Share Units	C$33.48 (3)	1,609,503
	Common Shares (4)	C$33.66 (5)	341,834

March 2013	Common Shares (1)	C$16.87 (2)	300
	Common Shares (1)	C$25.71 (2)	3,000
	Common Shares (1)	C$17.50 (2)	300
	Common Shares (1)	C$19.23 (2)	3,500
	Common Shares (4)	C$33.56 (5)	117,325

April 2013	Common Shares (1)	C$16.87 (2)	150

May 2013	Common Shares (1)	C$16.87 (2)	150
	Stock Options	$29.31 (2)	8,281
	Stock Options	C$29.63 (2)	364,651
	Stock Options	C$27.53 (2)	223,989
	Common Shares (4)	C$30.08 (5)	71,666
	Common Shares (6)	C$29.48 (5)	31,500
	Common Shares (4)	C$27.40 (5)	333
	Restricted Share Units	C$29.63 (3)	60,720
	Restricted Share Units	$29.17 (3)	1,763
	Restricted Share Units	C$27.53(3)	27,204

June 2013	Common Shares (1)	C$16.87 (2)	150
	Common Shares (1)	C$17.50 (2)	1,050

July 2013	Common Shares (1)	C$17.50 (2)	94,800

August 2013	Common Shares (1)	C$16.87 (2)	450
	Common Shares (1)	C$17.50 (2)	31,000
	Common Shares (1)	C$19.23 (2)	3,000
	Stock Options	$27.27 (2)	26,858
	Common Shares (4)	$25.4120 (7)	2,378
	Common Shares (4)	C$26.51 (7)	1,851
	Common Shares (4)	C$29.68 (5)	1,667
	Restricted Share Units	C$28.40 (3)	830
	Restricted Share Units	$27.27 (3)	7,195

September 2013	Common Shares (1)	C$25.71 (2)	4,000
	Common Shares (4)	$29.45 (7)	456
	Common Shares (4)	C$31.50 (5)	1,237

October 2013	Common Shares (1)	C$19.12 (2)	25,000

November 2013	Stock Options	$25.54 (2)	23,162

Month of Issuance	Security	Price per Security	Number of Securities

	Restricted Share Units	$25.54 (3)	9,898

December 2013	--	--	--

January 2014	--	--	--

Total			5,786,590

(1)	Issued upon exercise of previously issued stock options.
(2)	Exercise price of stock option.
(3)	Deemed price on date of grant.
(4)	Issued upon vesting of previously issued restricted share units.
(5)	Closing market price on date of vesting.
(6)	Issued upon vesting of restricted share units that vested immediately on grant.
(7)	Sale price of the Goldcorp Shares issued on the vesting of previously issued restricted share units.

11.	Documents Incorporated by Reference

Information has been incorporated by reference in this Offer and Circular from documents filed with the Securities Regulatory Authorities in Canada which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Anna M. Tudela, Vice President, Regulatory Affairs and Corporate Secretary of Goldcorp Inc. at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8, telephone number 604-696-3000, and are also available electronically at www.sedar.com. The filings of the Offeror through SEDAR or on EDGAR in the United States are not incorporated by reference in this Offer and Circular except as specifically set out herein. Information contained in or otherwise accessed through the Offeror’s website (www.goldcorp.com), or any other website, does not form part of this Offer and Circular. All such references to the Offeror’s website are inactive textual references only.

The following documents of the Offeror are specifically incorporated by reference in, and form an integral part of, this Offer and Circular:

(a)

the Annual Information Form, other than the disclosure with respect to the Peñasquito Mine under the headings “Description of the Business – Summary of Ore Reserve/Mineral Reserve and Mineral Resource Estimates”: and “Description of the Business – Mineral Properties – Mexico – Peñasquito Mine, Mexico”;

(b)

the audited consolidated financial statements, which comprise the consolidated balance sheets as at December 31, 2012 and December 31, 2011, and the consolidated statements of earnings, comprehensive income, cash flows and changes in equity as at and for the years ended December 31, 2012 and December 31, 2011, and the Report of the Independent Registered Chartered Accountants thereon and the related notes to the consolidated financial statements thereto;

(c)	management’s discussion and analysis of financial condition and results of operations of the Offeror for the financial year ended December 31, 2012;

(d)

the unaudited condensed interim consolidated statements of earnings, comprehensive income, cash flows and changes in equity as at and for the three and nine months ended September 30, 2013, together with the notes thereto;

(e)	the management’s discussion and analysis of financial condition and results of operations of the Offeror for the three and nine months ended September 30, 2013;

(f)	the management information circular of the Offeror dated March 18, 2013, prepared in connection with the annual and special meeting of shareholders of the Offeror held on May 1, 2013;

(g)

the material change report of the Offeror filed on May 17, 2013, relating to the Offeror reaching an agreement in principle with the Government of the Dominican Republic concerning amendments to the SLA;

(h)	the material change report of the Offeror filed on March 22, 2013, relating to the pricing of an offering of senior unsecured notes; and

(i)	the material change report of the Offeror filed on January 8, 2014, relating to the filing of an updated technical report for the Peñasquito Mine.

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), the content of any news release publicly disclosing financial information for a period more recent than the period for which financial statements are required to be incorporated herein, and certain other documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by the Offeror with Securities Regulatory Authorities in Canada after the date of this Offer and Circular and prior to the Expiry Time shall be deemed to be incorporated by reference in this Offer and Circular. These documents are available through the internet on SEDAR which can be accessed at www.sedar.com. In addition, any similar documents filed on Form 6-K or Form 40-F by the Offeror with the SEC after the date of this Circular and prior to the Expiry Time shall be deemed to be incorporated by reference in this Offer and Circular, if and to the extent expressly provided for in such reports on Form 6-K or Form 40-F. The Offeror’s periodic reports on Form 6-K and its annual reports on Form 40-F are available at the SEC’s website at www.sec.gov. Other than the announcement of the Offer, the Offeror is not aware of any information that indicates any material change in the affairs of the Offeror since the date of the last published financial statements of the Offeror.

Any statement contained in this Offer and Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer and Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer and Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

12.	Ownership of and Trading in Shares of Osisko

No Osisko Shares or other securities of Osisko are beneficially owned, nor is control or direction exercised over any of such securities, by the Offeror or its directors or officers. To the knowledge of the Offeror, after reasonable inquiry, no Osisko Shares or other securities of Osisko are beneficially owned, nor is control or direction exercised over any of such securities, by any associate or affiliate of an insider of the Offeror, any insider of the Offeror other than a director or officer of the Offeror, or any person acting jointly or in concert with the Offeror. Based on publicly available information, BlackRock, Inc. owns approximately 90.6 million Goldcorp Shares representing 11.2% of Goldcorp’s issued and outstanding Goldcorp Shares and also owns approximately 11.4 million Osisko Shares representing approximately 2.6% of the issued and outstanding Osisko Shares.

To the knowledge of the Offeror, after reasonable inquiry, none of the Offeror or its directors or officers, any associate or affiliate of an insider of the Offeror, any insider of the Offeror other than a director or officer of the Offeror, or any person acting jointly or in concert with the Offeror, purchased or sold any securities of Osisko during the six-month period preceding the date of the Offer.

13.	Commitments to Acquire Shares of Osisko

Other than pursuant to the Offer, there are no commitments to acquire Osisko Shares or other securities of Osisko by the Offeror or its directors or senior officers or, to the knowledge of the directors and senior officers of the Offeror, after reasonable inquiry, by: (i) any associates of a director or senior officer of the Offeror, (ii) any person or company acting jointly or in concert with the Offeror, or (iii) any person or company holding more than 10% of any class of equity securities of the Offeror.

14.	Arrangements, Agreements or Understandings

There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of Osisko.

There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holder of Osisko with respect to the Offer or between the Offeror and any person or company with respect to any securities of Osisko in relation to the Offer.

15.	Benefits from the Offer

No person will receive any direct or indirect benefit from the consummation of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or from accepting or refusing to accept the Offer, other than the consideration available to any Osisko Shareholder who participates in the Offer.

16.	Material Changes and Other Information Concerning Osisko

The Offeror has no information that indicates any material change in the affairs of Osisko since the date of the last published financial statements of Osisko other than as has been publicly disclosed by Osisko. The Offeror has no knowledge of any material fact concerning securities of Osisko that has not been generally disclosed by Osisko or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Osisko Shareholders to accept or reject the Offer.

17.	Certain Information Concerning Osisko and Its Shares

Authorized and Outstanding Capital

Based on publicly available information, the authorized share capital of Osisko consists of an unlimited number of Common Shares.

Osisko Shares

The Offeror understands that, as of November 8, 2013, 437,763,999 Osisko Shares were issued and outstanding.

The Osisko Shareholders are entitled to vote at all Osisko Shareholder meetings and to receive such dividends as the Osisko Board of Directors, in its discretion, shall declare and, upon the liquidation, dissolution or winding up of Osisko, the Osisko Shareholders are entitled to receive, on a pro-rata basis, the net assets of Osisko after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the Osisko Shareholders with respect to dividends or liquidation.

Dividends and Dividend Policy

According to publicly available information, Osisko has not declared or paid any cash dividends on any of its issued shares since its inception. Once adopted, as applicable, Osisko’s dividend policy will be reviewed from time to time by the Osisko Board of Directors in the context of Osisko’s earnings, financial condition, capital requirements and other relevant factors. Osisko’s lending agreements impose restrictions on the payment of dividends.

Price Range and Trading Volumes of the Osisko Shares

The Osisko Shares are listed and posted for trading on the TSX under the symbol “OSK”. The Osisko Shares are also listed on the Frankfurt Deutsche Boerse in Germany under the symbol “EWX”. The Osisko Shares are not listed for trading on a US national securities exchange. The Osisko Shares trade on the OTC Pink Current Information Marketplace under the symbol “OSKFF”. The following table sets forth information relating to the trading of the Osisko Shares on the TSX for the months indicated.

Month	High (C$)	Low (C$)	Volume
June 2013	4.84	2.98	56,498,351
July 2013	4.53	3.31	48,198,518
August 2013	5.83	3.88	59,110,435
September 2013	5.77	4.66	82,020,961
October 2013	5.82	4.87	67,049,291
November 2013	5.05	3.95	45,900,488
December 2013	4.83	3.82	45,844,771
January 2014 (1)	5.25	4.76	16,782,495

(1)	From January 1 to January 10, 2014.

The price of the Osisko Shares as quoted by the TSX at the close of business on January 10, 2014, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, was C$5.17.

The Offer Consideration represents a premium of approximately 28% over the volume-weighted average price of the Osisko Shares on the Canadian Exchanges on the 20 trading days immediately preceding the date of the Offeror’s announcement of its intention to make the Offer. The Offer Consideration represents a premium of approximately 15% over the closing price of the Osisko Shares on the TSX on January 10, 2014.

Warrants

The following table sets forth information relating to the outstanding Warrants as at December 16, 2013:

Warrants Outstanding	Exercise Price	Expiry Date	Osisko Shares Issuable on Exercise
7,000,000	C$6.25	September 30, 2017	7,000,000
5,500,000	C$6.25	September 30, 2017	5,500,000

12,500,000			12,500,000

Options

An aggregate of 23,100,695 Options were outstanding to purchase Osisko Shares under the Stock Option Plans as at November 8, 2013. Each Option is exercisable into one Osisko Share.

Debentures

The following table sets forth information relating to Debentures outstanding as at December 16, 2013:

Debentures Outstanding	Conversion Price	Maturity Date	Osisko Shares Issuable on Exercise
C$37,500,000	C$6.25	November 2017	6,000,000
C$37,500,000	C$6.25	November 2017	6,000,000

C$75,000,000			12,000,000

Upon specified “Change of Control” events taking place, including a Change of Control Transaction, the price at which the IQ Debenture is convertible becomes equal to the lesser of: (i) the fair market value of the consideration per Osisko Share offered pursuant to the Change of Control Transaction (as determined by Osisko’s Board of Directors with the approval of IQ) and (ii) C$6.25 per Osisko Share subject to adjustment. It is possible that the CDPQ Debenture contains similar change of control provisions given that Osisko’s public disclosure states that the CDPQ Debenture was issued with the same term, conversion rate and interest rate as the IQ Debenture.

Convertible Loan

Under the terms of the Convertible Loan Agreement, an event of default includes “Change of Control”. A “Change of Control” is defined as (i) the completion of a takeover bid or issuer bid as such term is defined under securities Law; or (ii) the conclusion of any transaction following which (a) a person shall own, directly or indirectly, a sufficient amount of voting shares to elect the majority of Osisko’s directors, or (b) Osisko ceases to be a reporting issuer under Canadian securities Law. Upon an event of default, FTQ may, without notice, declare all of the indebtedness under the Convertible Loan Agreement immediately due and payable and/or require, upon notice to Osisko, the conversion of the convertible loan into Osisko Shares at a price per share equal to the lesser of: (i) C$5.97, or (ii) the five-day market price of the Osisko Shares as of the conversion date subject to adjustment.

18.	Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure

Market for Shares.

The purchase of Osisko Shares by the Offeror pursuant to the Offer will reduce the number of Osisko Shares that might otherwise trade publicly and may reduce the number of holders of Osisko Shares and, depending on the number of Osisko Shares purchased, could adversely affect the liquidity and market value of the remaining Osisko Shares held by the public.

Listing and Quotations.

The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of Osisko Shares from the TSX. Among such criteria are the number of Osisko Shareholders, the number of Osisko Shares publicly held and the aggregate market value of the Osisko Shares publicly held. Depending upon the number of Osisko Shares purchased pursuant to the Offer, it is possible the Osisko Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Osisko Shares could be delisted from the TSX and this could, in turn, adversely affect the market or result in a lack of an established market for the Osisko Shares.

If the Offeror acquires the Osisko Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction, it is the intention of the Offeror to apply to delist the Osisko Shares from the TSX and the Frankfurt Deutsche Boerse in Germany as soon as practicable after completion of the Offer or a Compulsory Acquisition or a Subsequent Acquisition Transaction, if required. If the Osisko Shares are delisted from the TSX, the extent of the public market for the Osisko Shares and the availability of price or other quotations would depend upon the number of Osisko Shareholders, the number of Osisko Shares publicly held and the aggregate market value of the Osisko Shares publicly held at such time, the interest in maintaining a market in Osisko Shares on the part of securities firms, whether Osisko remains subject to public reporting requirements in Canada and other factors.

Public Disclosure by Osisko.

After the purchase of the Osisko Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Osisko may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities Laws of certain provinces of Canada and such other jurisdictions where Osisko has similar obligations. Furthermore, it may be possible for the Offeror to cause Osisko to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Osisko Shareholders reside. If permitted by Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Osisko to cease to be a reporting issuer under the securities Laws of each province of Canada where it currently is a reporting issuer and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

Margin Regulations.

The Osisko Shares are currently “margin securities” under the regulations of the US Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Osisko Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Osisko Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Osisko Shares could no longer be used as collateral for loans made by brokers. Goldcorp Shares are margin securities under the regulations of the Federal Reserve Board.

19.	Regulatory Matters

In connection with the Offer, the approval on terms satisfactory to the Offeror of various domestic and foreign regulatory authorities having jurisdiction over the Offeror or Osisko, and their respective subsidiaries and their respective businesses, is required. The principal approvals required are described below.

Competition Act

Part IX of the Competition Act requires that certain classes of transactions that exceed the thresholds set out at Sections 109 and 110 of the Competition Act be notified to the Commissioner by the parties to the transaction. Subject to certain limited exceptions, the parties to a transaction covered under Part IX of the Competition Act cannot complete their transaction until they have submitted the information prescribed pursuant to subsection 114(1) of the Competition Act to the Commissioner and the applicable waiting period has expired or been terminated by the Commissioner. The waiting period is 30 days after the day on which the parties to the transaction submit the prescribed information, provided that, prior to the expiry of this period, the Commissioner has not notified the parties that he requires additional information that is relevant to the Commissioner’s assessment of the transaction pursuant to subsection 114(2) of the Competition Act (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the parties cannot complete their transaction until 30 days after compliance with such a request. A transaction may be completed prior to the end of the applicable waiting period if the Commissioner notifies the parties that he does not, at such time, intend to challenge the transaction by making an application under Section 92 of the Competition Act.

Alternatively, or in addition to filing the prescribed information, a party to a transaction that is subject to Part IX of the Competition Act may apply to the Commissioner for an ARC and/or a “no-action” letter, which may be issued by the Commissioner in respect of a proposed transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal, which is a specialized tribunal empowered to deal with certain matters under the Competition Act, including mergers, for an order challenging the merger under Section 92 of the Competition Act.

Upon receipt of a pre-merger notification from the Offeror, the Commissioner is required immediately to notify Osisko that the Commissioner has received from the Offeror the prescribed information. Osisko is required by the Competition Act to supply the Commissioner with the prescribed information within ten days after being so notified. Although Osisko is required to file certain information and documentary material with the Commissioner in connection with the Offer, neither Osisko’s failure to make such filings nor respond to a Supplementary Information Request made to it will extend the waiting period.

At any time before a “merger” (as such term is defined under the Competition Act) is completed, even where it has been notified to the Commissioner under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing that it appears to the Competition Tribunal may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in his opinion, more time is required to complete the inquiry; and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for an additional period of up to 30 days where the Competition Tribunal finds, on application made by the Commissioner, that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner.

Whether a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger and, where the Commissioner has issued an ARC in respect of the merger, (a) the merger was completed within one year from when the ARC was issued; and (b) the grounds upon which the Commissioner intends to apply to the Competition Tribunal under Section 92 of the Competition Act are not the same or substantially the same as the information on the basis of which the ARC was issued. On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may order that a merger not proceed or, if completed, order its dissolution or the disposition of some of the assets or shares; in addition to, or in lieu thereof, on consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal can order a person to take any other action. The Competition Tribunal can issue an order under Section 92 of the Competition Act where it finds that the merger or proposed merger prevents or lessens, or is likely to prevent or lessen, competition substantially in a market.

The Commissioner may, upon request, issue an ARC where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving, for one year following substantial completion of the proposed transaction, his authority to so initiate proceedings should circumstances change.

The purchase of Osisko Shares pursuant to the Offer may require a pre-merger notification to the Commissioner and the Offeror’s acquisition of control of Osisko would be a “merger” for the purposes of the merger provisions of the Competition Act. Should the transaction be subject to pre-merger notification, the Offeror will request an ARC or a “no action” letter and file the prescribed information.

In the event that a pre-merger notification is required, the Offeror does not currently intend to take-up or pay for Osisko Shares deposited pursuant to the Offer unless all applicable waiting periods and any extensions thereof have expired or been waived without restraint or challenge, and the Commissioner has issued an ARC or a “no action” letter in respect of the acquisition of the Osisko Shares by the Offeror.

Other Jurisdictions

The Offeror is continuing to assess possible regulatory filings and approvals in a number of other jurisdictions. In the event that the Offeror determines that regulatory filings and approvals are required or advisable in other jurisdictions, the Offeror will make any such filings and seek such approvals as it deems necessary or advisable. The Offeror does not currently intend to take-up or pay for Osisko Shares deposited pursuant to the Offer unless all applicable waiting periods and any extensions thereof have expired or been waived without restraint or challenge and where any regulatory approvals it deems advisable have been received in respect of the acquisition of the Osisko Shares by the Offeror in those jurisdictions.

Canadian Securities Laws

The distribution of the Goldcorp Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities Laws. While the resale of Goldcorp Shares issued under the Offer is subject to restrictions under the securities Laws of certain Canadian provinces and territories, Osisko Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

United States Securities Laws

The Goldcorp Shares offered as consideration under the Offer and issuable pursuant to the Offer have not been and will not be registered under the US Securities Act or any state securities Laws and such Goldcorp Shares are being offered pursuant to an exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder. No Goldcorp Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Goldcorp Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the US Securities Act and the securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements.

The Offeror will furnish to the SEC a Form CB in respect of the offer and sale of such Goldcorp Shares. The Goldcorp Shares issuable pursuant to Rule 802 will be “restricted securities” within the meaning of Rule 144 under the US Securities Act to the same extent and proportion that the Osisko Shares tendered by Osisko Shareholders on the Take-Up Date are restricted securities. Accordingly, if a US Osisko Shareholder deposits Osisko Shares under the offer that bears a US Securities Act restrictive legend, any Goldcorp Shares issued to such US Osisko Shareholder in exchange for such Osisko Shares shall also bear a US Securities Act restrictive legend. In addition, Goldcorp Shares acquired by Osisko Shareholders that are affiliates of the Offeror or who otherwise hold “restricted securities” as defined in Rule 144 under the US Securities Act will receive Goldcorp Shares that are restricted to the same extent, including legends. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, pursuant to a subsequent registration statement under the US Securities Act or pursuant to an exemption or exclusion from the registration requirements of the US Securities Act, such as Rule 144 under the US Securities Act, and applicable state securities Laws, or outside the United States pursuant to Regulation S under the US Securities Act. In general, an affiliate for this purpose is an officer or director of the Offeror or, if the Offer is completed, Osisko or a shareholder who beneficially owns 10% or more of the outstanding Goldcorp Shares.

The foregoing discussion is only a general overview of certain requirements of the US Securities Act that are applicable to the exercise and resale of the Goldcorp Shares received pursuant to the Offer and resale of the Goldcorp Shares. All US Osisko Shareholders who receive such securities are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

The Offer is being made in compliance with Canadian and United States rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

20.	Shareholder Rights Plan

The following is a summary of certain material provisions of the Shareholder Rights Plan. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Shareholder Rights Plan.

Osisko and CIBC Mellon Trust Company, as rights agent (the “SRP Rights Agent”), entered into a shareholder rights plan agreement dated May 17, 2010, governing the terms of the Shareholder Rights Plan, which was originally confirmed by Osisko Shareholders on June 30, 2010, and the Osisko Shareholders subsequently re-approved the continuation of the Shareholder Rights Plan for an additional three-year term at the annual and special meeting of Osisko Shareholders held on May 9, 2013. Set out below is a description of the Shareholder Rights Plan based on a copy of the Shareholder Rights Plan filed by Osisko with Securities Regulatory Authorities in Canada.

Pursuant to the Shareholder Rights Plan, Osisko issued one right (an “SRP Right”) in respect of each outstanding Common Share and authorized the issuance of one SRP Right for each Common Share issued thereafter. The SRP Rights are attached to the Common Shares and are not exercisable until the “Separation Time”, which is defined under the Shareholder Rights Plan to mean the close of business (Toronto time) on the tenth Trading Day after the earliest of: (a) the date of first public announcement of facts indicating that a person has become an Acquiring Person (as defined below); (b) the date of the commencement of, or first public announcement of, the intent of any person to commence, a take-over bid other than a Permitted Bid (as defined below) or a Competing Permitted Bid (as defined in the Shareholder Rights Plan); and (c) the date that a Permitted Bid or Competing Permitted Bid ceases to be such, or such later date as may from time to time be determined by the Osisko Board of Directors.

From and after the Separation Time, each SRP Right entitles the holder thereof to purchase one Common Share at a price (the “SRP Exercise Price”) equal to three times the Market Price (defined below) as at the Separation Time (subject to adjustment in certain circumstances). Pursuant to the Shareholder Rights Plan, if a person (an “Acquiring Person”) becomes the Beneficial Owner (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Osisko Shares other than as a result of certain exempt transactions (including acquisitions pursuant to a Permitted Bid or Competing Permitted Bid) (a “Flip-in Event”), then after the close of business on the tenth Trading Day after the first date of public announcement by Osisko or an Acquiring Person that an Acquiring Person has become such, each SRP Right constitutes the right to purchase from Osisko, upon exercise thereof, that number of Common Shares having an aggregate Market Price (as defined below) on the date of consummation or occurrence of such Flip-in Event equal to twice the SRP Exercise Price for a cash amount equal to the SRP Exercise Price, subject to anti-dilution adjustment (thereby effectively acquiring the right to purchase Common Shares at a 50% discount). However, SRP Rights held by an Acquiring Person or certain parties related to an Acquiring Person or acting jointly or in concert with an Acquiring Person and certain transferees, would become null and void upon the occurrence of a Flip-in Event. The result would be to significantly dilute the shareholdings of any such acquirer. “Market Price” for a security on any date means the average of the daily closing prices per security for such securities on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date (subject to adjustment in certain circumstances).

Until the Separation Time (or the earlier redemption, termination or expiration of the SRP Rights), the SRP Rights will be evidenced by the certificates representing the associated Common Shares and will be transferable only together with the associated Common Shares. After the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”), together with a disclosure statement describing the SRP Rights, are required to be mailed to holders of record of Common Shares (other than an Acquiring Person) as of the Separation Time. The SRP Rights will trade separately from the Common Shares from and after the Separation Time. The Offeror has no reason to believe that the Osisko Board of Directors will allow the Separation Time to occur prior to the Expiry Time, but no assurances can be given by the Offeror in that regard.

The Shareholder Rights Plan does not apply to certain types of transactions, including Permitted Bids. A “Permitted Bid” is a take-over bid which, among other things, is made to all Osisko Shareholders of record, remains open for at least 60 days and provides that no Osisko Shares may be taken-up unless more than 50% of the aggregate of the then outstanding Osisko Shares held by “Independent Shareholders” (meaning the holders of Osisko Shares other than any Acquiring Person, any Offeror, any affiliate or associate of such Acquiring Person or Offeror and any person acting jointly and in concert with such Acquiring Person or Offeror) have been deposited and not withdrawn. Once this condition has been satisfied, the Offeror under a Permitted Bid must make a public announcement of that fact and extend the bid for a period of not less than ten Business Days (as defined in the Shareholder Rights Plan) from the date of such public announcement. The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or some action must be taken by the Osisko Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed.

Under the Shareholder Rights Plan, the Osisko Board of Directors has the discretion, prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid, made by means of a take-over bid circular sent to all holders of Osisko Shares, to waive the application of the Shareholder Rights Plan to such Flip-in Event, upon written notice delivered to the SRP Rights Agent and provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-in Event made by means of a take-over bid circular to all holders of Osisko Shares that is made prior to the expiry of the initial take-over bid. The Osisko Board of Directors also has the right, with the prior consent of the Osisko Shareholders (or the holders of SRP Rights if the Separation Time has occurred), at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the SRP Rights at a redemption price of C$0.001 per SRP Right, subject to certain adjustments.

It is a condition of the Offer that the Offeror shall have determined in its reasonable discretion that, on terms satisfactory to the Offeror: (i) the Osisko Board of Directors shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Osisko Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Osisko Shares upon the exercise of the SRP Rights in relation to the purchase of Osisko Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered, and no notice of appeal or appeal shall have been filed, that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Osisko Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. See “Conditions of the Offer” in Section 4 of the Offer.

21.	Acquisition of Shares Not Deposited Pursuant to the Offer

It is the Offeror’s current intention that if it takes-up and pays for Osisko Shares deposited pursuant to the Offer, it will enter into one or more transactions to enable the Offeror to acquire all Osisko Shares not acquired pursuant to the Offer. There is no assurance that such transaction or transactions will be completed, in particular if the Offeror and its affiliates hold less than 66 2/3% of the Osisko Shares following completion of the Offer.

Compulsory Acquisition

If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding Osisko Shares, other than Osisko Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the CBCA), and the Offeror acquires or is bound to take-up and pay for such Deposited Osisko Shares pursuant to the Offer, the Offeror intends to acquire the Osisko Shares not deposited pursuant to the Offer on the same terms as the Osisko Shares acquired under the Offer pursuant to the provisions of Section 206 of the CBCA (a “Compulsory Acquisition”) or by a Subsequent Acquisition Transaction (as more fully described under “Subsequent Acquisition Transaction” below).

To exercise such statutory right, the Offeror must give notice (the “Offeror’s Notice”) to each Osisko Shareholder who did not accept the Offer (and each person who subsequently acquires any such Osisko Shares) (in each case, a “Dissenting Offeree”) and to the Director under the CBCA, of such proposed acquisition on or prior to the earlier of 60 days from the date of termination of the Offer and 180 days from the date of the Offer. Within 20 days of giving the Offeror’s Notice, the Offeror must pay or transfer to Osisko the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 206 of the CBCA, within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificate(s) representing the Osisko Shares held by such Dissenting Offeree to the Offeror and must elect either to transfer such Osisko Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Osisko Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror’s Notice. A Dissenting Offeree who does not within 20 days after the Dissenting Offeree receives the Offeror’s Notice notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Osisko Shares is deemed to have elected to transfer such Osisko Shares to the Offeror on the same terms that the Offeror acquired Osisko Shares from Osisko Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Osisko Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Osisko Shares of such Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Offeree referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Osisko Shares to the Offeror on the terms that the Offeror acquired Osisko Shares from Osisko Shareholders who accepted the Offer. Any judicial determination of the fair value of the Osisko Shares could be more or less than the amount paid pursuant to the Offer.

The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of Section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. Osisko Shareholders who wish to be better informed about the provisions of Section 206 of the CBCA should consult their legal advisors.

Compelled Acquisition

If an Osisko Shareholder does not receive the Offeror’s Notice, the Osisko Shareholder may, within 90 days after the date of the termination of the Offer, or if the Osisko Shareholder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which the Osisko Shareholder learns of the Offer, require the Offeror to acquire the Osisko Shareholder’s Osisko Shares on the terms of the Offer (a “Compelled Acquisition”).

The foregoing is a summary only of the right of Compelled Acquisition that may be available to an Osisko Shareholder and is qualified in its entirety by the provisions of Section 206.1 of the CBCA. Section 206.1 of the CBCA may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Osisko Shareholders who wish to be better informed about the provisions of Section 206.1 of the CBCA should consult their legal advisors.

Subsequent Acquisition Transaction

If the Offeror takes-up and pays for Osisko Shares validly deposited under the Offer and a Compulsory Acquisition is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends to take such action as is necessary or advisable, including causing one or more special meetings of Osisko Shareholders to be called to consider an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving Osisko and the Offeror and/or one or more affiliates of the Offeror, for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all remaining Osisko Shares not acquired by the Offeror under the Offer (a “Subsequent Acquisition Transaction”). The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Osisko Shares acquired under the Offer. The Offeror’s current intention is that the consideration to be paid to Osisko Shareholders pursuant to any Subsequent Acquisition Transaction would be equal in amount to and in the same form as that payable under the Offer.

Provided that the Offeror owns at least 66 2⁄3% of the outstanding Osisko Shares on a Fully-Diluted Basis (which is a condition of the Offer) and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a Fully-Diluted Basis pursuant to MI 61-101, as discussed below, the Offeror should own a sufficient number of Osisko Shares to be able to effect such a Subsequent Acquisition Transaction.

A Subsequent Acquisition Transaction may constitute a “business combination” within the meaning of MI 61-101 if such Subsequent Acquisition Transaction would result in the interest of a holder of Osisko Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefore. The methods of acquiring the remaining outstanding Osisko Shares may also be “related party transactions” within the meaning of MI 61-101, although MI 61-101 also provides an exemption from related party transaction requirements where the transaction is also a business combination. Following completion of the Offer, the Offeror may be a “related party” of Osisko for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction relating to Osisko Shares will be a “business combination” under MI 61-101 and that therefore the “related party” provisions of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a “business combination” is required to prepare a formal valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. In connection with any Subsequent Acquisition Transaction, the Offeror intends to rely on the exemption contained in Section 4.4(1)(d) of MI 61-101 (or, if such exemption is not available, to seek waivers pursuant to MI 61-101 exempting Osisko and the Offeror or one or more of its affiliates, as appropriate) and expects that this exemption will be available, in that:

(a)

the “business combination” in respect of Osisko will be effected by the Offeror or an affiliate of the Offeror following the formal bid constituted by the Offeror and will be in respect of the Osisko Shares that are the subject of the Offer and that were not acquired in the Offer;

(b)	the “business combination” will be completed no later than 120 days after the Expiry Date;

(c)	the consideration per Osisko Share paid by the Offeror in the “business combination” will be at least equal in value to and in the same form as the consideration per Osisko Share paid in the Offer;

(d)	the intent of the Offeror to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction is disclosed in this Circular; and

(e)

this Circular discloses that the expected tax consequences of the Offer and the “business combination” may be different and discloses the reasonably foreseeable tax consequences of the Offer and the “business combination”.

See “Canadian Federal Income Tax Considerations” in Section 22 of this Circular and “United States Federal Income Tax Considerations” in Section 23 of this Circular.

The approval of at least 66 2/3% of the votes cast by holders of the outstanding Osisko Shares at a meeting duly called and held will be required to approve a Subsequent Acquisition Transaction. MI 61-101 requires that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” holders of the Osisko Shares must be obtained at a meeting held for such purpose unless an exemption is available or discretionary relief is granted by the applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Osisko Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for “minority” approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to “minority” shareholders.

In relation to the Offer and any subsequent “business combination”, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Osisko Shareholders other than (a) the Offeror (other than in respect of Osisko Shares acquired pursuant to the Offer as described below), (b) any “interested party” (within the meaning of MI 61-101), (c) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers, and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. However, MI 61-101 also provides that the Offeror may treat Osisko Shares acquired under the Offer as “minority” Osisko Shares and vote them, or consider them voted, in favour of such “business combination” if, among other things: (a) the “business combination” is completed no later than 120 days after the Expiry Time; (b) the consideration per security in the “business combination” is at least equal in value to and in the same form as the consideration paid under the Offer (and for these purposes, if Osisko Shareholders receive securities that are redeemed for cash within seven days of their issuance in consideration for their Osisko Shares in the acquisition, the cash proceeds of the redemption, rather than the redeemed securities, are deemed to be the consideration received in the acquisition); and (c) the Osisko Shareholder who tendered such Osisko Shares to the Offer was not (i) a “joint actor” (within the meaning of Ml 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Osisko Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Osisko Shares.

The Offeror currently intends that the consideration offered for Osisko Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Osisko Shareholders under the Offer, that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and believes that the required disclosure has been included in this Circular. Accordingly, the Offeror intends to cause Osisko Shares acquired under the Offer to be voted in favour of any such transaction and to be counted as part of any “minority” approval required in connection with any such transaction.

Any such Subsequent Acquisition Transaction may also result in Osisko Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Osisko Shares. If the relevant dissent procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Osisko Shareholders for their Osisko Shares. The fair value of Osisko Shares so determined could be more or less than the amount paid per Osisko Share under the Subsequent Acquisition Transaction or the Offer. The exact terms and procedures of the rights of dissent available to Osisko Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Osisko Shareholders in connection with the Subsequent Acquisition Transaction.

The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Osisko will necessarily depend on a variety of factors, including the number of Osisko Shares acquired under the Offer. Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Osisko Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, political, social, regulatory or market conditions or in the business or prospects of Osisko or its assets, properties, results of operations or condition (financial or otherwise), or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Osisko Shares in accordance with applicable Laws, including a Subsequent Acquisition Transaction on terms not described in this Circular.

If the Offeror is unable to or decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Osisko Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Osisko, or taking no actions to acquire additional Osisko Shares. Subject to applicable Laws, any additional purchases of Osisko Shares could be at a price greater than, equal to, or less than the price to be paid for Osisko Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may even sell or otherwise dispose of any or all Osisko Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Osisko Shares under the Offer. See “Market Purchases” in Section 12 of the Offer.

The tax consequences to an Osisko Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Osisko Shareholder of accepting the Offer. See “Canadian Federal Income Tax Considerations” in Section 22 of this Circular and “United States Federal Income Tax Considerations” in Section 23 of this Circular.

Osisko Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Judicial Developments

On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “Subsequent Acquisition Transaction” above.

Certain judicial decisions may be considered relevant to any “business combination” that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving business combinations. The current trend in both legislation and Canadian jurisprudence is toward permitting business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Osisko Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a “business combination”.

22.	Canadian Federal Income Tax Considerations

In the opinion of Thorsteinssons LLP, Canadian tax counsel to the Offeror, the following summary describes the principal Canadian federal income tax considerations generally applicable to an Osisko Shareholder who, for the purposes of the Tax Act: (i) holds Osisko Shares, and will hold Goldcorp Shares acquired pursuant to the Offer, as capital property; (ii) deals at arm’s length with Osisko and Goldcorp; and (iii) is not affiliated with Osisko or Goldcorp (referred to in this summary as a “Holder”).

This summary is based on the current provisions of the Tax Act, the regulations thereunder in force as of the date hereof, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current administrative practices and assessing policies of the Canada Revenue Agency (“CRA”) published prior to the date hereof. No assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in Law, whether by legislative, governmental, regulatory, or judicial action or decision, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is not applicable to a Holder: (a) that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market property” rules or a “specified financial institution” as defined in the Tax Act; (b) that has an interest in which is, or whose Osisko Shares are, a “tax shelter investment” as defined in the Tax Act; (c) to whom the “functional currency” reporting rules in Section 261 of the Tax Act apply; (d) that has entered into or will enter into, in respect of the Osisko Shares or Goldcorp Shares acquired pursuant to the Offer, a “synthetic disposition arrangement” or a “derivative forward agreement” as those terms are defined in the Tax Act; or (e) who acquired Osisko Shares on the exercise of an employee stock option. Such Holders should consult their own tax advisors.

Additional considerations, not discussed in this summary, may be applicable to a Holder that (a) is a corporation resident in Canada and (b) is, or becomes as part of a transaction or event or series of transactions or events that includes the Offer, controlled by a non-resident corporation for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Such Holders should consult with their tax advisors with respect to their particular circumstances.

This summary is based on the assumption that if the SRP Rights are acquired by the Offeror, there is no value to the SRP Rights, and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights. In addition, this summary assumes that any person that held or holds at any time Convertible Securities or other rights to acquire Osisko Shares will have exercised them and acquired Osisko Shares. Accordingly, this summary does not address persons who hold such Convertible Securities or other rights, and such persons should consult their own tax advisors for advice regarding the income tax consequences to them of the expiry or exercise thereof, of the continued holding thereof, or replacement thereof, after the Expiry Time and of the acquisition, holding and disposing of Osisko Shares or any other securities acquired on exercise thereof, which may differ materially from the discussion about income tax considerations set forth in this summary.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER AND NO REPRESENTATIONS WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR OSISKO SHAREHOLDER ARE MADE. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. ACCORDINGLY, OSISKO SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada (a “Resident Holder”).

Osisko Shares will generally constitute capital property to a Resident Holder unless the Resident Holder holds such Osisko Shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such Osisko Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Resident Holders whose Osisko Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have Osisko Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which such election is made, and in all subsequent taxation years, deemed to be capital property.

Resident Holders Who Accept the Offer

Exchange of Osisko Shares for Goldcorp Shares and Cash

A Resident Holder whose Osisko Shares are exchanged for cash and Goldcorp Shares pursuant to the Offer will be considered to have disposed of the Osisko Shares for proceeds of disposition equal to the aggregate of the cash received on the exchange and the fair market value, as at the time of the exchange, of the Goldcorp Shares received on the exchange. As a result, the Resident Holder will generally realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such Osisko Shares immediately before the exchange. See “Taxation of Capital Gains and Capital Losses” below for a general discussion of the treatment of capital gains and capital losses under the Tax Act.

The cost to the Resident Holder of the Goldcorp Shares acquired on the exchange will equal the fair market value of those shares as at the time of the exchange. If the Resident Holder separately owns other Goldcorp Shares as capital property at that time, the adjusted cost base to the Resident Holder of all Goldcorp Shares owned as capital property immediately after the exchange will be determined by averaging the cost of the Goldcorp Shares acquired on the exchange with the adjusted cost base of those other Goldcorp Shares.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. A Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to the detailed rules contained in the Tax Act.

A capital loss realized on the disposition of an Osisko Share or a Goldcorp Share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of dividends received or deemed to have been received by the corporation on such shares (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own advisors.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be required to pay an additional 6 2⁄3% refundable tax on certain investment income, including taxable capital gains realized, interest and certain dividends. A capital gain realized by a Resident Holder who is an individual (including certain trusts) may give rise to liability for alternative minimum tax under the Tax Act.

Resident Holders Who Do Not Accept the Offer

Compulsory Acquisition

As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 21 of this Circular, the Offeror may, in certain circumstances, acquire Osisko Shares not deposited pursuant to the Offer pursuant to Section 206 of the CBCA. The tax consequences to a Resident Holder of a disposition of Osisko Shares in such circumstances generally will be as described under the heading “Holders Resident In Canada — Resident Holders Who Accept the Offer — Exchange of Osisko Shares for Goldcorp Shares and Cash” above depending upon the consideration received by the Resident Holder for the Resident Holder’s Osisko Shares. Resident Holders whose Osisko Shares may be acquired by way of a Compulsory Acquisition should consult their own tax advisors.

Subsequent Acquisition Transaction

As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section 21 of this Circular, if the Offeror does not acquire all of the Osisko Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Osisko Shares. As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section 21 of this Circular, it is the Offeror’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to, and in the same form as, the consideration offered under the Offer.

The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and may be substantially the same as or materially different from those described herein for Resident Holders who dispose of their Osisko Shares pursuant to the Offer. Accordingly, it is not possible to comment as to the tax treatment of a Subsequent Acquisition Transaction to a Resident Holder except in very general terms. The Offeror may propose an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. Depending on the form of the Subsequent Acquisition Transaction, a Resident Holder may, as a result, realize a capital gain or capital loss, be deemed to receive a dividend or incur both results. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Resident Holder.

Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Osisko Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described under “Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure” in Section 18 of this Circular, the Osisko Shares may cease to be listed on the TSX following the completion of the Offer. Resident Holders are cautioned that, if the Osisko Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX) and Osisko ceases to be a “public corporation” for purposes of the Tax Act, Osisko Shares held following the completion of the Offer will cease to be qualified investments for trusts governed by registered retirement savings plans (“RRSP”), registered retirement income funds (“RRIF”), registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts (“TFSA”) as defined in the Tax Act. Resident Holders who may be so affected should consult with their own tax advisers in this regard.

Eligibility for Investment

Goldcorp Shares will be qualified investments under the Tax Act for a trust governed by a RRSP, RRIF, deferred profit sharing plan, registered education savings plan, registered disability savings plan or a TFSA, at any particular time, provided that, at that time, the Goldcorp Shares are listed on a “designated stock exchange” (which currently includes the TSX and the NYSE) or Goldcorp is a “public corporation” as defined in the Tax Act.

Notwithstanding that a Goldcorp Share may be a qualified investment, a holder of a TFSA or an annuitant of a RRSP or RRIF will be subject to a penalty tax if the Goldcorp Shares are considered a “prohibited investment” (within the meaning of the Tax Act) for a trust governed by a TFSA, RRSP or RRIF. A Goldcorp Share will generally be a prohibited investment for a trust governed by a TFSA, RRSP or RRIF if the holder of the TFSA or the annuitant of the RRSP or RRIF, as the case may be, does not deal at arm’s length with the Offeror for purposes of the Tax Act or has a “significant interest” (within the meaning of the Tax Act) in the Offeror or in any corporation, partnership or trust with which the Offeror does not deal at arm’s length for purposes of the Tax Act. Holders of TFSAs and annuitants of RRSPs or RRIFs should consult their own advisors in this regard.

Holding and Disposing of Goldcorp Shares

In the case of a Resident Holder who is an individual, dividends received or deemed to be received on Goldcorp Shares will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations including the enhanced dividend tax credit rules applicable to any dividends designated by Goldcorp as “eligible dividends”, as defined in the Tax Act.

A Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on its Goldcorp Shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income. A “private corporation” (as defined in the Tax Act) or a “subject corporation” (as defined in the Tax Act), may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1⁄3% on any dividend that it receives or is deemed to receive on its Goldcorp Shares to the extent that the dividend is deductible in computing the corporation’s taxable income.

The disposition or deemed disposition of Goldcorp Shares by a Resident Holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the shareholder of those shares immediately prior to the disposition. See “Holders Resident In Canada — Resident Holders Who Accept the Offer — Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and losses under the Tax Act.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada for the purposes of the Tax Act and any applicable income tax treaty and does not use or hold, and is not deemed to use or hold, Osisko Shares or Goldcorp Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Holder that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (within the meaning of the Tax Act).

Non-Resident Holders Who Accept the Offer

Exchange of Osisko Shares for Goldcorp Shares and Cash

A Non-Resident Holder whose Osisko Shares are exchanged for cash and Goldcorp Shares pursuant to the Offer will be considered to have disposed of those Osisko Shares for proceeds of disposition equal to the aggregate of the cash received on the exchange and the fair market value, as at the time of the exchange, of the Goldcorp Shares received on the exchange. A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of the Osisko Shares pursuant to the Offer unless such shares are or are deemed to be “taxable Canadian property” as defined in the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

Based upon the current provisions of the Tax Act, generally speaking an Osisko Share will not be “taxable Canadian property” to a Non-Resident Holder at a particular time provided that such share is listed on a “designated stock exchange” (which includes the TSX) (as defined in the Tax Act) unless at any time during the 60 month period immediately preceding the disposition: (a) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Osisko; and (b) more than 50% of the fair market value of the particular share was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Osisko Shares could be deemed to be taxable Canadian property to the Non-Resident Holder. Non-Resident Holders whose Osisko Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if the Osisko Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Osisko Shares will not be included in computing the Non-Resident Holder’s income for purposes of the Tax Act provided that the Osisko Shares constitute “treaty protected property”, as defined in the Tax Act. Osisko Shares owned by a Non-Resident Holder will generally be treaty-protected property if the gain from the disposition of such shares would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under the Tax Act.

Non-Resident Holders Who Do Not Accept the Offer

Compulsory Acquisition

As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 21 of this Circular, the Offeror may, in certain circumstances, acquire Osisko Shares not deposited pursuant to the Offer pursuant to Section 206 of the CBCA.

A Non-Resident Holder whose Osisko Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Osisko Shares by way of a Compulsory Acquisition. A Non-Resident Holder whose Osisko Shares are taxable Canadian property for purposes of the Tax Act may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Osisko Shares by way of a Compulsory Acquisition unless the Osisko Shares constitute treaty-protected property. See “Holders Not Resident In Canada — Non-Resident Holders Who Accept the Offer — Exchange of Osisko Shares for Goldcorp Shares and Cash”.

Where interest is paid or credited to a Non-Resident Holder in connection with a Compulsory Acquisition, the Non-Resident Holder will not be subject to Canadian withholding tax on such interest under the Tax Act provided that the Non-Resident Holder deals at arm’s length with the payor at the time of such payment or credit and the interest is not “participating debt interest”, as defined in the Tax Act.

Non-Resident Holders whose Osisko Shares are being compulsorily acquired should consult their own tax advisors for advice having regard to their particular circumstances.

Subsequent Acquisition Transaction

As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section 21 of this Circular, if the Offeror does not acquire all of the Osisko Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Osisko Shares. As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section 21 of this Circular, it is the Offeror’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to and in the same form as the consideration offered under the Offer.

The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered. The Offeror may propose an amalgamation, arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction. It is not possible to comment as to the tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder until the form of any Subsequent Acquisition Transaction is determined. However, the tax consequences of a Subsequent Acquisition Transaction may differ from those arising on the sale of Osisko Shares under the Offer and will depend on the particular form and circumstances of such alternative transaction. For example, a Non-Resident Holder may, as a result of a Subsequent Acquisition Transaction, realize a capital gain or capital loss, be deemed to receive a dividend or incur both results. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Non-Resident Holder.

Dividends paid or deemed to be paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax treaty or convention. Where the Non-Resident Holder is a United States resident entitled to the benefits under the Canada-US Income Tax Convention (1980) (the “US Treaty”) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Where interest is paid or credited to a Non-Resident Holder in connection with a Subsequent Acquisition Transaction, the Non-Resident Holder will not be subject to Canadian withholding tax on such interest under the Tax Act provided that the Non-Resident Holder deals at arm’s length with the payor at the time of such payment or credit and the interest is not “participating debt interest”, as defined in the Tax Act.

Non-Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Osisko Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As noted under “Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure” in Section 18 of this Circular, Osisko Shares may cease to be listed on the TSX (or another designated stock exchange) following the completion of the Offer and may not be listed on the TSX (or another designated stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Holders who do not dispose of their Osisko Shares pursuant to the Offer are cautioned that Osisko Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Holder, if at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Osisko Shares was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). The Offeror believes that more than 50% of the fair market value of the Osisko Shares is at this time derived, directly or indirectly, from such properties. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Osisko Shares could be deemed to be taxable Canadian property.

If the Osisko Shares are taxable Canadian property of the Non-Resident Holder at the time of their disposition and are not treaty-protected property of the Non-Resident Holder for purposes of the Tax Act: (a) the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition, subject to any relief under an applicable income tax treaty or convention; (b) the notification and withholding provisions of Section 116 of the Tax Act may apply to the Non-Resident Holder; and (c) there may be an obligation to file a tax return for the year reporting the disposition. Where the Non-Resident Holder is also entitled to receive Goldcorp Shares on any such disposition, the Offeror may be required to withhold and sell in the market a portion of the Goldcorp Shares that the Non-Resident Holder would otherwise be entitled to receive to satisfy the Offeror’s obligation to withhold and remit amounts pursuant to the Tax Act. The Offeror may be required to withhold cash otherwise payable to the Non-Resident Holder and to remit such amount to CRA as required under the Tax Act. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Osisko Shares acquired pursuant to such a transaction.

Holding and Disposing of Goldcorp Shares

Dividends paid or deemed to be paid to a Non-Resident Holder on Goldcorp Shares will be subject to non-resident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. Where the Non-Resident Holder is a United States resident entitled to benefits under the US Treaty and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. A Non-Resident Holder will generally not be liable to Canadian income tax on a disposition or deemed disposition of Goldcorp Shares unless the Non-Resident Holder’s Goldcorp Shares are, or are deemed to be, taxable Canadian property to the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

23.	United States Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, US HOLDERS (AS DEFINED BELOW) ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY US HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE US TAX CODE; (B) THIS DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS DISCUSSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Disclosure

The following is a summary of the anticipated material US federal income tax consequences to US Holders (as defined below) arising from and relating to an exchange of Osisko Shares pursuant to the Offer (the “Acquisition”). This summary addresses only certain US federal income tax consequences to US Holders of Common Shares, and does not address the SRP Rights Plan (for which no consideration will be allocated). All references to Osisko Shares in this summary refer solely to the Common Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential US federal income tax consequences that may apply to a US Holder as a result of the Acquisition. This summary does not consider the recently enacted 3.8% Medicare tax on certain investment income. In addition, this summary does not take into account the individual facts and circumstances of any particular US Holder that may affect the US federal income tax consequences of the Acquisition to such US Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or US federal income tax advice with respect to any US Holder. US Holders should consult their own tax advisors regarding the US federal, US state and local, and foreign tax consequences of the Acquisition and the ownership and disposition of Goldcorp Shares received pursuant to the Acquisition.

Authorities

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final US Treasury Regulations issued under the Code (“Treasury Regulations”), judicial and administrative interpretations of the Code and Treasury Regulations, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-US Tax Convention”), in each case as in effect and available as of the date of this Offer and Circular. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this Offer and Circular. The US Congress may consider proposed legislation that could, if enacted, affect the tax consequences of US Holders (defined below). There can be no assurance that any such legislative proposal would be enacted and, if so, the form it would take or the effect that it would have on this discussion. The Code, Treasury Regulations and judicial and administrative interpretations thereof and the Canada-US Tax Convention are also subject to various interpretations, and there can be no guarantee that the IRS or the US courts will agree with the tax consequences described in this summary.

No rulings have been or will be sought from the IRS, and counsel to Goldcorp has not rendered any legal opinion regarding any of the tax consequences discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations set forth below.

US Holders

For purposes of this summary, a “US Holder” is a beneficial owner of Osisko Shares (or, following the completion of the Acquisition, a beneficial owner of Goldcorp Shares) that holds such shares as capital assets, and that, for US federal income tax purposes, is:

(a)	an individual who is a citizen or resident of the US for US federal income tax purposes;

(b)

a corporation, or any other entity classified as a corporation for US federal income tax purposes, that is created or organized in or under the Laws of the US or any state in the US, including the District of Columbia;

(c)	an estate if the income of such estate is subject to US federal income tax regardless of the source of such income; or

(d)

a trust if (i) such trust has validly elected to be treated as a US person for US federal income tax purposes or (ii) a US court is able to exercise primary supervision over the administration of such trust and one or more US persons have the authority to control all substantial decisions of such trust.

If a partnership (including any entity treated as a partnership for US federal income tax purposes) beneficially owns Osisko Shares (or, following the completion of the Acquisition, Goldcorp Shares), the US federal income tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns Osisko Shares (or, following the completion of the Acquisition, Goldcorp Shares) should consult their own tax advisors as to the US federal, state and local, and foreign tax consequences of the Acquisition and the ownership and disposition of Goldcorp Shares received pursuant to the Acquisition.

Non-US Holders

For the purposes of this summary, a “Non-US Holder” is a beneficial owner of Osisko Shares (or, following the completion of the Acquisition, Goldcorp Shares) other than a US Holder. This summary does not address the US federal income tax consequences of either the Acquisition or the ownership and disposition of Goldcorp Shares received pursuant to the Acquisition to Non-US Holders of Osisko Shares, and such Non-US Holders are accordingly urged to consult their own tax advisors regarding the potential US federal income tax consequences to them of the Acquisition and ownership and disposition of Goldcorp Shares received pursuant to the Acquisition and the potential application of any tax treaties as well as regarding other potential US federal, US state and local, and foreign tax consequences.

Transactions Not Addressed

This summary does not address the US federal income tax consequences of certain transactions effectuated prior or subsequent to, or concurrently with, the Acquisition (whether or not any such transactions are undertaken in connection with the Acquisition), including, without limitation, the following:

(a)	any exercise of any warrant, option or other right to acquire Osisko Shares;

(b)	any conversion of any warrant, option or other right to acquire Osisko Shares into a right to acquire Goldcorp Shares;

(c)	any other tax consequences of the Acquisition to holders of any warrant, option or other right to acquire Osisko Shares (including the SRP Rights);

(d)	any conversion into Osisko Shares of any notes, debentures or other debt instruments; and

(e)	any transaction, other than the Acquisition, in which Osisko Shares or Goldcorp Shares are acquired.

Persons Not Addressed

The US federal income tax consequences to the following persons (including persons who are US Holders) are not addressed in this summary, and the following persons are accordingly urged to consult with their own tax advisors regarding the US federal income tax consequences to them of the Acquisition and ownership and disposition of Goldcorp Shares received pursuant to the Acquisition:

(a)	Osisko and Goldcorp;

(b)	persons that may be subject to special US federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method (other than pursuant to a “Mark-to-Market Election” described below);

(c)	persons that acquired Osisko Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for services;

(d)	persons that hold warrants, notes, debentures or other debt instruments in Osisko;

(e)	persons having a functional currency for US federal income tax purposes other than the US dollar;

(f)	persons that hold Osisko Shares as part of a position in a straddle or as part of a hedging or conversion transaction;

(g)	US expatriates and former long-term residents of the US;

(h)	persons subject to the alternative minimum tax;

(i)

persons that own or have owned, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Osisko (or, following the completion of the Acquisition, US Holders that will own, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Goldcorp); and

(j)	persons who own their Osisko Shares other than as a capital asset as defined in the Code.

State and Local Taxes, Foreign Jurisdictions, and Non-Income Taxes Not Addressed

This summary does not address tax considerations arising under the Laws of any state, local, or non-US jurisdiction or US federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax).

Particular Circumstance of any Particular US Holder Not Addressed

This summary does not take into account the particular facts and circumstances, with respect to US federal income tax issues, of any particular US Holder. US Holders should consult their own tax advisors regarding the US federal income tax consequences of the Acquisition and ownership and disposition of Goldcorp Shares received pursuant to the Acquisition to them in light of their particular circumstances.

General Considerations

US Federal Income Tax Characterization of the Acquisition

The US federal income tax consequences of the Acquisition to a US Holder will depend upon whether the Acquisition and certain related transactions (such as a Compulsory Acquisition or Subsequent Acquisition Transaction) that may occur after the Acquisition will together be treated as a tax-free reorganization under Section 368(a) of the Code (a “Reorganization”). The determination of whether the Acquisition and certain related transactions will be treated as a Reorganization will depend upon (i) a number of factors that cannot be predicted currently (including the number of shares to be tendered to the Offer), (ii) whether the transactions contemplated by the Acquisition and certain other transactions (such as an amalgamation) occur after the Acquisition, and (iii) whether the Acquisition and such other transactions may be characterized as a single, integrated transaction or as separate transactions for US federal income tax purposes. As a result, it is uncertain how Goldcorp will treat the Acquisition and any related transactions for US federal income tax purposes, and, in any case, Goldcorp’s treatment of the Acquisition will not bind the IRS. There can be no assurance that Goldcorp’s treatment of the Acquisition and any related transactions will not be challenged by the IRS or, if challenged, that a US court would not agree with the IRS. No opinion of legal counsel or ruling from the IRS concerning the US federal income tax consequences of the transactions contemplated by the Acquisition has been obtained, and none will be requested.

Each US Holder should consult its own tax advisor regarding whether the Acquisition and any related transactions undertaken by Goldcorp (such as a Compulsory Acquisition or Subsequent Acquisition Transaction) will properly be treated as a single, integrated transaction that constitutes a Reorganization for US federal income tax purposes. In addition, each US Holder should be aware that even if the Acquisition and any related transactions qualify as a Reorganization, application of the passive foreign investment company (“PFIC”) rules could result in tax liability as discussed below.

Passive Foreign Investment Company Considerations

The US federal income tax consequences to a US Holder with respect to the Acquisition also will depend upon (i) whether Osisko is treated as a PFIC during any year in which the US Holder owned Osisko Shares and (ii) whether Goldcorp is treated as a PFIC with respect to the US Holder for the current taxable year. In general, a non-US corporation will be treated as a PFIC for any taxable year during which either (i) 75% or more of the non-US corporation’s gross income is passive income (the “income test”), or (ii) 50% or more of the average value of the non-US corporation’s assets produce or are held for the production of passive income (the “asset test”). Passive income includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Subject to certain limited exceptions, shares held (or deemed held) by a US Holder at any time during a taxable year in which a foreign corporation was a PFIC are treated as shares of a PFIC in the hands of such holder for all subsequent years even if such corporation did not meet the gross income or passive asset thresholds necessary to be classified as a PFIC in a subsequent year. If a foreign corporation is treated as a PFIC with respect to a US holder in any year, such US Holder is generally required (subject to certain exceptions) to file an annual report (Form 8621) with the IRS containing such information as Treasury Regulations and/or other IRS guidelines may require.

The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually at the close of the taxable year in question. Goldcorp believes, and the discussion below is based upon the assumption, that Goldcorp will not be treated as a PFIC for the current taxable year. In addition, Goldcorp has not performed a PFIC analysis for Osisko for any taxable year, but Osisko has indicated in a publicly-filed document that it believes that it was a PFIC in prior years. No assurance can be given regarding either Goldcorp’s or Osisko’s status as a PFIC during the current or any prior or future year, and no opinion of legal counsel or ruling from the IRS concerning the status of either Goldcorp or Osisko as a PFIC has been obtained or will be requested. US Holders are urged to consult their own US tax advisors regarding the application of the PFIC rules to the Acquisition, any related transactions and the other matters addressed herein.

Exchange of Osisko Shares for Goldcorp Shares and Canadian Currency Pursuant to the Acquisition

Treatment if the Acquisition is Treated as a Reorganization and Osisko is Treated as a PFIC With Respect to a US Holder

If the transactions contemplated by the Acquisition and any related transactions qualify as a Reorganization and if Osisko has been a PFIC with respect to a US Holder in any taxable year, the transactions contemplated by the Acquisition may result in the recognition of any gain realized for US federal income tax purposes under the “excess distribution” regime described in Section 1291 of the Code and proposed Treasury Regulations (see the paragraph immediately below and “— Status of Proposed Treasury Regulations” for a discussion of the effect of these regulations) unless such US Holder has timely made an effective election under one of the following two provisions. If such US Holder elected to treat Osisko as a qualified electing fund (“QEF”), such US Holder’s tax consequences are described below under “— Treatment of Recognized Gain if Osisko is a PFIC — PFIC Shareholder Who Has Made a Timely Qualified Electing Fund Election.” If, instead, such US Holder was eligible, and elected, to mark its Osisko Shares to market (a “Mark-to-Market Election”), such US Holder’s tax consequences are described below under “— Treatment of Recognized Gain if Osisko is a PFIC — PFIC Shareholder Who Has Made a Timely Mark-to-Market Election.”

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock in a PFIC in a nonrecognition transaction recognizes gain, notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992 with a retroactive effective date. Under the proposed Treasury Regulations, a US Holder who has not made a QEF or Mark-to-Market Election recognizes gain (but not loss) in a Reorganization where the US Holder transfers stock in a PFIC and receives in exchange stock of another corporation that does not qualify as a PFIC for its taxable year that includes the day after the transfer. It is expected that Goldcorp will not be a PFIC for its taxable year that includes the day after the Effective Date. Goldcorp has not performed a PFIC analysis for Osisko for any taxable year, but Osisko has indicated in a publicly-filed document that it believes that it was a PFIC in prior years. Accordingly, if (a) the proposed Treasury Regulations were finalized and made applicable to the Acquisition and any related transactions that qualify as a Reorganization, and (b) Osisko has been a PFIC with respect to a US Holder (who has not made a QEF or Mark-to-Market Election) in any taxable year, such US Holder would recognize gain (but not loss). The amount of any such gain recognized by such US Holder would be equal to the difference between (i) the sum of the fair market value of the Goldcorp Shares and the US dollar value (on the date of receipt) of the Canadian currency received by such US Holder and (ii) the adjusted tax basis of such US Holder in such Osisko Shares. Any such gain recognized by a US Holder generally will be taxed under the PFIC “excess distribution” regime, which is described below under “— Treatment of Recognized Gain if Osisko is a PFIC — Non-Electing PFIC Shareholder.” A US Holder that recognizes gain under the excess distribution regime will have a tax basis in the Goldcorp Shares received pursuant to the Acquisition equal to the fair market value of the Goldcorp Shares at the time of their receipt, and such US Holder’s holding period for Goldcorp Shares received pursuant to the Acquisition will commence on the day after the date of receipt. Goldcorp and its US tax advisors are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. If the proposed Treasury Regulations are adopted in their current form, the tax consequences to a US Holder of Osisko Shares should be as set forth above in this paragraph. However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance that they will be adopted in the form and with the effective date proposed. Thus, an argument can be made that, unless the proposed Treasury Regulations are adopted in their current or similar form in a manner that is applicable to the Reorganization, Section 1291(f) should not apply to cause gain recognition because it is not self-executing. If Section 1291(f) were inapplicable under the foregoing argument, then a US Holder’s tax consequences should generally be similar to the tax consequences described in “— Treatment if the Acquisition is Treated as a Reorganization and Osisko is Not Treated as a PFIC With Respect to a US Holder.” In addition, in such instance, any Goldcorp shares received in the exchange by a US Holder that has not made a timely QEF or Mark-to-market Election with respect to its Osisko Shares may be treated as PFIC Shares (as defined below) with respect to such US Holder. However, in this regard, it is notable that the proposed Treasury Regulations are proposed to be effective, if finalized, for transactions occurring on or after April 11, 1992, and the IRS previously has interpreted Section 1291(f) as self-executing in various private letter rulings (which cannot be cited or relied upon as precedent). Furthermore, in connection with issuing the proposed Treasury Regulations, the IRS announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions.

If a US Holder realizes a loss upon exchanging Osisko Shares that were held by the US Holder during any time that Osisko was a PFIC, and the Acquisition and any related transactions are treated as a Reorganization (such a US Holder realizing a loss in a Reorganization, a “Loss Shareholder”), such Loss Shareholder will not recognize any loss realized upon the exchange. In addition, a Loss Shareholder will have a tax basis in the Goldcorp Shares received pursuant to the Acquisition equal to the adjusted tax basis of such US Holder in the Osisko Shares exchanged, decreased by the US dollar value on the date of receipt of any Canadian currency received. Furthermore, any Goldcorp Shares received in the exchange by a Loss Shareholder that has not made a timely QEF or Mark-to-Market Election with respect to its Osisko Shares may be treated as PFIC Shares with respect to such Loss Shareholder, even if Goldcorp does not otherwise qualify as a PFIC under the income test or the asset test. The holding period of Goldcorp Shares received by a Loss Shareholder generally will include the holding period of the Osisko Shares surrendered (subject to an exception for PFIC purposes described in the proposed Treasury Regulations).

Treatment if the Acquisition is Treated as a Reorganization and Osisko is Not Treated as a PFIC With Respect to a US Holder

If the transactions contemplated by the Acquisition and any related transactions qualify as a Reorganization and if Osisko has not been a PFIC with respect to a US Holder in any taxable year (or such US Holder made a timely QEF election (discussed below) with respect to its Osisko Shares), then upon such US Holder’s exchange of Osisko Shares for Goldcorp Shares and Canadian currency pursuant to the Acquisition, such US Holder will recognize gain (but not loss) with respect to the exchange, to the extent of the US dollar value (on the date of receipt) of the Canadian currency received. Such US Holder’s aggregate tax basis in the Goldcorp Shares received will be the same as the aggregate tax basis in the Osisko Shares surrendered in exchange therefor, decreased by the US dollar value of the Canadian currency received on the date of receipt and increased by the amount of gain recognized on the exchange. The holding period of Goldcorp Shares received by any such US Holder will include the holding period of the Osisko Shares surrendered.

Treatment if the Acquisition is Not Treated as a Reorganization and Osisko is Not Treated as a PFIC With Respect to a US Holder

If the transactions contemplated by the Acquisition and any related transactions do not qualify as a Reorganization and if Osisko has not been a PFIC with respect to a US Holder in any taxable year, such US Holder would recognize gain on the exchange to the extent that (i) the fair market value of Goldcorp Shares and the US dollar value (on the date of receipt) of the Canadian currency received by such US Holder exceeds (ii) the adjusted tax basis of such US Holder in such Osisko Shares, or loss on the exchange to the extent that (i) the adjusted tax basis of such US Holder in such Osisko Shares exceeds (ii) the fair market value of Goldcorp Shares and the US dollar value (on the date of receipt) of the Canadian currency received by such US Holder.

Any such gain or loss recognized by the US Holder would be short-term capital gain or loss, unless the holding period for the Osisko Shares exchanged was more than one year at the time of the exchange, in which case any gain or loss recognized would be long-term capital gain or loss. Preferential tax rates for long-term capital gains are applicable to a US Holder that is an individual, an estate or a trust. There are currently no preferential tax rates for long-term capital gains for a US Holder that is a corporation. The deduction of capital losses is subject to significant limitations.

The aggregate tax basis of the Goldcorp Shares received by such a US Holder if the Acquisition and any related transactions were not treated as a Reorganization would be equal to the aggregate fair market value of the Goldcorp Shares received at the time of their receipt, and the holding period of Goldcorp Shares received by a US Holder would begin on the day after their receipt.

Treatment if the Acquisition is Not Treated as a Reorganization and Osisko is Treated as a PFIC With Respect to a US Holder

If the transactions contemplated by the Acquisition and any related transactions do not qualify as a Reorganization and if Osisko has been a PFIC with respect to a US Holder in any taxable year, such US Holder would recognize gain on the exchange to the extent that (i) the fair market value of Goldcorp Shares and the US dollar value (on the date of the receipt) of the Canadian currency received by such US Holder exceeds (ii) the adjusted tax basis of such US Holder in such Osisko Shares. Any such gain recognized by a US Holder generally will be taxed under the PFIC “excess distribution” regime, which is described below under “— Treatment of Recognized Gain if Osisko is a PFIC — Non-Electing PFIC Shareholder.” If, instead, such a US Holder realized loss with respect to the exchange of Osisko Shares, the US Holder would be treated for US federal income tax purposes in the same manner as described above under “— Treatment if the Acquisition is Not Treated as a Reorganization and Osisko is Not Treated as a PFIC With Respect to a US Holder,” unless such US Holder had made a Mark-to-Market Election with respect to such Osisko Shares, in which case any loss recognized would be treated as an ordinary loss to the extent of the net mark-to-market income recognized by such US Holder in all prior taxable years. In either case, the aggregate tax basis of the Goldcorp Shares received by such a US Holder if the Acquisition and any related transactions were not treated as a Reorganization would be equal to the aggregate fair market value of the Goldcorp Shares received at the time of their receipt, and the holding period of Goldcorp Shares received by a US Holder would begin on the day after their receipt.

Treatment of Recognized Gain if Osisko is a PFIC — Non-Electing PFIC Shareholder

If a US Holder disposes of Osisko Shares in the Offer that were held by the US Holder directly, indirectly or constructively during such time, if any, that Osisko was a PFIC (shares in a PFIC are sometimes referred to herein as “PFIC Shares”) and the US Holder did not make a timely QEF or Mark-to-Market Election with respect to its Osisko Shares (such elections being described below), gain realized from the sale of such US Holder’s PFIC Shares will be taxed under the “excess distribution” regime. Under that regime, gain, if any, realized on the disposition will be allocated ratably on a daily basis to each day of the US Holder’s holding period with respect to such shares. Gain allocated to any period preceding the first year in the holding period when Osisko was a PFIC and gain allocated to the year of disposition will be treated as gain arising in the year of disposition and taxed at ordinary US federal income tax rates applicable for the year of disposition. Gain allocated to each of the other years (the “PFIC Years”) will be taxed at the highest US federal income tax rate in effect for each of those years, without regard to the US Holder’s other items of income and loss for such year. Any such tax would be increased by an interest charge determined for each of the PFIC Years at the rate generally applicable to underpayments of tax for such taxable year. The sum of the taxes and interest calculated for all PFIC Years will be an addition to the tax for the year in which the sale of the PFIC Shares occurs. A US Holder that is not a corporation must treat the interest as non-deductible personal interest. A US Holder who has previously made certain elections (as further described below) may be able to mitigate the adverse PFIC tax consequences that would apply to such

US Holder if Osisko is or has been a PFIC during the time such US Holder has held Osisko Shares.

Treatment of Recognized Gain if Osisko is a PFIC — PFIC Shareholder Who Has Made a Timely Qualified Electing Fund Election

A US Holder who has made a timely and effective election to treat Osisko as a QEF under the Code for the first taxable year of the US Holder’s holding period for the Osisko Shares during which Osisko was a PFIC generally would not be subject to the excess distribution regime discussed above regardless of whether the Acquisition is treated as a Reorganization. Instead, the electing US Holder would be taxable on gain recognized in the exchange in the manner that a US Holder would be taxable if Osisko had not been a PFIC. However, Goldcorp is not aware whether Osisko has made the QEF election option available to US Holders by providing certain information to them, and, accordingly, it may not be, and may not have been, available to US Holders. For an additional discussion regarding QEF elections, see “Ownership and Disposition of Goldcorp Shares Received if Goldcorp is a PFIC (and of Goldcorp Shares Received by Certain Loss Shareholders if Goldcorp is Not a PFIC).”

Treatment of Recognized Gain if Osisko is a PFIC — PFIC Shareholder Who Has Made a Timely Mark-to-Market Election

A US Holder of PFIC Shares would also not be subject to the excess distribution regime if such US Holder was eligible to make, and had made, a timely and effective Mark-to-Market Election. In the case of any US Holder that has timely made an effective Mark-to-Market Election, gain recognized by such holder from the disposition of PFIC Shares pursuant to the Acquisition generally would be treated as ordinary income. If the Acquisition is treated as a Reorganization, it is uncertain whether such US Holders would recognize all gain realized in light of proposed Treasury Regulations (since the proposed Treasury Regulations do not appear to directly address the impact of a Mark-to-Market Election on a reorganization involving a PFIC and the IRS has not issued any other meaningful guidance regarding the effect of a Mark-to-Market Election on a reorganization involving a PFIC. (See “Treatment if the Acquisition is Treated as a Reorganization and Osisko is Treated as a PFIC With Respect to a US Holder” and “— Status of Proposed Treasury Regulations” for a discussion of the effect of these regulations). For additional discussion regarding the Mark-to-Market Election, see the discussion below under “Ownership and Disposition of Goldcorp Shares Received if Goldcorp is a PFIC (and of Goldcorp Shares Received by Certain Loss Shareholders if Goldcorp is Not a PFIC).”

US Holders are urged to seek advice from their own tax advisors regarding the tax consequences of the Offer particular to them, including all aspects of the PFIC rules.

US Holders Who Do Not Accept the Offer

Compulsory Acquisition

As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 21 of this Circular, the Offeror may, in certain circumstances, acquire Osisko Shares not deposited pursuant to the Offer pursuant to Section 206 of the CBCA. The tax consequences to a US Holder of a disposition of Osisko Shares in such circumstances generally will be as described above under the heading “Exchange of Osisko Shares for Goldcorp Shares and Canadian Currency Pursuant to the Acquisition” and will vary depending on whether the Acquisition and the Compulsory Acquisition collectively are treated as a Reorganization and whether Osisko is treated as a PFIC.

However, a US Holder who exercises Dissent Rights from the acquisition will recognize gain or loss on the exchange of such US Holder’s Osisko Shares for Canadian currency in an amount equal to the difference between (i) the US dollar value (on the date of receipt) of the Canadian currency received, and (ii) such US Holder’s adjusted tax basis in its Osisko Shares. Subject to application of the PFIC rules discussed herein, such gain or loss would generally be capital gain or loss if the Osisko Shares were held as capital assets at the time of the Acquisition and will be long-term capital gain or loss if the US Holder’s holding period for such Osisko Shares was more than one year. Preferential tax rates for long-term capital gains are applicable to a US Holder that is an individual, an estate or a trust. There are currently no preferential tax rates for long-term capital gains for a US Holder that is a corporation. Deductions for capital losses are subject to significant limitations. US Holders whose Osisko Shares may be acquired by way of a Compulsory Acquisition should consult their own tax advisors.

Subsequent Acquisition Transaction

As described under “Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section 21 of this Circular, if the Offeror does not acquire all of the Osisko Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Osisko Shares, and it is the Offeror’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to, and in the same form as, the consideration offered under the Offer.

The tax treatment of a Subsequent Acquisition Transaction to a US Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and may be substantially the same as or materially different from the consequences described herein for US Holders who dispose of their Osisko Shares pursuant to the Offer. Accordingly, it is not possible to comment as to the tax treatment of a Subsequent Acquisition Transaction to a US Holder except in very general terms. The Offeror may propose an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction. Depending on the form of the Subsequent Acquisition Transaction and whether or not the PFIC rules apply, a US Holder may, as a result, recognize capital gain or loss, ordinary income or loss, or not recognize any gain or loss due to treatment as a Reorganization.

However, a US Holder who exercises Dissent Rights will recognize gain or loss on the exchange of such US Holder’s Osisko Shares for Canadian currency in an amount equal to the difference between (i) the US dollar value (on the date of receipt) of the Canadian currency received, and (ii) such US Holder’s adjusted tax basis in its Osisko Shares. Subject to application of the PFIC rules discussed herein, such gain or loss would generally be capital gain or loss if the Osisko Shares were held as capital assets at the time of the Acquisition and will be long-term capital gain or loss if the US Holder’s holding period for such Osisko Shares was more than one year. Preferential tax rates for long-term capital gains are applicable to a US Holder that is an individual, an estate or a trust. There are currently no preferential tax rates for long-term capital gains for a US Holder that is a corporation. Deductions for capital losses are subject to significant limitations.

US Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Osisko Shares acquired pursuant to a Subsequent Acquisition Transaction. No opinion is expressed herein as to the tax consequences of any such transaction to a US Holder.

Ownership and Disposition of Goldcorp Shares Received Pursuant to the Acquisition – In General

As discussed above, Goldcorp does not believe that it will be treated as a PFIC in its current taxable year. However, there is no assurance that the IRS would agree with this treatment, nor is there any assurance that Goldcorp will not be treated as a PFIC in future years. Furthermore, Goldcorp may be treated as a PFIC with respect to Shareholders who receive Goldcorp Shares in a Reorganization. If Goldcorp is not treated as a PFIC, the following US federal income tax consequences generally will apply:

Distributions:  Distributions made with respect to the Goldcorp Shares (including any Canadian taxes withheld from such distributions) generally will be included in the gross income of a US Holder as dividend income to the extent of the current and accumulated earnings and profits, as determined under US federal income tax principles, of Goldcorp. Because Goldcorp is expected to be eligible for the benefits of a comprehensive income tax treaty with the US, dividends paid by Goldcorp to non-corporate US Holders generally are expected to be eligible for the reduced rate of US federal income tax available with respect to certain “qualified dividends”. A corporate US Holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by US corporations.

Distributions in excess of Goldcorp’s current and accumulated earnings and profits, if made with respect to the Goldcorp Shares, will be treated as a return of capital to the extent of the US Holder’s adjusted tax basis in such Goldcorp Shares, and thereafter as capital gain. Goldcorp does not currently intend to calculate its earnings and profits under US federal income tax principles. Accordingly, US Holders should expect that all distributions made with respect to Goldcorp Shares will be treated as dividends (as described above).

Dispositions:  Upon the sale, exchange or other taxable disposition of Goldcorp Shares, a US Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon the sale, exchange or other taxable disposition and (ii) the US Holder’s adjusted tax basis in such Goldcorp Shares. Such capital gain or loss will be long-term capital gain or loss if the US Holder’s holding period with respect to the Goldcorp Shares disposed of is more than one year at the time of the sale, exchange or other taxable disposition. Preferential tax rates for long-term capital gains are applicable to a US Holder that is an individual, an estate or a trust. There are currently no preferential tax rates for long-term capital gains for a US Holder that is a corporation. The deductibility of capital loss is subject to limitations.

Ownership and Disposition of Goldcorp Shares Received if Goldcorp is a PFIC (and of Goldcorp Shares Received by Certain Loss Shareholders if Goldcorp is Not a PFIC)

If, contrary to Goldcorp’s belief, Goldcorp is treated as a PFIC with respect to any US Holder that owns Goldcorp Shares, the US federal income tax consequences discussed below generally will apply to such US Holders of Goldcorp Shares. Additionally, as explained above, Goldcorp will be treated as a PFIC with respect to a Loss Shareholder (and may be treated as a PFIC with respect to any other US Holder) that receives Goldcorp Shares in a Reorganization and that has not made timely a QEF or Mark-to-Market Election with respect to its Osisko Shares exchanged even if Goldcorp is not otherwise treated as a PFIC under the income test or the asset test.

Distributions:  If Goldcorp is treated as a PFIC with respect to a US Holder, distributions made by Goldcorp with respect to the Goldcorp Shares, to the extent such distributions are treated as “excess distributions” pursuant to Section 1291 of the Code, must be allocated ratably to each day of the US Holder’s holding period for such Goldcorp Shares. Distributions received in a taxable year (the “year of receipt”) generally will be treated as excess distributions to the extent that such distributions exceed 125% of the average amount of distributions received for each taxable year during the shorter of (i) the three taxable years preceding the year of receipt and (ii) the portion of the US Holder’s holding period for its Goldcorp Shares before the year of receipt. The portion of an excess distribution that is allocated to the US Holder’s taxable year during which the distribution is made, and to any period during such US Holder’s holding period that is prior to the first taxable year in which Goldcorp was treated as a PFIC, is included in such US Holder’s gross income as ordinary income for the taxable year of the US Holder in which the distribution is made. The amount allocated to each of the other taxable years, or PFIC Years, is taxed as ordinary income in the taxable year of the distribution at the highest tax rate in effect for the US Holder in the PFIC Year without regard to the US Holder’s other items of income and loss for such year. Any such tax would be increased by an interest charge determined for each of the PFIC Years at the rate generally applicable to underpayments of tax for such taxable year. The sum of the taxes and interest calculated for all PFIC Years will be an addition to the tax for the year in which the excess distribution is received. A US Holder that is not a corporation must treat the interest as non-deductible personal interest. Any distribution made by Goldcorp that does not constitute an excess distribution generally will be treated in the manner described above under “— Ownership and Disposition of Goldcorp Shares Received Pursuant to the Acquisition – In General,” except that, if Goldcorp is treated as a PFIC, dividends paid by Goldcorp to non-corporate US Holders would not be eligible for the reduced rate of US federal income tax available with respect to “qualified dividends”.

Dispositions:  The entire amount of any gain realized upon the US Holder’s disposition of its Goldcorp Shares generally will be treated as an excess distribution made in the taxable year during which such disposition occurs, with the consequences described under “— Distributions” above.

Purging the PFIC Taint

Except as described in the next sentence, if a non-US corporation is treated as a PFIC for any taxable year during which a US Holder holds stock of such non-US corporation, the non-US corporation will be treated as a PFIC with respect to such US Holder for that taxable year and for all subsequent taxable years, regardless of whether the non-US corporation meets the income test or the asset test for such subsequent taxable years. Under applicable Treasury Regulations, the non-US corporation will cease to be treated as a PFIC with respect to a US Holder that holds stock of such non-US corporation if, on the US Holder’s original or amended tax return for the last taxable year of its holding period during which the non-US corporation met either the income test or the asset test, such US Holder elects to recognize any unrealized gain in its stock as of the last day of the non-US corporation’s taxable year in which it met either the income test or the asset test. Any gain recognized by a US Holder as a result of making the election described in the previous sentence with respect to its stock will be subject to the adverse ordinary income and special interest charge consequences described above with respect to disposition gains treated as excess distributions. Loss Shareholders are urged to consult their own tax advisors regarding the availability and advisability of making such an election with respect to Goldcorp Shares received pursuant to the Acquisition.

Subsidiary PFIC Rules

Certain adverse US federal income tax rules generally will apply to a US Holder for any taxable year in which Goldcorp is treated as a PFIC and has a subsidiary that is also treated as a PFIC (a “Subsidiary PFIC”). In such a case, a disposition (or deemed disposition) of the shares of such Subsidiary PFIC or a distribution received by Goldcorp from such Subsidiary PFIC generally may be treated as an indirect disposition by a US Holder or an indirect distribution received by a US Holder, respectively. If Goldcorp is treated as a PFIC with respect to a US Holder, such US Holder generally would be subject to the gain and excess distribution rules described above with respect to its ratable share of the proceeds of any such indirect disposition or indirect distribution, regardless of the percentage ownership of such US Holder in Goldcorp.

Mark-to-Market Election

In general, the adverse US federal income tax consequences of owning stock of a PFIC described above may be mitigated if a US Holder of the PFIC makes a valid Mark-to-Market Election with respect to such stock. A Mark-to-Market Election may be made with respect to the stock of a PFIC if such stock is “regularly traded” on a “qualified exchange or other market” (within the meaning of the Code and the applicable Treasury Regulations). Following completion of the Acquisition, it is anticipated that Goldcorp will continue to be traded on the NYSE and TSX, which constitute a “qualified exchange or other market” for these purposes. Accordingly, if Goldcorp Shares are regularly traded (i.e., if more than a de minimis quantity of Goldcorp Shares are traded on at least 15 days during each calendar quarter), then a US Holder generally will be eligible to make a Mark-to-Market Election with respect to its Goldcorp Shares.

A US Holder that makes a valid Mark-to-Market Election with respect to shares of a PFIC at the beginning of the US Holder’s holding period for such shares generally will not be subject to the PFIC rules described above with respect to those shares. Instead, the US Holder generally will be required to recognize as ordinary income each taxable year an amount equal to the excess, if any, of the fair market value of such shares as of the close of such taxable year over the US Holder’s adjusted tax basis in such shares as of the close of such taxable year. A US Holder’s adjusted tax basis in the shares generally will be increased by the amount of ordinary income recognized with respect to such shares. If the US Holder’s adjusted tax basis in the shares as of the close of a taxable year exceeds the fair market value of such shares as of the close of such taxable year, the US Holder generally will recognize an ordinary loss, but only to the extent of net mark-to-market income recognized with respect to such shares for all prior taxable years. A US Holder’s adjusted tax basis in its shares generally will be decreased by the amount of ordinary loss recognized with respect to such shares. Any gain recognized upon a disposition of the shares generally will be treated as ordinary income, and any loss recognized upon a disposition generally will be treated as an ordinary loss to the extent of net mark-to-market income recognized for all prior taxable years.

A US Holder that makes a valid Mark-to-Market Election with respect to shares after the first taxable year of the US Holder during which the non-US corporation is treated as a PFIC with respect to such US Holder generally will be subject to the PFIC excess distribution rules described above with respect to mark-to-market income for the taxable year for which the election is made. A Mark-to-Market Election generally will not be available with respect to shares in a Subsidiary PFIC.

Qualified Electing Fund Election

The adverse US federal income tax consequences of owning shares of a PFIC described above generally also may be mitigated if a US Holder of a PFIC is able to, and timely makes, a valid QEF election with respect to the PFIC. However, no assurance can be made that Goldcorp will provide US Holders with the information necessary to allow US Holders to make a QEF election if Goldcorp is treated as a PFIC with respect to such US Holders.

Status of Proposed Treasury Regulations

Certain proposed Treasury Regulations issued with respect to the treatment of PFICs (such as those which address nonrecognition transactions) state that they are to be effective for transactions occurring on or after April 11, 1992. If the proposed Treasury Regulations are adopted in their current form, the tax consequences to a US Holder of Osisko Shares should be as set forth in the preceding paragraphs. However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions.

The PFIC rules are complex and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated and, if so, the form they will take or the effect that they may have on this discussion. In addition, certain temporary regulations were recently promulgated that provide guidance in the annual filing requirements for shareholders of PFICs. Accordingly, and due to the complexity of the PFIC rules, US Holders should consult their own tax advisors as to the tax consequences of owning and disposing of shares in a PFIC, including the availability of any elections that may mitigate the adverse US federal income tax consequences of owning shares of a PFIC.

Foreign Currency Considerations

Any cash consideration for Osisko Shares or Goldcorp Shares that is paid in Canadian currency will be included in the income of a US Holder of such shares in a US dollar amount calculated by reference to the exchange rate in effect on the date of receipt by such US Holder, regardless of whether the cash consideration is in fact converted into US dollars. If any dividends paid to US Holders of Goldcorp Shares are paid in Canadian currency, the amount includible in gross income will be the US dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into US dollars. Canadian currency received by a US Holder will have a tax basis equal to its US dollar value at the time such currency is received. If such Canadian currency is converted into US dollars on the date of receipt, the US Holder generally should not be required to recognize foreign currency gain or loss. The amount of gain or loss recognized on a subsequent sale or other disposition of such Canadian currency will equal the difference between (i) the amount of US dollars, or the fair market value in US dollars of other property received, in such sale or other disposition, and (ii) the US Holder’s tax basis in such Canadian currency. Any such gain or loss generally will be treated as US source ordinary income or loss.

Foreign Tax Credit Considerations

A US Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Acquisition or in connection with the ownership or disposition of Goldcorp Shares may be entitled, at the election of such US Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a US Holder’s US federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a US Holder’s income subject to US federal income tax. This election is made on an annual basis and applies to all foreign taxes paid (whether directly or through withholding) by a US Holder during that taxable year.

The rules governing the foreign tax credit are complex and subject to a number of significant limitations, among which is the general limitation that the credit cannot exceed the proportionate share of the US Holder’s US federal income tax liability that such US Holder’s “foreign source” income bears to the US Holder’s worldwide taxable income. A US Holder’s gain from the disposition of Osisko Shares or Goldcorp Shares generally will be treated as US source income for purposes of US foreign tax credit limitations unless the gain is subject to tax in Canada and treated instead as foreign source under the provisions of the Canada-US Tax Convention. Dividends paid on Goldcorp Shares generally will be treated as foreign source income for US foreign tax credit limitation purposes. US Holders should consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding Tax

Under US federal income tax law and US Treasury Regulations, certain categories of US Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, US return disclosure obligations on IRS Form 8938 are imposed on certain US Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, with certain exceptions, any stock or security issued by a non-US person, any financial instrument or contract held for investment that has an issuer or counterparty other than a US person and any interest in a foreign entity. An interest in the Goldcorp Shares constitutes a foreign financial asset for these purposes. US Holders may be subject to these reporting requirements unless their Goldcorp Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. US Holders should consult their own tax advisors regarding the requirements of filing information returns, including the foreign financial asset reporting obligations and their application to an investment in Goldcorp Shares.

Payments made within the US (and, in certain cases, outside of the US) of (i) distributions with respect to Goldcorp Shares, (ii) cash proceeds arising from the sale or other taxable disposition of Goldcorp Shares, or (iii) cash proceeds received in connection with the Acquisition generally may be subject to information reporting. In addition, backup withholding tax, at the current rate of 28%, may apply to such payments if a US Holder (i) fails to furnish its correct US taxpayer identification number (generally on Form W-9), (ii) furnishes an incorrect US taxpayer identification number, (iii) is notified by the IRS that such US Holder has previously failed to properly report items subject to backup withholding tax, or (iv) fails to certify, under penalty of perjury, that such US Holder has furnished its correct US taxpayer identification number and that the IRS has not notified such US Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the US backup withholding tax rules will be allowed as a credit against a US Holder’s US federal income tax liability, if any, or will be refunded, if such US Holder furnishes required information to the IRS in a timely manner. Each US Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO US HOLDERS RELATING TO THE EXCHANGE OF OSISKO SHARES FOR GOLDCORP SHARES AND CANADIAN CURRENCY PURSUANT TO THE ACQUISITION, AND THE OWNERSHIP AND DISPOSITION OF GOLDCORP SHARES AND CANADIAN CURRENCY RECEIVED PURSUANT TO THE ACQUISITION. US HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

24.	Dealer Managers, Soliciting Dealer Group, Depositary and Information Agent

Dealer Managers and Soliciting Dealer Group

The Offeror has engaged the services of GMP Securities L.P. and Scotia Capital Inc. as the Dealer Managers to solicit acceptances of the Offer. The Offeror will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, and has also agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer.

GMP Securities L.P. and Scotia Capital Inc. intend to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Industry Regulatory Organization of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer from persons who are resident in Canada and will also solicit acceptances of the Offer in the United States through Griffiths McBurney Corp., an agent affiliate of GMP Securities L.P. Each member of the Soliciting Dealer Group, including the Dealer Managers, is referred to herein as a “Soliciting Dealer”.

The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Osisko Shares a fee of C$0.03 for each Osisko Share deposited and taken-up by the Offeror pursuant to the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Osisko Shareholder will be not less than C$50.00 and not more than C$1,000.00, provided that at least 1,000 Osisko Shares are deposited per beneficial Osisko Shareholder. The Offeror will not pay any fee with respect to deposits of Osisko Shares held for the Dealer Managers’ own accounts as principals. Where Osisko Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit. If no Soliciting Dealer is specified in a Letter of Transmittal, no fee will be paid to a Soliciting Dealer in respect of the applicable Osisko Shares.

Depositary

CST is acting as Depositary under the Offer. As Depositary, CST will receive deposits of certificates representing the Osisko Shares and accompanying Letters of Transmittal at its office in Toronto, Ontario as specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario as specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Osisko Shares purchased by the Offeror under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities Laws, and expenses of the Offer.

Information Agent

As Information Agent, D.F. King will provide information to Osisko Shareholders, and will receive reasonable and customary compensation from the Offeror for its services in this respect in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Osisko Shares pursuant to the Offer, provided that the Offeror may make other arrangements with soliciting dealers and/or information agents outside of Canada. No fee or commission will be payable by Osisko Shareholders who transmit their Osisko Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer.

Osisko Shareholders should contact the Dealer Managers, the Depositary, the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing the Osisko Shares with the Depositary.

25.	Experts

Legal

Certain legal matters will be passed upon by Cassels Brock & Blackwell LLP, the Offeror’s Canadian counsel, on matters of Ontario Law and the federal Laws of Canada applicable in Ontario. Certain legal matters in connection with the Offer relating to Canadian tax Laws will be passed upon by Thorsteinssons LLP, the Offeror’s Canadian tax counsel. Certain legal matters in connection with the Offer relating to United States Law will be passed upon by Neal, Gerber & Eisenberg LLP, the Offeror’s United States counsel. As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, the partners and associates of Thorsteinssons LLP, as a group, and the partners and associates of Neal, Gerber & Eisenberg LLP, as a group, beneficially own, directly or indirectly, in the aggregate, less than 1% of the issued and outstanding securities of Osisko or the Offeror.

Qualified Persons

All scientific and technical information with respect to Goldcorp contained in this Offer and Circular, including all documents incorporated by reference herein, has been reviewed and approved by Maryse Belanger, P.Geo., Senior Vice President, Technical Services, who is a qualified person as such term is defined under NI 43-101.

Auditors

Deloitte LLP are the independent registered chartered accountants of the Offeror and are independent within the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and the rules and standards of the Public Company Accounting Oversight Board and the securities laws and regulations administered by the SEC. Deloitte LLP has audited the consolidated balance sheets of the Offeror as at December 31, 2012 and 2011 and the consolidated statements of earnings, cash flows, shareholders’ equity and comprehensive income for each of the two years in the period ended December 31, 2012, which are incorporated by reference herein.

26.	Stock Exchange Listing Applications

The Offeror has applied to list the Goldcorp Shares to be issued in connection with the Offer on the TSX and has applied to list the Goldcorp Shares offered hereunder on the NYSE.

27.	Offeree Shareholders’ Statutory Rights

Securities legislation in the provinces and territories of Canada provides Osisko Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to Osisko Shareholders. However, such rights must be exercised within prescribed time limits. Osisko Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

28.	Notification Filed with the SEC

The Offeror has furnished this Offer and Circular with the SEC on Form CB. The Goldcorp Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder. No Goldcorp Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Goldcorp Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the US Securities Act and the securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements. This Offer and Circular does not contain all of the information contained in the Form CB. Reference is made to the documents and exhibits incorporated by reference in the Form CB for further information. The Form CB containing this Offer and Circular furnished to the SEC concerning the Offer, including exhibits, is available to the public free of charge at the SEC’s website at www.sec.gov.

29.	Directors’ Approval

The contents of this Offer and Circular have been approved, and the sending thereof to the security holders of Osisko has been authorized, by the Goldcorp Board of Directors.

30.	US Exchange Act Requirements

The Offeror is subject to the information requirements of the US Exchange Act and, in accordance with the US Exchange Act, files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, some reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. In addition, the Offeror is exempt from the rules under the US Exchange Act prescribing the furnishing and content of proxy statements, and their respective officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the US Exchange Act. Osisko does not have any securities registered under Section 12 of the US Exchange Act and is not subject to the reporting requirements under Sections 13, 14 or 15 of the US Exchange Act or the reporting or short-swing profit recovery provisions contained in Section 16 of the US Exchange Act. The Offeror’s US Exchange Act reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operations and location of the public reference facilities of the SEC. Copies of the material the Offeror files with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Offeror files or furnishes electronically.

CONSENTS OF COUNSEL

To:         The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Experts — Legal” in the offer and circular dated January 14, 2014, made by Goldcorp Inc. to the holders of common shares of Osisko Mining Corporation.

Toronto, Ontario	(Signed) CASSELS BROCK & BLACKWELL LLP
January 14, 2014

To:         The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Canadian Federal Income Tax Considerations” and “Experts — Legal” in the offer and circular dated January 14, 2014, made by Goldcorp Inc. to the holders of common shares of Osisko Mining Corporation.

Toronto, Ontario	(Signed) THORSTEINSSONS LLP
January 14, 2014

To:         The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Experts — Legal” in the offer and circular dated January 14, 2014, made by Goldcorp Inc. to the holders of common shares of Osisko Mining Corporation.

Chicago, Illinois	(Signed) NEAL, GERBER & EISENBERG LLP
January 14, 2014

CERTIFICATE OF GOLDCORP INC.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: January 14, 2014

(Signed) CHARLES A. JEANNES	(Signed) LINDSAY A. HALL
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

On behalf of the Board of Directors

(Signed) BEVERLEY A. BRISCOE	(Signed) DOUGLAS M. HOLTBY
Director	Director

APPENDIX “A”

GOLDCORP UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial information for Goldcorp Inc. as at and for the nine months ended September 30, 2013 and for the year ended December 31, 2012

Pro-forma financial information

This Appendix A contains the following pro-forma condensed consolidated financial information of the Combined Company consisting of an unaudited pro-forma condensed consolidated balance sheet and unaudited pro-forma condensed consolidated statements of earnings.

1.	Basis of presentation

The unaudited pro-forma condensed consolidated balance sheet of Goldcorp as at September 30, 2013 and unaudited pro-forma condensed consolidated statements of earnings for the nine months ended September 30, 2013 and year ended December 31, 2012 (the “Pro-forma Financial Statements”) have been prepared by management of Goldcorp for illustrative purposes only. The unaudited pro-forma condensed consolidated balance sheet as at September 30, 2013 shows the effect of the Offer (as defined and described in Note 3), whereby each Osisko Share would be exchanged for C$2.26 (US$2.20) in cash and 0.146 of a Goldcorp common share (“Goldcorp Share”) as if the Offer had occurred on September 30, 2013. The unaudited pro-forma condensed consolidated statements of earnings show the effect of the Offer as if it had occurred on January 1, 2012. On December 28, 2012, Osisko acquired all of the outstanding common shares of Queenston Mining Inc. (“Queenston”). Osisko’s financial statements reflect the results of Queenston from December 28, 2012.

The Pro-forma Financial Statements are condensed insofar as they do not include a complete set of financial statements and all the disclosures required by International Financial Reporting Standards (“IFRS”) for annual financial statements prepared by reporting issuers in Canada.

The Pro-forma Financial Statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the Offer will differ from the pro-forma information presented below. Pro-forma adjustments have been made to account for significant accounting policy differences identified as of the date of this Offer and Circular. The review undertaken by the Offeror was to identify significant accounting policy differences where the impact was potentially material and could be reasonably estimated. Further accounting policy differences may be identified after the consummation of the proposed transaction. Any potential synergies that may be realized after consummation of the proposed transaction have been excluded from the Pro-forma Financial Statements.

These Pro-forma Financial Statements should be read in conjunction with the historical audited consolidated financial statements and notes thereto of Osisko and Goldcorp as at and for the year ended December 31, 2012, and the unaudited consolidated interim financial statements of Osisko and Goldcorp as at and for the nine months ended September 30, 2013. In preparing these Pro-forma Financial Statements:

(a)	certain assets, liabilities, income and expenses of Osisko were reclassified to conform to the consolidated financial statement presentation of Goldcorp,

(b)

the Osisko consolidated balance sheet as at September 30, 2013 was translated from Canadian dollars into US dollars using a September 30, 2013 exchange rate of 1.0285 Canadian dollar to the US dollar, and

(c)

the Osisko consolidated statements of earnings for the nine months ended September 30, 2013 and the year ended December 31, 2012 were translated using the average exchange rates for the periods of 1.0235 Canadian dollar and 0.9996 Canadian dollar, respectively, to the US dollar.

The assumptions and related pro-forma adjustments described herein have been based primarily on publicly available information. Non-public information concerning Osisko was not available to Goldcorp for the purpose of preparing these Pro-forma Financial Statements. Osisko has not been involved in the preparation of the Offer and Circular and has not verified the information contained in these Pro-forma Financial Statements relating to Osisko. As a result, Goldcorp has made adjustments and assumptions in preparing the Pro-forma Financial Statements presented in Notes 4 and 5 which have necessarily involved estimates with respect to Osisko’s financial information. Additional information may exist that could materially affect the assumptions and related pro-forma adjustments.

Goldcorp

Pro-forma condensed consolidated balance sheet

(Unaudited)

As at September 30, 2013	Osisko C$ millions	Osisko US$ millions	Goldcorp US$ millions	Pro-forma Adjustments US$ millions	Notes Ref	Pro-forma consolidated US$ millions
Assets
Cash and cash equivalents	$122	$118	$972	$(37)	5(b), (g), (h)	$1,053
Marketable securities	-	-	17	-		17
Accounts receivable	25	24	400	-		424
Inventories and stockpiled ore	73	71	863	-		934
Notes receivable	-	-	5	-		5
Income taxes receivable	-	-	202	-		202
Other	25	25	208	-		233

Current assets	245	238	2,667	(37)		2,868
Mining interests	1,885	1,833	25,343	881	3 & 5(f)	28,057
Goodwill	-	-	1,454	340	3 & 5(f)	1,794
Investments in securities	8	8	108	-		116
Notes receivable	-	-	28	-		28
Deposits on mining interest expenditures	-	-	93	-		93
Other	50	48	240	-		288

	$2,188	$2,127	$29,933	$1,184		$33,244

Liabilities
Accounts payable and accrued liabilities	$76	$73	$835	$-		$908
Income taxes payable	-	-	24	-		24
Current portion of long-term debt	94	91	819	-		910
Derivative liabilities	-	-	80	-		80
Other	4	4	221	-		225

Current liabilities	174	168	1,979	-		2,147
Deferred income taxes	55	54	4,874	340	3 & 5(f)	5,268
Long term debt	235	228	1,481	969	5(f) & (h)	2,678
Derivative liabilities	-	-	4	-		4
Provisions	14	14	477	-		491
Income and mining taxes payable	-	-	56	-		56
Other	3	3	103	-		106

	$481	$467	$8,974	$1,309		$10,750

Equity
Goldcorp Shares, warrants, Goldcorp Options, Goldcorp RSUs and equity portion of convertible debt	2,154	2,094	17,174	(522)	5(a) & (e)	18,746
Investment revaluation reserve (deficit)	(2)	(2)	13	2	5(e)	13
Retained earnings (deficit)	(445)	(432)	3,559	395	5(e), & (g)	3,522

Shareholders’ equity	1,707	1,660	20,746	(125)		22,281
Non-controlling interests	-	-	213	-		213

	1,707	1,660	20,959	(125)		22,494

	$2,188	$2,127	$29,933	$1,184		$33,244

Goldcorp

Pro-forma condensed interim consolidated statements of earnings

(Unaudited)

Nine months ended September 30, 2013	Osisko C$ millions	Osisko US$ millions	Goldcorp US$ millions	Pro-forma Adjustments US$ millions	Notes Ref	Pro-forma consolidated US$ millions
Revenues	$490	$479	$2,833	$-		$3,312

Production costs	(271)	(264)	(1,580)	-		(1,844)
Depreciation and depletion	(82)	(81)	(478)	-		(559)

	(353)	(345)	(2,058)	-		(2,403)

Earnings from mine operations	137	134	775	-		909
Exploration and evaluation costs	(27)	(27)	(34)	-		(61)
Share of net losses of associates	(1)	(1)	(101)	-		(102)
Impairment of mining interests and goodwill	(531)	(519)	(2,558)	-		(3,077)
Corporate administration	(22)	(22)	(189)	-		(211)

Loss from operations and associates	(444)	(435)	(2,107)	-		(2,542)
Losses on securities, net	(6)	(6)	(15)	-		(21)
Gains on derivatives, net	-	-	79	-		79
Finance costs	(25)	(24)	(40)	(11)	5(h)	(75)
Other expenses	(3)	(2)	-	-		(2)

Loss before taxes	(478)	(467)	(2,083)	(11)		(2,561)
Income tax recovery	12	12	463	4	5(h)	479

Net loss attributable to shareholders of Goldcorp Inc.	$(466)	$(455)	$(1,620)	$(7)		$(2,082)

Net loss per share (Note 6)

Basic	$(1.07)	$(1.04)	$(2.00)			$(2.38)

Diluted	$(1.07)	$(1.04)	$(2.01)			$(2.39)

Weighted average number of shares outstanding (000’s) (Note 6)

Basic	436,797	436,797	811,967			875,881

Diluted	436,797	436,797	830,202			894,116

Goldcorp

Pro-forma condensed consolidated statements of earnings

(Unaudited)

Year ended December 31, 2012	Osisko C$ millions (Adjusted & Unaudited, Note 4(b))	Osisko US$ millions (Adjusted & Unaudited, Note 4(b))	Goldcorp US$ millions (Adjusted & Unaudited, Note 4(a))	Queenston Acquisition Pro-forma Adjustments US$ millions (Note 5(d))	Pro-forma Adjustments US$ millions	Notes Ref	Pro-forma consolidated US$ millions
Revenues	$665	$666	$4,820	$-	$-		$5,486

Operating expenses	(342)	(342)	(2,036)	-	-		(2,378)
Depreciation and depletion	(65)	(65)	(602)	-	-		(667)

	(407)	(407)	(2,638)	-	-		(3,045)

Earnings from mine operations	258	259	2,182	-	-		2,441
Exploration and evaluation costs	(11)	(12)	(55)	-	-		(67)
Share of net (losses) earnings of associates	(1)	(1)	210	-	-		209
Corporate administration	(29)	(29)	(245)	-	-		(274)

Earnings from operations and associates	217	217	2,092	-	-		2,309
Losses on securities, net	(19)	(19)	(67)	-	-		(86)
Gains on derivatives, net	-	-	155	-	-		155
Gains on dispositions of mining interests, net	-	-	12	-	-		12
Finance costs	(31)	(31)	(27)	-	(17)	5(h)	(75)
Other income	2	2	16	5	-		23

Earnings before taxes	169	169	2,181	5	(17)		2,338
Income tax (expense) recovery	(79)	(79)	(432)	-	6	5(h)	(505)

Net earnings attributable to shareholders of Goldcorp Inc.	$90	$90	$1,749	$5	$(11)		$1,833

Net earnings per share (Note 6)

Basic	$0.23	$0.23	$2.16				$2.10

Diluted	$0.23	$0.23	$1.95				$1.91

Weighted average number of shares outstanding (000’s) (Note 6)

Basic	388,577	388,577	810,409				874,323

Diluted	390,874	390,874	830,960				894,874

2.	Significant accounting policies

The accounting policies used in the preparation of these Pro-forma Financial Statements are consistent with those set out in Goldcorp’s unaudited interim condensed consolidated financial statements for the nine months ended

September 30, 2013 and the audited consolidated financial statements for the year ended December 31, 2012 prepared under IFRS.

In preparing these Pro-forma Financial Statements, a review was undertaken to identify differences between Goldcorp and Osisko’s accounting policies based on information available at this time and no significant differences were noted. Upon closing of the Offer, Goldcorp will review, in detail, Osisko’s accounting policies. As a result of this review, Goldcorp may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial results.

3.	Offer

On January 14, 2014, Goldcorp made an Offer to Purchase (the “Offer”) whereby Goldcorp will acquire all of the issued and outstanding Osisko common shares (“Osisko Shares”) including any Osisko Shares which may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Osisko that are exercisable for, convertible into or exchangeable for common shares of Osisko (“Convertible Securities”), together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan of Osisko. Under the Offer, each holder of Osisko Shares is to receive C$2.26 (US$2.20) in cash and 0.146 of a Goldcorp Share.

The offer is subject to 66 2/3% of Osisko Shares outstanding and the corresponding SRP Rights, calculated on a fully-diluted basis, being validly deposited pursuant to the Offer.

The Offer will be accounted for as a business combination, with Goldcorp as the acquirer. The estimated total purchase price for the Offer is US$2.5 billion (C$2.6 billion). The estimated value of Goldcorp Shares used to calculate the estimated total purchase price is based on the TSX price of Goldcorp Shares on January 10, 2014 of C$25.29 per Goldcorp Share. The actual valuation date of the Goldcorp Shares for the purposes of calculating the actual total purchase consideration will be the date of the closing of the Offer (i.e., the Implementation Date).

The estimated total purchase price for the Offer reflected in these Pro-forma Financial Statements does not purport to represent the actual consideration to be transferred upon closing of the Offer. In accordance with IFRS 3, the fair value of Goldcorp Shares to be issued as part of the consideration transferred will be measured on the closing date of the acquisition at the then-current market price. This requirement will likely result in a purchase price different from the $2.5 billion (C$2.6 billion) assumed in these Pro-forma Financial Statements and that difference may be material.

A preliminary allocation of the excess of the estimated total purchase price over the adjusted book values of Osisko’s identifiable assets and liabilities after reflecting the pro-forma adjustments identified to date as described in Note 5 are presented below. The preliminary purchase price allocation is based upon Goldcorp’s best estimates of the fair value of assets acquired and liabilities assumed. Goldcorp will continue to review information and perform further analysis, including an independent valuation, prior to finalizing the allocation of the purchase price. The fair value amounts recorded once the valuation process is complete are likely to differ from those recorded and presented in the Pro-forma Financial Statements and the differences may be material. The estimated total purchase price and the preliminary allocation of the purchase price have been translated from Canadian dollars into US dollars at the September 30, 2013 exchange rate of 1.0285 Canadian dollars to the US dollar. The actual total purchase price in US dollars will be calculated using the exchange rate prevailing at the date of the closing of the Offer.

Estimated total purchase price	US$ millions	C$ millions
Cash	$962	$989
63,913,544 Goldcorp Shares issued	1,572	1,616

	$2,534	$2,605

Net assets acquired

Cash and cash equivalents	118	121
Other current assets	120	123
Mining interests	2,714	2,791
Goodwill	340	350
Other non-current assets	56	58
Accounts payable and accrued liabilities	(73)	(76)
Long-term debt & convertible debt	(326)	(336)
Reclamation and closure costs obligations	(14)	(15)
Other non-current liabilities	(7)	(6)
Deferred income taxes	(394)	(405)

	$2,534	$2,605

The estimated total transaction costs for the Offer is US$37 million (C$38 million) (Note 5(g)). This amount is expected to be expensed as incurred.

4.	International financial reporting standards adjustments

The International Accounting Standards Board continues to amend and add to current IFRS standards with several projects underway. The Combined Company adopted new and revised accounting standards during 2013 with resulting in adjustments to the 2012 comparative figures. The new standards adopted and reflected in these Pro-forma Financial Statements are based on IFRS standards effective as of the date of this Offer as follows:

(a)	Adjustment for investment in Alumbrera

Effective from January 1, 2013, IFRS 10 – Consolidated Financial Statements (“IFRS 10”) supersedes SIC 12 – Consolidation – Special Purpose Entities and the requirements relating to consolidated financial statements in IAS 27 – Consolidated and Separate Financial Statements. Concurrent with the issuance of IFRS 10, the IASB issued IFRS 11 – Joint Arrangements (“IFRS 11”) and IFRS 12 – Disclosure of Interests in Other Entities

(“IFRS 12”) and reissued IAS 27 – Separate Financial Statements and IAS 28 – Investments in Associates and Joint Ventures.

Consolidation

IFRS 10 establishes control as the basis for an investor to consolidate its investees and defines control as an investor’s power over an investee with exposure, or rights, to variable returns from the investee and the ability to affect the investor’s returns through its power over the investee.

Joint arrangements

IFRS 11 supersedes IAS 31 – Interests in Joint Ventures and SIC 13 – Jointly Controlled Entities – Non-Monetary Contributions by Venturers. Under IFRS 11, joint arrangements are classified as joint operations or joint ventures based on the rights and obligations of the parties to the joint arrangements. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement (“joint operators”) have rights to the assets, and obligations for the liabilities, relating to the arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement (“joint venturers”) have rights to the net assets of the arrangement. IFRS 11 requires that a joint operator recognize its portion of assets, liabilities, revenues and expenses of a joint arrangement, while a joint venture recognizes its investment in a joint arrangement using the equity method.

Disclosure of interests in other entities

IFRS 12 combines and enhances the disclosure requirements for Goldcorp’s subsidiaries, joint arrangements, associates and unconsolidated structured entities. The requirements of IFRS 12 include enhanced reporting of the nature of risks associated with Goldcorp’s interests in other entities, and the effects of those interests on Goldcorp’s consolidated financial statements.

As a result of the application of these standards, Goldcorp’s 37.5% interest in Alumbrera, which was previously proportionately consolidated in Goldcorp’s consolidated financial statements, has been classified as an investment in associate and is accounted for using the equity method, with Goldcorp’s share of net earnings (losses) and net assets separately disclosed in the unaudited condensed interim consolidated statements of earnings (loss) and consolidated balance sheets, respectively. Revenues were reduced by $615 million, Production costs were reduced by $301 million, Depreciation and depletion were reduced by $73 million, Share of net earnings of associates was increased by $163 million, and Income tax expense was reduced by $71 million.

Goldcorp has accounted for this change in consolidation retrospectively using the transitional requirements of IFRS 10 and the Goldcorp has adjusted the 2012 comparative periods accordingly.

Goldcorp Consolidated Statements of Earnings Year ended December 31, 2012 (Unaudited)	Goldcorp US$ millions	Goldcorp US$ millions Alumbrera Adjustment	Goldcorp US$ millions (Adjusted)
Revenues	$5,435	$(615)	$4,820

Operating expenses	(2,337)	301	(2,036)
Depreciation and depletion	(675)	73	(602)

	(3,012)	374	(2,638)

Earnings from mine operations	2,423	(241)	2,182
Exploration and evaluation costs	(55)	-	(55)
Share of net earnings of associates	47	163	210
Corporate administration	(245)	-	(245)

Earnings from operations and associates	2,170	(78)	2,092
Losses on securities, net	(67)	-	(67)
Gains on derivatives, net	155	-	155
Gains on dispositions of mining interests, net	12	-	12
Finance costs	(30)	3	(27)
Other income	12	4	16

Earnings before taxes	2,252	(71)	2,181
Income tax (expense) recovery	(503)	71	(432)

Net earnings attributable to shareholders of Goldcorp	$1,749	$-	$1,749

Net earnings per share

Basic	$2.16	$-	$2.16
Diluted	$1.95	$-	$1.95

Weighted average number of shares outstanding (000’s)

Basic	810,409	810,409	810,409
Diluted	830,960	830,960	830,960

(b)	Stripping costs in the production phase of a surface mine

IFRIC 20 – Stripping Costs in the Production Phase of a Surface Mine (“IFRIC 20”) clarifies the requirements for accounting for the costs of stripping activity in the production phase when two benefits accrue: (i) usable ore that can be used to produce inventory; and (ii) improved access to further quantities of material that will be mined in future periods. Goldcorp has applied IFRIC 20 on a prospective basis in compliance with the transitional requirements of IFRIC 20.

Osisko adopted IFRIC 20 effective January 1, 2013. Upon adoption of IFRIC 20, Osisko assessed the stripping asset on the balance sheet as at January 1, 2012 and determined that there are identifiable components of the ore body with which this stripping asset can be associated, and therefore no balance sheet adjustment was recorded at that date. The adoption of IFRIC 20 resulted in an increase to mining interests of $19 million, a reduction in Production costs of $21 million, an increase in Depreciation and depletion of $2 million and an increase in Income tax expense of $7 million in 2012.

Osisko Consolidated Statements of Earnings Year ended December 31, 2012 (unaudited)	Osisko C$ millions	Osisko C$ millions IFRIC 20 Adjustments	Osisko C$ millions (Adjusted)
Revenues	$665	$-	$665

Operating expenses	(363)	21	(342)
Depreciation and depletion	(63)	(2)	(65)

	(426)	19	(407)

Earnings from mine operations	239	19	258
Exploration and evaluation costs	(11)	-	(11)
Share of net losses of associates	(1)	-	(1)
Corporate administration	(29)	-	(29)

Earnings from operations and associates	198	19	217
Losses on securities, net	(19)	-	(19)
Finance costs	(31)	-	(31)
Other income	2	-	2

Earnings before taxes	150	19	169
Income tax expense	(72)	(7)	(79)

Net earnings attributable to shareholders of Osisko	$78	$12	$90

Net earnings per share

Basic	$0.20	$0.03	$0.23
Diluted	$0.20	$0.03	$0.23

Weighted average number of shares outstanding (000’s)

Basic	388,577	388,577	388,577
Diluted	390,874	390,874	390,874

5.	Pro-forma assumptions and adjustments

Pro-forma assumptions and adjustments to condensed consolidated balance sheet, statement of earnings and interim statements of earnings

The unaudited pro-forma condensed consolidated balance sheet reflects the following pro-forma assumptions and adjustments as if the Offer occurred on September 30, 2013:

(a)

The issuance of 63,913,544 Goldcorp Shares as partial consideration for the Offer for an estimated total fair value of US$1,572 million (C$1,616 million). This does not include any options, warrants or other convertible securities of Osisko that may be exercised prior to the expiry of the Offer.

(b)	The recording of Goldcorp’s cash consideration for the Offer in the amount of US$962 million (C$989 million).

(c)	None of the following outstanding debt instruments of Osisko are repaid or converted. Details and specific terms of each debt instrument are as follows:

i.

Under the terms of the Amended and Restated Loan Agreement relating to the CPPIB Credit Facility with a principal value of C$150 million, upon a Change of Control CPPIB may require Osisko to repay 101% of the principal amount of the loan outstanding, or a portion thereof, together with accrued and unpaid interest thereon. A Change of Control includes the occurrence of any transaction or event as a result of which any person purchases or acquires voting shares of Osisko which carry more than 50% of the votes for the election of Osisko’s directors. Additionally, an Event of Default will occur if Osisko ceases (i) to be a reporting issuer in any Province of Canada where it is a reporting issuer on the date of the Amended and Restated Loan Agreement, (ii) to be in compliance with securities law, or (iii) to be listed on or to be in compliance with the listing requirements of the TSX. The Amended and Restated Loan Agreement provides that the amounts outstanding thereunder may be repaid for an amount equal to 103% of the principal amount before October 30, 2014 and 100% of the principal amount therafter. The Offeror intends to repay the amounts outstanding under the Amended and Restated Loan Agreement as soon as practicable following the completion of the Offer. No adjustment has been included in these Pro-forma Financial Statements to reflect any potential repayment of this debt instrument.

ii.

Under the Convertible Debt agreements with Investissement Québec (“IQ”) and Caisse de depot et placement du Québec (“CDPQ”) with an aggregate principal amount of C$75 million, upon a Change of Control, debtholders have the option of requiring conversion into Osisko shares (at a conversion rate of the lesser of (i) C$6.25 per share as announced on December 16, 2013 by Osisko and (ii) the fair market value of the consideration per Osisko share offered pursuant to the Change of Control transaction (as determined by Osisko’s Board of Directors with the approval of IQ)) or full repayment of the outstanding principal and unpaid interest. In the event that the Convertible Debt is not converted Osisko is required to redeem the debentures at holders request at a rate of 101% of the capital amount. No adjustment has been included in these Pro-forma Financial Statements to reflect any potential repayment or conversion of this debt instrument.

iii.

Under the loan agreement with Fonds de solidarité (“FTQ Loan”) with an outstanding principal balance of C$8 million, a Change of Control includes a Take-over Bid and a Change of Control would constitute an Event of Default. Upon a Change of Control, the FTQ Loan is payable without notice, and FTQ may require the conversion of the loan at a conversion rate of the lesser of (i) C$5.97 and (ii) the five day market price of the Osisko Shares on the conversion date. No adjustment has been included in these Pro-forma Financial Statements to reflect any potential repayment or conversion of this debt instrument.

(d)

The effect of Osisko’s acquisition of Queenston. On December 28, 2012, Osisko acquired all of the outstanding common shares of Queenston. Osisko’s audited financial position reflects the results of Queenston from December 28, 2012. The unaudited pro forma consolidated statements of earnings for the year ended December 31, 2012 reflects an adjustment for a reversal of the C$5 million loss Osisko recorded on the initial investment in Queenston. Prior to the Queenston acquisition, Osisko had an initial investment of 7,785,674 shares in Queenston for C$42 million which was designated as available-for-sale marketable securities. On the date of acquisition of Queenston, the fair value of the initial investment of C$37 million was included as part of the consideration paid for the acquisition resulting in a loss of C$5 million recorded in the audited consolidated statement of net earnings of Osisko for the year ended December 31, 2012.

(e)

The elimination of shareholders’ equity accounts of Osisko. The Offeror has assumed that the outstanding Osisko warrants will not be exercised as they are out-of-the money as at September 30, 2013 and on the date of the Offer. The Offeror determined that the fair value of the Osisko warrants is negligible and no adjustment has been included in these Pro-Forma Financial Statements.

(US$ millions)	Osisko equity removal	Goldcorp equity & consolidation adjustments (notes 5(a) & (g))	Net pro-forma adjustment
Share capital	$(1,997)	$1,572	$(425)
Warrants	(19)	-	(19)
Contributed Surplus	(70)	-	(70)
Equity component of convertible debentures	(8)	-	(8)

Total	$(2,094)	$1,572	$(522)

Investment revaluation deficit	$2	$-	$2

Retained earnings (deficit)	$432	$(37)	$395

(f)

The purchase price in connection with the Offer was allocated to the assets and liabilities of Osisko as described in Note 3 including: US$340 million (C$350 million) to deferred income taxes to recognize the estimated future tax consequences attributable to differences between the fair value of Osisko’s mining interests (which are primarily located in Canada) and their estimated tax bases (note 3).

(g)

The recording of the Offeror’s estimated total transaction costs of US$37 million (C$38 million) which are assumed to be expensed on the closing of the Offer. No change of control payments to Osisko management have been assumed as the Offeror intends to conduct a detailed review of Osisko’s management and personnel structure. The Offeror estimates change of control obligations to named executives would be approximately $14 million (C$15 million) based on Osisko’s 2013 Management Information Circular. The payments are primarily for cash severance (base salaries and annual incentive payments) and unvested equity acceleration (mainly restricted share units) if the named executives cease to be employed by Osisko (including voluntary resignation by the named executives) within six months of a change in control.

(h)	The recording of US$962 million (C$989 million) assumed to have been drawn on Goldcorp’s revolving credit facility to fund a portion of the cash consideration of the Offer.

6.	Pro-forma net earnings per share

The pro-forma basic and diluted net (loss) earnings per share were calculated based on the following:

(US$ millions)	Nine months ended September 30, 2013	Year ended December 31, 2012
Pro-forma basic net (loss) earnings attributable to shareholders of Goldcorp	$(2,082)	$1,833

Effect of dilutive securities:

Goldcorp Convertible Notes	(51)	(127)

Pro-forma diluted net (loss) earnings attributable to shareholders of Goldcorp	$(2,133)	$1,706

(thousands of shares)	Nine months ended September 30, 2013	Year ended December 31, 2012
Basic

Weighted average number of Goldcorp Shares for the period	811,967	810,409
Adjustment to reflect Goldcorp Shares issued in connection with the Offer assumed issued at the beginning of the period presented	63,914	63,914

Pro-forma weighted average number of Goldcorp Shares - basic	875,881	874,323

Diluted

Pro-forma weighted average number of Goldcorp Shares - basic

Effect of dilutive securities:
Goldcorp Options, Goldcorp RSUs and Goldcorp Convertible Notes	18,235	20,551

Pro-forma weighted average number of Goldcorp Shares - diluted	894,116	894,874

The Dealer Managers for the Offer are:

In Canada:	In the United States:	In Canada:	In the United States:

GMP Securities L.P. 145 King Street West, Suite 300 Toronto, Ontario M5H 1J8	Griffiths McBurney Corp. 145 King Street West, Suite 300 Toronto, Ontario M5H 1J8	Scotia Capital Inc. 18th Floor 650 West Georgia St. Vancouver, British Columbia V6B 4N9	Scotia Capital (USA) Inc. One Liberty Plaza 25th Floor 165 Broadway New York, New York 10006

Telephone: 416-943-6130 Facsimile: 416-943-6134	Telephone: 416-943-6643 Facsimile: 416-943-6164	Telephone: 604-601-1579 Facsimile: 604-661-7496	Telephone: 212-225-6853 Facsimile: 212-225-6852

The Depositary for the Offer is:

CST Trust Company

By Mail CST Trust Company Attention: Corporate Actions PO Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Registered Mail, Hand or by Courier CST Trust Company Attention: Corporate Actions 320 Bay Street, B1 Level Toronto, Ontario M5H 4A6

North American Toll Free Phone:

1-800-387-0825

Outside North America, Banks and Brokers Call Collect:

+1-416-682-3860

E-mail: inquiries@canstockta.com

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokerage Firms Please Call Collect: 212-269-5550

All Others Call Toll-Free: 1-800-290-6431

Email: information@dfking.com

Any questions or requests for assistance or additional copies of the Offer and Circular may be directed by holders of Osisko Shares to the Depositary, the Information Agent or the Dealer Managers at their respective telephone numbers and locations set out above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.